As filed with the Securities and Exchange Commission on April 28, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Standard Aero Holdings, Inc.	Delaware	3724	98-0432892
Standard Aero (US), Inc.	Delaware	3724	41-1918930
Standard Aero (US) Legal, Inc.	Delaware	3724	41-1961734
Standard Aero, Inc.	Delaware	3724	74-2476718
Standard Aero Materials, Inc.	Delaware	3724	41-1992996
Standard Aero (San Antonio) Inc.	Delaware	3724	41-1915118
Standard Aero (Alliance) Inc.	Delaware	3724	41-1882348
Standard Aero Canada, Inc.	Delaware	3724	98-0432899
Standard Aero Redesign Services Inc.	Delaware	3724	27-0109835
3091781 Nova Scotia Company	Nova Scotia	3724	n/a
3091782 Nova Scotia Company	Nova Scotia	3724	26-0100136
3091783 Nova Scotia Company	Nova Scotia	3724	n/a
Standard Aero Limited	Canada	3724	98-0386799
Not FM Canada Inc.	Canada	3724	n/a
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500-1780 Wellington Avenue Winnipeg, Manitoba, Canada (204) 987-8860	Bradley Bertouille Chief Financial Officer 500-1780 Wellington Avenue Winnipeg, Manitoba, Canada (204) 987-8860
(Address, including zip code, and telephone number, including area code, of each of the co-registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Ian Blumenstein
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, N.Y. 10022
(212) 906-1200
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Note(1)	Offering Price	Fee

8 1/4% Senior Subordinated Notes Due 2014(2)	$200,000,000	100.0%	$200,000,000	$23,540.00

Guarantees of the 8 1/4% Senior Subordinated Notes due 2014(3)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act.

(2)	The 8 1/4% Senior Subordinated Notes due 2014 will be the obligations of Standard Aero Holdings, Inc.

(3)	Each of Standard Aero (US), Inc.; Standard Aero (US) Legal, Inc; Standard Aero, Inc.; Standard Aero Materials, Inc.; Standard Aero (San Antonio) Inc.; Standard Aero (Alliance) Inc.; Standard Aero Canada, Inc.; 3091781 Nova Scotia Company; 3091782 Nova Scotia Company; 3091783 Nova Scotia Company; Standard Aero Limited; Not FM Canada Inc. and Standard Aero Redesign Services Inc. will guarantee on an unconditional basis the obligations of Standard Aero Holdings, Inc. under the 8 1/4% Senior Subordinated Notes due 2014. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2005
PROSPECTUS
Standard Aero Holdings, Inc.
Offer to Exchange
$200,000,000 principal amount of its 8 1/4% Senior Subordinated
Notes due 2014, which have been registered under the
Securities Act, for any and all of its outstanding 8 1/4% Senior
Subordinated Notes due 2014

        We are offering to exchange all of our outstanding 8 1/4% senior subordinated notes due 2014, which we refer to as the old notes, for new 8 1/4% senior subordinated notes due 2014, in an exchange transaction that is being registered hereby. We refer to these new notes as the exchange notes, and together with the old notes, the notes. The terms of the exchange notes are identical to the terms of the old notes except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933 and, therefore, the exchange notes are freely transferable. We will pay interest on the notes on March 1 and September 1 of each year. The first interest payment was made on March 1, 2005. The notes will mature on September 1, 2014.
      Before September 1, 2009, we may redeem some or all of the notes, subject to payment of a make-whole premium. On or after September 1, 2009, we may redeem some or all of the notes at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.” In addition, at any time prior to September 1, 2007, we may also redeem up to 35% of the original principal amount of the notes using the proceeds of certain equity offerings at 108.25% of the principal amount of notes redeemed, plus accrued and unpaid interest and any additional interest as described in “Description of the Exchange Notes — Optional Redemption.” If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2005, unless extended.

•	All old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for exchange notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.
      Broker-dealers receiving exchange notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

       Investing in the notes involves risks. See “Risk Factors” beginning on page 13.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2005.

      Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Page

Prospectus Summary	1
Risk Factors	13
Forward-Looking Statements	29
The Exchange Offer	30
Use of Proceeds	37
Capitalization	38
Selected Historical Financial Data	39
Unaudited Pro Forma Condensed Combined Financial Information	41
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	44
Business	59
Management	70
Security Ownership Of Certain Beneficial Owners And Management, Principal And Selling Stockholders	76
Certain Relationships And Related Party Transactions	78
The Acquisition	79
Description Of Senior Credit Facilities	80
Description Of The Exchange Notes	82
Book-Entry; Delivery and Form	123
Certain United States Federal Tax Consequences	125
Plan Of Distribution	126
Validity Of Securities	127
Experts	127
Where You Can Find More Information	127
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PROSPECTUS SUMMARY
      This summary highlights important information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. Please review this prospectus in its entirety, including the information set forth under the heading “Risk Factors,” the financial statements and related notes and other financial data included herein, before making an investment decision. Unless otherwise noted, the terms “we,” “us,” “our” and “our company” refer to Standard Aero Holdings, Inc. and its subsidiaries.
      On August 24, 2004, we acquired the maintenance, repair and overhaul, or MRO, business of Dunlop Standard Aerospace Group Limited (which we refer to as Dunlop Standard or Predecessor). We refer to that transaction as the “Acquisition.” For more information relating to the Acquisition, see “The Acquisition.” We are a wholly owned subsidiary of Standard Aero Acquisition Holdings, Inc., which like us, is a corporation formed at the direction of The Carlyle Group.
      Prior to the Acquisition, the MRO business of Dunlop Standard was not operated as a stand-alone business, but as part of Dunlop Standard’s broader operations. Due to the Acquisition, and the resultant application of purchase accounting, Dunlop Standard’s pre-Acquisition combined financial statements and our post-Acquisition consolidated financial statements have been prepared on different bases of accounting and therefore are not necessarily comparable. In the presentation of our results of operations and the discussion of our business in this prospectus, the period from January 1, 2004 through August 24, 2004 is referred to as the 2004 Predecessor Period and the period from August 25, 2004 through December 31, 2004 is referred to as the 2004 Post-Acquisition Period. Financial results for the 2004 Predecessor Period and the 2004 Post-Acquisition Period have sometimes been combined in this Prospectus for convenience of discussion and are together referred to as “combined 2004.”
Our Company
      We are a leading independent provider of aftermarket MRO services for gas turbine engines used primarily for military, regional and business aircraft. We repair and overhaul a wide range of aircraft and industrial engines and provide our customers with comprehensive, value-added maintenance and redesign solutions. For the year ended December 31, 2004, we generated combined 2004 revenues of $793.5 million. For the 2004 Predecessor period our income from operations was $54.0 million and for the 2004 Post-Acquisition period our income from operations was $7.4 million. From January 1, 2001 through December 31, 2004, our revenues increased at a compound annual growth rate of 22.0%.
      We believe we are differentiated from our competitors and well positioned for growth as a result of our long-term customer relationships, our advanced engine maintenance expertise, our parts repair technology, our rapid service turnaround times, the substantial investments we have made in our facilities, the service authorizations that we have obtained from original equipment manufacturers, or OEMs, and the large and growing installed base of engines that we service. We generated approximately 89.8% of our combined 2004 revenues from servicing engine platforms for which we believe we had the largest or second-largest worldwide market share among all service providers. Additionally, 51.8% of our combined 2004 revenues were generated from customers under long-term contracts. Generally, manufacturer specifications, government regulations and military maintenance regimens require that aircraft engines undergo MRO servicing at regular intervals or upon the occurrence of certain events. As a result, we believe that the market for MRO services is less cyclical than other sectors of the aerospace industry related to the manufacture of new aircraft.
      Our comprehensive MRO services include scheduled and unscheduled engine MRO and accessory shop visits, on-wing and field service support, engine and accessory reliability management tools, spare engine and component support, proprietary repair processes, custom build specifications and fleet management.

      Our Aviation MRO services generated combined 2004 revenues of $758.0 million, which represented 95.5% of our combined 2004 revenues. Revenues generated by our Aviation MRO services have increased significantly over the last four years, from $416.6 million in 2001 to combined 2004 revenues of $758.0 million. Several contracts and relationships have driven this growth.
      CF34 and AE3007 authorizations. We are the only OEM authorized MRO service provider for both of the leading regional jet engines, the Rolls-Royce AE3007, used primarily on Embraer regional and business jets, and the General Electric CF34, used primarily on Bombardier regional and business jets. We believe that the AE3007 and CF34 engines represent significant growth opportunities for our company. In 2001, we obtained an authorization from General Electric to be the first authorized independent MRO service provider for the CF34 engine.
      Kelly Air Force Base contract. We service T56 and AE2100 engines for the U.S. Air Force under a contract with Kelly Aviation Center LP, a partnership between Lockheed Martin and General Electric. This contract, which we refer to as the Kelly Air Force Base contract, was awarded in 1999 and we have been granted extensions to February 2007. In October 2003, the scope of our Kelly Air Force Base contract was expanded to include parts and materials used in the MRO process.
      U.S. Navy T56 contract. In December 2003, we secured the engine MRO contract for the U.S. Navy fleet of T56-powered aircraft, establishing us as the sole depot-level provider of T56 support for the U.S. Navy. Our Navy T56 contract began generating revenues in the second quarter of 2004 and contributed approximately $30.3 million to our combined 2004 revenues. We expect this contract to be renewed annually for the next four years and to generate approximately $180.0 million in revenues over its life.
      U.S. Army T703 contract. In July 2004, we were awarded a contract with the U.S. Army for the repair and overhaul of Rolls-Royce T703 engines (a military variant of the Model 250), which power U.S. Army helicopters. This contract was awarded for a five-year term, and we expect this contract to generate approximately $40 million in total revenues during the remainder of its term.
      We believe that opportunities to provide MRO services on engines used in military aircraft and regional jets will continue to drive our growth for several reasons. In recent years, the U.S. military and other militaries around the world have increasingly outsourced engine MRO services to private enterprises. This trend has grown as the U.S. and other militaries seek the operating efficiencies of commercial MRO practices. Engine MRO services provided to U.S. military customers are generally performed at large, dedicated facilities, or depots. In its 2004 fiscal year, the U.S. Department of Defense spent approximately $24 billion on depot-level maintenance, which refers to major repairs or overhauls, of which nearly 50% was outsourced to the private sector. Moreover, the average age of U.S. military aircraft is approximately 20 years and increasing, driven by the low replacement rate and reduced new aircraft procurement spending during the 1990s. We believe the aging of the U.S. military aircraft fleet will continue to result in an increased need for MRO services.
      We also believe that the AE3007 and CF34 engines represent significant growth opportunities for us. These engines were placed on approximately 98% of new regional jets delivered in 2003. We have been a Rolls-Royce authorized service provider for the AE3007 since 1992 and we estimate that we achieved approximately 50% share of the worldwide MRO market for this engine in 2004. In 2001, we obtained a 10-year authorization from General Electric to be the first authorized independent MRO service provider for the CF34 engine. In 2002, after substantial investment, our CF34 MRO facility became operational. We anticipate that MRO service requirements for both of these engines will increase significantly over the next several years as the hours of operation across the installed base of these engines increase and as these engines, particularly the CF34, reach their first major maintenance intervals. During the fourth quarter of 2004, we signed an exclusive contract with SkyWest Airlines to service their fleet of CF34-8 engines that power their new CRJ-700 regional jets. We expect that this contract will start to generate revenues in 2007 and will generate approximately $300 million of revenues during its 16-year term.

      We expect that demand for MRO services in the regional jet market will continue to increase and that we are well positioned to benefit from this growth. The regional jet market has grown dramatically since the introduction of regional jets in 1992. Regional jets are a significant, and the fastest growing, portion of the market for commercial aircraft. Regional airlines revenue passenger miles increased from 1.9 billion in 1992 to 55.5 billion in 2004, representing a 12-year compound annual growth rate of 32.7%. The regional jet fleet is projected to grow at an annual rate of 7% through 2014. This growth is being driven by the economic benefits that airlines can realize from regional jets, including replacing larger aircraft with regional aircraft in order to more closely match seating capacity with specific route demand and offering greater flight frequency throughout the airlines’ route structures. Embraer and Bombardier together lead the market for new regional jets, with an estimated 99% combined share of new jet deliveries in 2004. Because we are the only OEM authorized MRO service provider for both the AE3007 and the CF34, the engines that currently power all new Embraer and Bombardier regional jets, we believe we are well positioned to capitalize on growth in regional jets.
      We also provide MRO services on engine platforms used in non-aviation applications as well as comprehensive maintenance service solutions, control systems upgrades and retrofits, and engineering solutions to the power generation, mechanical drive, and cogeneration markets. Additionally, following our successful experience in redesigning the former Kelly Air Force Base we started our Affordable Readiness Transformation, or ART, business in order to respond to requirements of the military for redesign of certain maintenance facilities and practices. Since that time, we have broadened the reach of our ART business to include services relating to the design and implementation of operational redesigns to non-military MRO operations as well.
      The following table provides summary information regarding the primary engine platforms we service:

		Estimated
		Product
	Combined 2004	Life-Cycle
Engine	Revenues	Stage	Primary Aircraft Applications

	(In millions)
Aviation
Rolls-Royce T56	$342.6	Declining	Military aircraft including C-130 A-H Hercules; P-3 Orion; E-2C Hawkeye
Rolls-Royce AE3007	$151.3	Growth	Embraer RJ135/140/145 regional jets; Cessna Citation X business jets
Rolls-Royce Model 250	$49.4	Mature	Wide range of commercial and military helicopters, including the Bell Jet Ranger and OH-58 Kiowa
Rolls-Royce AE2100	$22.1	Growth	Military and regional aircraft including C-130J Hercules, C-27 Spartan, Saab 2000
General Electric CF34	$36.0	Growth	Bombardier regional and business jets; Embraer ERJ170/190 regional jets
Pratt & Whitney Canada PT6A	$65.7	Mature	Various business aviation turboprops including the Beechcraft King Air series; T-6A Texan II military trainers
Pratt & Whitney Canada PW100	$67.2	Mature	ATR, Embraer and Dash 8 series regional turboprops
Non Aviation
Rolls-Royce 501k	$17.5	Mature	Developed from T56 for use in marine and industrial applications, generally power generation.
General Electric LM1600	$11.0	Mature	Used in marine and industrial applications.

Competitive Strengths
      We believe that our customer mix and the size of the installed base of engines we service reduce our exposure to any single market trend or development. We also believe that the following strengths provide our business with a solid foundation for future growth:
      Industry leading service provider. We believe our MRO services are among the best in the industry in terms of quality of work, turnaround times, reliability after overhaul, technical support and overall customer satisfaction. We also provide our customers with a broad range of service offerings, including advanced engine diagnosis and monitoring, fleet MRO maintenance programs and spare engines so that customers can continue to operate their aircraft during the MRO service.
      Leading market positions. We rank in the top three in the worldwide MRO market for each of the principal engine platforms that we service and are the only OEM authorized provider to service both the Rolls-Royce AE3007 and the General Electric CF34 regional jet engines. We believe that our leading market positions, extensive experience, existing OEM authorizations, technology and expertise differentiate us from many of our competitors in the eyes of our customers and play a key role in securing additional long-term contracts and OEM authorizations.
      High barriers to entry. The dynamics of the MRO industry make it difficult for new competitors to enter the market. New entrants to the industry must obtain extensive approvals and certifications from both customers and government regulators and demonstrate conformity with complex and sophisticated materials tracking capabilities, quality system and production process controls and other operational system requirements. Obtaining these certifications, approvals and authorizations requires sophisticated technological capabilities, experience-based industry knowledge and substantial capital investment.
      Long-term contracts and regulated maintenance requirements provide strong cash flows. A substantial portion of our revenues are generated under government-regulated maintenance programs based on engine usage and operating cycles. We expect that the large and growing installed base of many of the engines we service and increasing hours used will combine to provide our company with a base of recurring revenues. Furthermore, we are the depot level provider to the U.S. military under long-term contracts for the T56 and AE2100 engines, which power the C-130 Hercules tactical transport aircraft. There is no anticipated replacement in the foreseeable future for the C-130, which is an important element of the U.S. military’s tactical airlift capability. We believe that, due to the C-130’s increasing age and important military function, MRO services on the engines that power the C-130 will continue to be a significant source of revenues for our company.
      Well-positioned to benefit from favorable industry trends. We believe that we are well positioned to benefit from current industry trends. We believe that our success in transforming the former Kelly Air Force Base facility positions us to compete effectively for future military outsourcing and MRO facility redesign contracts. Additionally, as the only OEM-authorized provider of MRO services for both the Rolls-Royce AE3007 and the General Electric CF34 engines, our investment in advanced facilities to handle current and future MRO demand for these engines positions us to benefit from anticipated growth in the regional jet sector. Finally, we believe that we are well-positioned to adapt our MRO capabilities and facilities for additional applications without incurring significant additional fixed costs
      Experienced management team with proven track record. Our operations are led by an executive management team that has been working together for approximately 16 years and whose members have an average of over 19 years of industry experience. Our management team has a proven record in winning new business, reducing costs, improving working capital management and implementing other initiatives to increase operating efficiencies.

Business Strategy
      Our principal objective is to continue to increase our revenues and cash flows by building on our position as a leading provider of MRO services for military, regional and business aircraft and related redesign and non-aviation MRO. In pursuing this objective, we intend to continue to target engine platforms with large installed bases and blend high quality and efficient MRO operations with innovative value-added services including redesign services. Specifically, we intend to pursue the following strategies:
      Win new business. We will continue to focus on expanding our market share in our existing engine programs and will selectively seek to enter new MRO programs. We currently are pursuing several engine MRO programs, including aircraft powered by the Pratt & Whitney Canada PT6 and the Rolls-Royce Model 250 engine that are used by the U.S. military. We are also working to expand our ART business by actively seeking opportunities to redesign military and commercial MRO facilities. Additionally, we are seeking to take advantage of our authorizations and our advanced MRO facilities by bidding on numerous new contracts with regional aircraft operators and pursuing new business with OEMs. We continue to leverage our military, business aviation and regional airline customer relationships to grow our core auxiliary power unit, or APU, business and expand into new engine models. We believe that our achievements under our military contracts, our relationships with OEMs and our reputation for excellent quality and service place us in a favorable position to obtain business servicing additional engine platforms. We intend to capitalize on our existing engine MRO competency to pursue additional growth opportunities related to non-aviation engines used in the energy sector.
      Capitalize on our advanced facilities to increase cash flow. We intend to capitalize on the significant investments that we have made in our MRO facilities, including our new CF34 facility, our expanded AE3007 facility and our facilities at the former Kelly Air Force Base. We believe that the capacity available at these facilities positions us to handle increased MRO volume without substantial additional investment. We also intend to further distinguish ourselves from our competitors by reducing our turnaround times and improving our parts inventory and working capital management.
      Pursue selected acquisition opportunities. We intend to evaluate and pursue selected opportunities to acquire aerospace and defense services businesses or energy service businesses. Our objective is to identify acquisition opportunities that will benefit our existing operations by enhancing economies of scale and our technological strengths and by adding new customers, services and product lines.
Market and Industry Data
      This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the information. We believe that information obtained from these sources was accurate at the time of publication and is accurate as of the date of this prospectus, however, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding our market share or industry data and forecasts presented herein, our estimates of this information involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

The Offering of the Old Notes
      On August 24, 2004, we completed an offering of $200.0 million in aggregate principal amount of 8 1/4% senior subordinated notes due 2014, which was exempt from registration under the Securities Act of 1933, or the Securities Act.

Old Notes	Standard Aero Holdings, Inc. sold the old notes to J.P. Morgan Securities Inc., Lehman Brothers, Inc. and Credit Suisse First Boston LLC, the initial purchasers, on August 20, 2004. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act, to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Registration Rights Agreement	In connection with the sale of the old notes, Standard Aero Holdings, Inc. and the subsidiary guarantors, which together we refer to as the guarantors, entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to:

• use our reasonable best efforts to file a registration statement for the exchange offer and the exchange notes and have such registration statement remain effective until the earlier of (i) 180 days after the closing of the exchange offer or (ii) a date when all the old notes have been sold pursuant to the registration statement;

• commence the exchange offer promptly after the exchange offer registration statement is declared effective by the Securities and Exchange Commission, or the SEC, and use our reasonable efforts to complete the exchange offer within 360 days after the date on which the old notes were purchased by the initial purchasers;

• use our reasonable best efforts to complete the exchange offer not later than 30 business days after the registration statement is declared effective by the SEC; and

• file a shelf registration statement for the resale of the old notes, if necessary and use our reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC.

If neither the exchange offer nor the shelf registration statement are declared effective prior to August 15, 2005, the annual interest rate on the notes will be increased by 1.0% and shall remain at that increased rate until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the notes become freely tradable under the Securities Act. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement, which rights terminate upon completion of the exchange offer.

The Exchange Offer
      The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see the section entitled “The Exchange Offer” located elsewhere in this prospectus.

Exchange Offer	$1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.

Resale	Based upon interpretations by the staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;

• acquired the exchange notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 pm, New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Effect of Not Tendering	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws. See “The Exchange Offer — Consequences of Failure to Exchange.”

Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Summary of the Terms of the Exchange Notes

Issuer	Standard Aero Holdings, Inc.

Notes Offered	$200.0 million aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2014.

Interest	8 1/4% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning August 20, 2004.

Maturity Date	September 1, 2014.

Optional Redemption	The notes will be redeemable at our option, in whole or in part, at any time on or after September 1, 2009, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

Additionally, we may redeem some or all of the notes at any time prior to September 1, 2009 at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium set forth under “Description of Notes — Optional Redemption.”

Optional Redemption After Equity Offerings	At any time prior to September 1, 2007, we may redeem up to 35% of the original principal amount of the notes with the proceeds of one or more equity offerings of our common shares or a capital contribution, at a redemption price of 108.250% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon the occurrence of a change of control, we will be required to offer to purchase all or a portion of the notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Guarantees	The notes are unconditionally guaranteed, jointly and severally, by certain of our current and future subsidiaries.

Ranking	The notes:

• will be our general unsecured obligations;

• will be subordinated in right of payment to all of our existing and future senior indebtedness, including our obligations under our senior credit facilities;

• will be pari passu in right of payment with all of our future senior subordinated indebtedness; and

• will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

Covenants	The indenture contains covenants that limit what we and our restricted subsidiaries (as defined under the heading “Description of the Exchange Notes”) may do. The indenture contains covenants that limit our ability to:

• incur or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• repurchase capital stock or make other restricted payments;

• redeem debt that is junior in right of payment to the notes;

• create liens;

• sell or otherwise dispose of assets, including capital stock of subsidiaries;

• enter into agreements that restrict dividends from subsidiaries;

• enter into mergers or consolidations;

• enter into transactions with affiliates;

• incur debt senior to the notes but junior to other indebtedness;

• enter into new lines of business; and

• repurchase capital stock or make other restricted payments.

These restrictions and prohibitions are subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes — Certain Covenants.”
Risk Factors
      Investment in the exchange notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the notes.
Additional Information
      Standard Aero Holdings, Inc. is a Delaware corporation. Our principal executive offices are currently located at 500-1780 Wellington Avenue, Winnipeg, Manitoba, Canada. Our telephone number at that address is 204-987-8860 and our website is located at www.standardaero.com.

Summary Historical Financial Data
      The following table sets forth certain summary historical and pro forma financial data including consolidated financial data for the 2004 Post-Acquisition period (which are referred to in the table below under the heading Successor) and the combined financial data of the MRO division of Dunlop Standard (which are referred to in the table under the heading Predecessor). The financial data as of December 31, 2004 and for the 2004 Post-Acquisition Period have been derived from the audited consolidated financial statements of Standard Aero Holdings, Inc. included elsewhere in this prospectus as of such date and for such period. The financial data for the 2004 Predecessor period and the years ended December 31, 2003 and 2002 have been derived from the audited combined financial statements of the MRO division of Dunlop Standard included elsewhere in this prospectus as of such date and for such periods. The financial data as of December 31, 2002 have been derived from the audited combined financial statements of the MRO division of Dunlop Standard as of such date, which are not included elsewhere in this prospectus. The unaudited pro forma data give effect to the Acquisition as if it had occurred as of January 1, 2004. The pro forma data do not purport to represent what our results of operations would have been, or will be for any future date or period, had the Acquisition actually occurred on such date. You should read these data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Data” and the financial statements, including the related notes, appearing elsewhere in this prospectus.

Year Ended December 31,
Pro Forma
Year Ended	August 25 -	January 1 -
December 31,	December 31,	August 24
2004	2004	2004	2003	2002

Successor	Predecessor
(In thousands, except ratios)
Statements of operations data:
Revenues	$793,501	$284,116	$509,385	$545,029	$461,173
Operating expenses
Cost of revenues	(675,300)	(251,099)	(423,867)	(456,058)	(382,484)
Selling, general and administrative expenses	(53,046)	(22,400)	(29,646)	(39,783)	(36,319)
Amortization of intangible assets	(9,784)	(3,262)	(1,835)	(2,752)	(2,752)

Total operating expenses	738,130)	(276,761)	(455,348)	(498,593)	(421,555)

Income from operations	55,371	7,355	54,037	46,436	39,618
Interest expense	(34,762)	(13,706)	(4,835)	(8,118)	(11,689)

(Loss) income before income taxes	20,609	(6,351)	49,202	38,318	27,929
Benefit (provision) for income taxes	(5,066)	3,143	(15,994)	(13,322)	(10,259)

Net (loss) income	$15,543	$(3,208)	$33,208	$24,996	$17,670

Other financial data:
Capital expenditures, net(1)	$6,385	$11,710	$16,417	$29,194
Depreciation and amortization	9,124	14,229	19,685	18,928
Net cash provided by operating activities	19,819	36,441	64,299	1,878
Net cash used in investing activities	(670,396)	(11,598)	(16,320)	(28,895)
Net cash provided by (used in) financing activities	678,468	(11,841)	(45,088)	12,994
Ratio data:
Ratio of earnings to fixed charges(2)	—	8.3	x	4.5	x	3.0x

	At December 31,

	2004	2003	2002

	Successor
	edecessor
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$27,891	$22,698	$19,807
Total assets	954,487	582,973	578,898
Total debt	489,246	174,185	182,614
Divisional/total stockholder’s equity(3)	211,844	245,417	257,080

(1)	Capital expenditures, net includes acquisition of intangibles — licenses, acquisition of property, plant and equipment, acquisition of rental assets and spare engines less proceeds from disposal of rental assets and spare engines.

(2)	Ratio of earnings to fixed charges is calculated by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense and amortization of deferred finance costs and an estimate of interest within rental expense. Our earnings were inadequate to cover fixed charges for the period from August 25, 2004 to December 31, 2004 by approximately $6.4 million.

(3)	Divisional equity includes the owner’s investment in the division, accumulated earnings and certain inter-company advances that represented investing and financing activities related to the division.

RISK FACTORS
      You should carefully consider the risks described below as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Related to the Notes
Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from fulfilling our obligations under the notes.
      We have a significant amount of indebtedness. As of December 31, 2004, excluding $50 million of unused commitments under our revolving credit facility, our total indebtedness was $489.2 million (of which $200.0 million consisted of the notes and the balance of which consisted of debt senior to the notes).
      Our high degree of leverage could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to a downturn in general economic and industry conditions or in our business;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, future business opportunities and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to market conditions, including changes in our business and the industry in which we operate and place us at a competitive disadvantage compared to other providers of MRO services that have less debt;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	limit our ability to make capital expenditures that are important to our growth and to our ability to maintain our facilities in good working order and repair; and

•	limit, among other things, our ability to borrow additional funds or dispose of assets.
      The indenture governing the notes and our senior credit facilities contains financial and other restrictive covenants that limit our ability to engage in activities that may be in our long term best interests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our debts.
If we default on our obligations to pay our indebtedness we may not be able to make payments on the notes.
      Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay principal, premium, if any, and interest on the notes and result in a substantial decrease in the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness, including our indenture and our senior credit facilities. In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. See “Description of Senior Credit Facilities” and “Description of the Exchange Notes.”

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Based on our current and anticipated levels of operations, we believe our cash flow from operations, available cash and available borrowings under our senior credit facilities will be adequate to meet our future liquidity needs for at least the foreseeable future.
      We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the notes, on commercially reasonable terms or at all.
      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior credit facilities and the indenture restrict our ability to dispose of assets and use the proceeds from asset dispositions. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Senior Credit Facilities” and “Description of the Exchange Notes.”

Despite current indebtedness levels, we and our subsidiaries will be able to incur substantially more debt, which would further exacerbate the risks associated with our substantial leverage.
      We and our subsidiaries will be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the notes do not fully prohibit us or our subsidiaries from doing so. If new indebtedness is added to our and our subsidiaries’ current indebtedness levels, the related risks that we and they face would be magnified. In addition, the indenture governing the notes does not prevent us from incurring obligations that do not constitute indebtedness, but that could nevertheless further exacerbate the risks associated with our substantial leverage.

Your right to receive payments on the notes and the guarantees is subordinated to the borrowings under our senior credit facilities and possibly all our future borrowings.
      The notes and the related subsidiary guarantees rank behind all of our and our subsidiary guarantors’ existing and future senior indebtedness, including borrowings under our senior credit facilities. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior indebtedness of our company and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the related subsidiary guarantees.
      All payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 consecutive days in the event of certain nonpayment defaults on certain of our senior indebtedness.
      In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our and the subsidiary guarantors’ senior subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness.
      As of December 31, 2004, the notes and the subsidiary guarantees are subordinated to $289.2 million of senior indebtedness and an additional $50.0 million would have been available for borrowing as additional senior indebtedness under the revolving credit portion of our senior credit facilities, subject to certain conditions. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

Your ability to receive payments on these notes is junior to those lenders who have a security interest in our assets.
      Our obligations under the notes and the related guarantees will be unsecured, but our obligations under our senior credit facilities are secured by an interest in substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes and the guarantees, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See “Description of Senior Credit Facilities.”

Restrictive covenants in our senior credit facilities and the indenture governing the notes may restrict our ability to pursue our business strategies.
      The indenture governing the notes and our senior credit facilities contain various covenants that limit our ability to pursue our business strategies or to otherwise engage in activities that may be in our long-term best interests including, among other things, to:

•	incur, assume or guarantee additional indebtedness or contingent obligations;

•	make restricted payments, including, without limitation, pay dividends or make distributions to our stockholders, make loans and redeem debt that is junior in right of payment to the notes;

•	repurchase or redeem our stock;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our affiliates;

•	issue redeemable or preferred stock;

•	enter into agreements that restrict dividends from subsidiaries;

•	change our business;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies or sell or otherwise dispose of substantially all of our assets.
      In addition, our senior credit facilities contain restrictive covenants and require us to maintain specified financial ratios and satisfy other financial tests. A failure by us to comply with any of the covenants in the indenture, our senior credit facilities or any other indebtedness could result in an event of default under that indebtedness and could result in cross-defaults under our other indebtedness, including the notes and our senior credit facilities, which could permit the holders to declare such indebtedness to be immediately due and payable. If we are unable to repay those amounts, the lenders under our senior credit facilities and our other secured indebtedness could proceed against the collateral granted to them. Moreover, as a result of the subordination provisions of the indenture, holders of our senior indebtedness would be entitled to receive payment in full before the holders of the notes would be entitled to any payments. In any such case, we might not have sufficient assets to repay our senior credit facilities and our other indebtedness, including the notes. See “Description of Senior Credit Facilities.”

Certain subsidiaries are not included as subsidiary guarantors.
      The guarantors of the notes will include only our restricted U.S. and Canadian subsidiaries. However, the historical consolidated and combined financial statements and the pro forma combined financial data included in this prospectus include all of our domestic and foreign subsidiaries. Our non-guarantor subsidiaries generated approximately 9.7% of our combined 2004 revenues, and as of December 31, 2004 our non-guarantor subsidiaries held approximately 8.7% of our total assets. In addition, we will have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture, and any subsidiary so designated will not be a subsidiary guarantor of the notes.
      Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the notes.
      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facilities. Our senior credit facilities also provide that a change of control will be a default that permits the lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness may not constitute a “Change of Control” under the indenture governing the notes. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Certain of our borrowings, primarily borrowings under our senior credit facilities, bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease. While we may enter into agreements limiting our exposure, such agreements may not offer complete protection from this risk.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.
      The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statues. While the relevant laws may vary from state to state, under such laws the payment consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
      If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.
      Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair market value of all its assets; or

•	the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.
      If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market for the exchange notes will develop.
      There is no established trading market for the exchange notes. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot guarantee that an active market for the exchange notes will develop or, if developed, that it will continue.
      We intend to apply for the exchange notes to be designated as eligible for trading on PORTAL. However, we do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through Nasdaq.
      The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes.

The market price for the notes may be volatile.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

We are a holding company and may not have access to sufficient cash to make payments on the notes.
      We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payments on dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.
      Our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that will be the guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, any guarantee of the notes will be subordinated to any senior indebtedness of a subsidiary guarantor to the same extent that the notes are subordinated to the senior indebtedness.

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.
      We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.
Risks Related to Our Business

A significant portion of our revenues are derived from long-term contracts, directly or indirectly, with the U.S. military that are subject to U.S. Government subcontracting rules and regulations.
      Approximately 51.8% of our combined 2004 revenues were generated under long-term contracts, primarily related to services provided to military end-users, including the U.S. Air Force, through our contract to provide MRO services at the former Kelly Air Force Base. These revenues depend on the U.S. Government’s continued commitment to, and funding of, the programs under contract with us or the customers for whom we act as a sub-contractor for such programs. The terms of defense contracts with the U.S. Government or the prime contractor generally permit the government or the prime contractor to terminate or modify contracts partially or completely, with or without cause, at any time. An unexpected termination of a significant government contract by the Government or the prime contractor, including for non-performance, a change in the government’s or prime contractor’s procurement priorities, in connection with a transfer of control or assignment of a contract, or for any other reason, a reduction in the volume of contracts or sub-contracts awarded to us, or substantial cost overruns, could adversely affect our results of operations. We also face the risk that the U.S. Government may unilaterally suspend our customers or us from new contracts in the event of any alleged violations of procurement laws or regulations. In addition, we may be required to renegotiate terms of our military contracts if the U.S. Government threatens to terminate the contract of a primary contractor through whom we provide services. If we fail to renegotiate with the primary contractor, we and the primary contractor may lose all our business related to such contract.
      Under the terms of its contracts with us, the U.S. Government or the prime contractor, provides a majority of the facilities and equipment we use in providing MRO services to the U.S. military. If we were unable to use these government-furnished factories and equipment, we could be required to incur significant capital investment to fulfill our obligations under such contracts and our financial condition, results of operations and cash flows could be materially adversely affected.

A decline in the operational tempo of the U.S. military would affect the frequency with which the engines used in military aircraft reach scheduled intervals for maintenance events, which would adversely affect our results of operations.
      A decline in the operational tempo of the U.S. military could reduce aircraft engine maintenance cycles, which could adversely affect our results of operations. The frequency of maintenance cycles is largely dependent on levels of engine utilization and correlates to the frequency of aircraft deployment. For example, our results of operations in recent periods have been impacted significantly by the increased operational tempo of the U.S. military, which has resulted in increased MRO events for T56 and other engines. We do not anticipate the operational tempo of the U.S. military to remain at such increased levels indefinitely, and expect that the operational tempo of the U.S. military will be lower in 2005 than it was in 2004. Such a reduction in operational tempo in 2005 or in future periods may reduce the demand for our services, which could adversely impact our results of operations.

Decreases in spending or outsourcing by our military end-users could materially reduce our revenues and adversely affect our financial condition.
      Services to our military end-users accounted for 47.3% of our combined 2004 revenues. The U.S. military and the Canadian Air Force are our two largest military end-users, representing approximately 40.6% and 2.5% of our combined 2004 revenues, respectively. Defense spending by U.S., Canadian and European governments has fluctuated in recent years, at times resulting in reduced demand for our services. Growth in sales to our military customers depends on continued outsourcing by the U.S. military of certain MRO functions. This outsourcing may cease or decrease in the future. U.S. federal law currently prevents the U.S. military from outsourcing more than 50% of depot-level maintenance without a waiver from the Secretary of Defense, and we believe that the military is approaching this threshold. Additionally, the retirement of mature aircraft from the U.S. military may decrease the need for our MRO services.
      If military spending declines in the future or is refocused away from markets in which we operate or aircraft in which our services are used, or if military outsourcing decreases or ceases, our business, results of operations and financial condition would be materially adversely affected. Additionally, unlike civil aviation, military organizations have discretion over their own maintenance regimens. Military end-users may elect to reduce MRO spending by lengthening the time between required overhaul for certain engines, which could adversely affect our results of operations.

A significant portion of our revenues is generated from engine platforms that are mature or declining. If we are unable to offset the resulting declines in revenues as engines are retired, our results of operations will be adversely affected.
      The long-term prospects of our business depend in part on the size of the installed base across the engine platforms we service. A significant portion of our revenues is generated from engine platforms that are mature and for which the installed base is flat or is declining, including the T56, Model 250, PT6 and PW100 engine platforms. We expect the installed base of T56 engines currently in service in the U.S. and Canadian militaries to decline by approximately 700 engines by 2010 due largely to P-3 Orion retirements and C-130A-H replacements by C130Js, and cannot assure you that the installed base for these engines will not decline more rapidly than we expect. Although aircraft currently powered by T56 engines are being replaced with aircraft powered by the AE2100, for which we also provide MRO services, we do not expect the loss in revenues due to the retirement of T56-powered aircraft to be fully offset by revenues from AE2100-powered aircraft due to the time lag between the deployment of AE2100-powered aircraft and their first scheduled maintenance events and the types and frequency of MRO services that we may be called upon to provide for these engines. If we are unable to offset the declining installed base with price increases, market share gains, or services for new or additional platforms, or if such new or additional platforms are not used as widely or at as high a rate as the engines that we currently service, our results of operations will be adversely affected.

Our profitability will be adversely affected if we are unable to reduce costs or increase prices in response to fluctuations in demand for our services.
      Our business is capital intensive, requiring us to maintain a large fixed cost base. Therefore, our profitability is dependent, in part, on our ability to spread our fixed costs over increasing sales of our services and to reduce costs if demand for our services decreases. If we are unable to generate increasing demand for our services, or are unable to reduce costs to offset price reductions or any reduction in demand for our services, our profitability will be adversely affected.

We have incurred significant costs to obtain authorizations for new engine platforms, including the CF34 and AE3007, and to establish facilities for servicing such platforms. We may not realize all of the revenues or profit margins expected from these new engine platforms now or in the future or recover the significant capital we have expended.
      We have incurred significant up-front costs to obtain our OEM authorizations and to establish facilities for our new regional jet platforms: the CF34 and the AE3007. Our investments in these platforms may not yield the returns that we anticipate. The realization of additional revenues from these new engine platforms is subject to a number of important risks and uncertainties, including the following:

•	The CF34 is a new engine and the current market is primarily based on unscheduled maintenance events and General Electric-sponsored upgrade campaigns. We do not anticipate significant MRO activity on this platform until 2007 when the first significant volume of expected scheduled maintenance events come due.

•	Because customers of CF34 MRO services are limited in number and because the contracts for these services could be long term in nature, to the extent that these customers enter into contracts with other MRO providers, we could effectively be precluded from competing for this business for a significant period of time.

•	The CF34 engine has proven to be significantly more reliable than most other small turbofan engines, with the first major required MRO event for CF34 engines occurring between 9,000 and 18,000 cycles, depending on the model, as compared to 4,000-6,000 hours for other turbofan engines. As a result, our service volumes for the CF34 engine may be lower than for other engines with higher scheduled maintenance frequencies.

•	We are currently the only independent authorized MRO provider for the CF34 in North America. Our ability to win new business for this platform could be adversely affected by increased competitive pressure if General Electric authorizes additional independent service providers in our market or if General Electric expands its existing in-house MRO capabilities.

•	We depend on Rolls-Royce for a significant portion of our AE3007 business as we provide services for Rolls-Royce on certain engines for which they have “power-by-the-hour” contracts with the end-user. Rolls-Royce maintains its own MRO facility and may elect to service a greater proportion of AE3007 engines in-house.

•	We have based our business plan, in part, on the assumption that the worldwide regional jet fleet will continue to grow. Over time our anticipated returns from our regional jet business could be adversely affected if new production demand or passenger traffic results in lower than anticipated engine production in this market.
      Any future new engine programs will also require significant investments to obtain authorizations, build facilities, procure tools and parts and train employees and may be subject to similar uncertainties. Such new programs may fail to generate sufficient returns to allow us to recover the investments we make in such platforms.

Competition in our business is intense and concentrated given the small market in which we participate and the narrow range of services that we provide within that market.
      Our primary competitors are OEMs, other independent MRO service providers, and the in-house maintenance services of the commercial airlines. Certain characteristics of these competitors are as follows:
      Service divisions of OEMs. We estimate that the service divisions of OEMs, including Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell, comprise approximately one-half of the market for MRO services. Service divisions of OEMs compete on the basis of their affiliations with OEMs, which may give them design authority brand recognition, strong and long-term customer relationships beginning with the original sale of the engines, the ability to adapt more quickly to customer requirements involving technical specification changes, a diverse product and service base, significant financial resources, control over certification and control over sources of approved parts. OEMs are attempting, or may in the future attempt, to perform a greater portion of the repair and overhaul services related to the engines they manufacture themselves.
      Other independent MRO service providers. Most of the independent MRO service providers that compete with us also operate under authorizations from OEMs. Certain of these competitors may have certain stronger and longer-term customer relationships and greater financial resources.
      In-house maintenance services of the commercial airlines. While recently there has been an increasing trend among commercial carriers to outsource engine MRO, some of the large commercial airlines maintain in-house MRO service divisions. These service divisions often provide MRO services externally but do not have the benefit of holding OEM authorizations to provide MRO services to third parties. In-house maintenance services have several competitive advantages over us, including captive engine fleets and may have greater financial resources.
      We believe that providers of MRO services have traditionally competed on the basis of price, quality and the ability to perform repairs and overhauls rapidly. Developing and maintaining a competitive advantage will require continued investments in technology, engineering, operations, customer service and sales and marketing. We may not have sufficient resources to make the necessary investments and we may not be able to compete effectively. Furthermore, our business, results of operations and financial condition may be materially adversely affected by changes in the competitive environment, including any intensification of competition, which could lead to a loss of business and a decline in our margins.

If we fail to obtain or maintain engine service authorizations from OEMs, our revenues, cash flows and profitability may be materially adversely affected.
      We depend on authorizations granted by OEMs to service the engines manufactured by them. These authorizations can provide important competitive advantages, such as discounts on parts and services purchased from the OEMs and access to OEM technical information and upgrade campaigns. If an OEM fails to renew or extend an existing service authorization or if authorization fees increase significantly, our results of operations may be materially adversely affected. Additionally, there is generally no restriction on the ability of OEMs to grant licenses to other competitors and there can be no assurance that other service providers will not be authorized on platforms on which we are the primary or sole independent provider. For example, we are currently the only independent authorized MRO provider for the CF34 in North America and our ability to win new business in this market could be affected if General Electric authorizes additional independent service providers.
      A number of factors could cause us to lose existing authorizations, including:

•	our failure to comply with applicable specifications provided to us by OEMs;

•	a material breach by us under our OEM authorizations or termination or expiration of those authorizations;

•	a change of control of our company without consent or approval from OEMs where required;

•	our failure to obtain or comply with applicable governmental regulatory approvals; and

•	a significant service failure for which we are found to be responsible.

A majority of our parts are procured from OEMs and their affiliates. If we are unable to purchase component parts or raw materials from these or other of our key suppliers, our business and results of operations may be materially adversely affected.
      We depend on certain component parts and material suppliers for our MRO operations. Our authorizations from OEMs often require that we purchase component parts from the OEMs or their designated distributors. We made 32.8% of our combined 2004 parts purchases from Rolls-Royce and 13.3% of our combined 2004 parts purchases from Pratt & Whitney Canada. We made an additional

35.7% of our combined 2004 parts purchases from the Defense Logistics Agency and Aviall, Inc., a parts distributor that is the exclusive distributor for certain Rolls-Royce engines. The loss of any of these key suppliers could have a material adverse effect on our business and results of operation. We have at times experienced delays in receiving component parts and raw materials from our key suppliers, and any significant future delays could have a material adverse effect on our business and results of operations. If we had to develop alternative sources of supply, our ability to supply parts to our customers when needed could be impaired, business could be lost and margins could be reduced.
      Our continued supply of materials may also be affected by:

•	destruction of our suppliers’ facilities or their distribution infrastructure or the failure of essential equipment at their facilities;

•	a work stoppage or strike by our suppliers’ employees;

•	failure of our suppliers to provide materials of requisite quality;

•	a failure or shortage of supply of raw materials to our suppliers; and

•	contractual amendments and disputes with respect to pricing and other terms with our suppliers.
      In addition, some of our non-OEM supplier contracts are short-term or renewable contracts. If we are unable to continue to purchase these products at competitive prices, or at all, or if we are unable to find alternative sources for these products, our business could be adversely impacted.

The prices that we charge under our fixed-price contracts are predetermined and we bear the risk that our costs may exceed our estimates.
      We have entered into multi-year, fixed-price contracts (including fixed-price arrangements based on engine utilization) with some of our customers, in which we have agreed to service engines for a price determined based on then-existing engine maintenance and usage data. Several factors may cause the costs we incur in fulfilling these contracts to vary substantially from our original estimates, including the actual condition of the customer’s engine fleet and our ability to inspect the condition of the customers’ aircraft prior to bidding. We bear the risk that increased or unexpected costs may reduce our profit or cause us to sustain losses on the contract. In a fixed-price contract, we must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts. In the case of one contract that we have with a foreign government, we have experienced losses for work scopes that have exceeded our original estimates, partly because we did not have the opportunity to inspect engines prior to bidding the contract and we may experience additional losses during the remaining term of this contract. In such cases, we may be unable to estimate the existence or the magnitude of losses until engines are delivered to us, despite any prior experience under the contract. Consequently, our recorded reserves only reflect estimated losses on engines delivered to us and actual losses may be higher than such reserves. Our ability to terminate fixed-price contracts is generally limited and we may be subject to liquidated damages in the event we elect early termination.

A significant portion of our revenues from regional and business aviation customers derive from services we provide on behalf of OEMs as a subcontractor for services they provide to their customers. As a result, we could be adversely affected by changes in demand by them or their customers.
      Aircraft engine manufacturers, including Rolls-Royce and General Electric, in addition to providing authorizations to service the engines they manufacture, are also significant customers as a result of subcontracting MRO services to us for contracts they have with their end customers. MRO services subcontracted to us by Rolls-Royce accounted for approximately 19.1% of our combined 2004 revenues. Our results of operations could be adversely affected if these OEMs reduce the volume of engines subcontracted to us, either because of decreased demand by their end users or because of an increase in the volume of MRO services provided directly by the OEMs.

The regional and business aviation industry may experience additional disruptions as a result of terrorist threats or attacks and other exogenous factors beyond our control that could materially adversely affect our results of operations and financial condition in future periods.
      In the aftermath of the September 11, 2001 terrorist attacks, passenger traffic on commercial flights was significantly lower than prior to the attacks. Most commercial airlines reduced their operating schedules, lowered fares and implemented cost reduction initiatives. The impact of the war on terror, the outbreak of the Severe Acute Respiratory Syndrome (SARS) virus in 2003 as well as increases in fuel costs and a weak U.S. economy resulted in a decrease in revenue passenger miles and large and continuing losses in the airline industry. Many carriers around the world have filed for bankruptcy and others are considering filing for bankruptcy protection. Bankruptcies of our customers could materially impact our revenues, result in account losses or could lead to litigation against us for preference payments or other claims. For example, certain of our bankrupt customers have filed claims against us to recover amounts that we retained upon their default under our agreements with them. Although we are vigorously contesting these claims, their outcomes are uncertain.
      Additionally, subsequent world developments, such as acts of terrorism, may lead to additional hostilities, as well as economic and political instability — which could adversely affect the number of new regional jet deliveries and the utilization of regional and business aviation engines that we service. As available seat miles decrease, the frequency with which engines reach scheduled intervals for major maintenance events also decreases, adversely affecting our revenues.
      The following additional factors may also have a negative impact on our regional and business jet aviation revenues:

•	Downturns in commercial air travel may contribute to excess capacity in the MRO market and increased competition for MRO work. We may not have sufficient resources to compete effectively and our profit margins may be negatively impacted;

•	Changes in passenger travel patterns may require commercial airlines to retire some of the aircraft that use engine platforms that we service; and

•	Increases in fuel prices may result in the retirement of older engines that we service in favor of newer, more fuel-efficient models.
      The foregoing factors, many of which are beyond our control, may have a material adverse effect on our business, financial condition or results of operation.

We will not be able to operate our business if we fail to comply with or obtain and maintain the necessary regulatory approvals.
      We operate in a highly regulated industry and need a number of regulatory approvals to provide our services. In addition, most of our authorizations with OEMs terminate at the option of the OEM if we fail to obtain or maintain necessary approvals or fail to comply with applicable regulations. Failure to obtain, maintain or comply with regulatory approvals, or the costs associated with obtaining, maintaining or complying with any such regulatory approvals, could have a material adverse effect on our business, results of operations and financial condition. Regulatory authorities monitoring our performance and products include the U.S. Federal Aviation Administration, or the FAA, a consortium of European regulatory authorities called the Joint Aviation Authorities, the U.K. Civil Aviation Authority, Transport Canada and others. Certain of these regulatory authorities require, among other things, that we:

•	periodically undergo extensive inspections and audits of our facilities and practices;

•	obtain and maintain certifications from regulatory authorities to provide service for commercially operated aircraft engines; and

•	obtain and maintain recognized quality approvals, such as ISO-9000 and ISO-9001.

      The U.S. Department of Defense, the Canadian military and most other military organizations to which we provide services similarly require us to comply with all applicable government regulations when servicing their equipment and may conduct reviews similar to those conducted by civil regulatory authorities. We are also subject to U.S. Commerce, Treasury and State Department regulations and other governmental trade regulations including regulations that govern citizenship and nationality that can increase costs and add to the complexity of doing business with aerospace and defense products. In addition, we may become subject to new governmental regulations if we expand our business into new countries or sell new products or services. The imposition of new, different or more stringent regulations could also materially adversely affect us because we might be unable to comply with them or compliance may require significant additional expenditures.

Our operations depend on our facilities, which are subject to physical and other risks that could disrupt our business.
      The facilities at which we provide our services could be damaged or disrupted by a natural disaster, war or terrorist activity. Although we have obtained property damage and business interruption insurance, a major catastrophe, such as an earthquake, hurricane, flood, tornado or other natural disaster at any of our sites, or war or terrorist activities in any of the areas where we conduct operations could result in prolonged interruption of our business. Any disruption resulting from these events could cause significant delays in service and shipments of engines and the loss of sales and customers, and we may not have insurance to adequately compensate us for any of these events.

Changes in foreign exchange rates could have adverse effects on our results of operations and financial condition.
      While our functional currency is the U.S. dollar, our revenues, costs, assets and liabilities are denominated in a variety of currencies, particularly the U.S. dollar, the Euro and the Canadian dollar. As a result, our results of operations and financial condition will be affected by fluctuations in exchange rates. Our most significant foreign currency exposure has historically been our Canadian dollar operating expenses. The recent strengthening of the Canadian dollar contributed to an increase in our operating expenses, largely payroll.
      We may enter into derivative instruments to protect against currency transaction risk. However, we may not, in all cases, be able to successfully manage our currency transaction risks through the derivative instruments.

Our international operations are exposed to various risks which could have a material adverse effect on our results of operations and financial condition.
      Our business is subject to certain risks associated with doing business internationally. Most of our operations are in the United States and Canada, but we also have operations in other markets and may, in the future, expand organically or through acquisition into additional markets. We have a presence in six different countries with facilities in five of those countries. The revenues of our foreign subsidiaries represented 35.8% of our total combined 2004 revenues. International operations are subject to many additional risks, including:

•	the burden of complying with multiple and possibly conflicting laws and any unexpected changes in regulatory requirements;

•	exchange controls, import and export restrictions and tariffs and other trade protection measures;

•	political risks, including risks of loss due to civil disturbances, acts of terrorism, acts of war, guerilla activities and insurrection;

•	unstable economic, financial and market conditions and increased expenses as a result of inflation, or higher interest rates;

•	potentially adverse tax consequences from changes in tax laws, requirements relating to withholding taxes on remittances and other payments by subsidiaries and restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under the U.S. Foreign Corrupt Practices Act.
      Any one of these factors could materially adversely affect our sales of products or services to international customers, which could materially adversely affect our business, results of operations and financial condition.

We may face large liability claims.
      A failure or malfunction of an engine for which we provided MRO services could result in claims for personal injury, death or property damage. In addition, many factors beyond our control could lead to liability claims, including:

•	the failure of an aircraft on which an engine for which we provided MRO services has been installed;

•	the reliability and skills of the operators of our customers’ aircraft; and

•	the type and amount of maintenance on aircraft and component systems performed by our customers.
      We have obtained insurance coverage with respect to these types of liabilities. However, any liability not covered by insurance or for which third-party indemnification is not available could require us to dedicate a substantial portion of our cash flows to make payments on these liabilities. Some of our service contracts with OEMs do not limit our liability or provide for indemnification by the OEMs against losses arising from parts or work provided to us by the OEMs. Furthermore, we may incur significant expenses in the course of defending against claims. In addition, adequate insurance may not be available in the future or may be available only on unacceptable terms. Additionally, we are also subject to warranty claims for which our reserves may prove to be inadequate.

Our operations may prove harmful to the environment, which could expose us to fines and damages and could require expensive remediation.
      Our operations are subject to various laws and regulations, including those relating to:

•	the generation, storage, handling, use and transportation of hazardous materials;

•	emissions and discharges to air, soil and water;

•	the health and safety of our employees; and

•	other environmental matters.
      We are required to obtain environmental permits from governmental authorities. These authorities can modify or revoke such permits and can enforce compliance with laws, regulations and permits by issuing orders and assessing fines. We incur capital and operating costs to comply with laws, regulations and permits. We cannot assure you that regulators will not successfully challenge our compliance or require us to expend significant amounts to comply with applicable environmental laws.
      Historical contamination is known or suspected to exist at or about certain of our facilities located on land that has been used for industrial purposes for a long time or in facilities that contain or have contained asbestos. Under some circumstances, we could be held responsible for cleaning up contamination at our facilities, including facilities that we have sold or transferred to other companies, or at waste disposal sites we use. We could also be held liable for any damages from exposure to such contamination. For these reasons, we do not know the ultimate environmental liabilities and other costs that we face or costs from our workforce’s exposure to harmful agents in the engines we service. It is possible that such environmental liabilities and other costs could materially adversely affect our business, results of operations and financial condition.

Any expansion by acquisition may prove risky for us.
      We intend to pursue acquisitions or business combinations that we believe may present opportunities to enhance our market position and extend our technological capabilities, realize significant synergies, operating expense reductions or overhead cost savings. This strategy will depend in part on whether any suitable businesses are available at acceptable valuations and our ability to finance the purchase price of any acquisitions. Any acquisition that we make could present a variety of risks, including:

•	the incurrence of any debt or contingent liabilities and an increase in interest expense, amortization expense related to intangible assets, and possible goodwill impairment charges;

•	our failure to discover liabilities of the acquired company for which we may be responsible as a successor owner or operator despite any investigation we make before the acquisition;

•	our inability to integrate the operations, technology and personnel of the acquired company;

•	the diversion of management’s attention from our core operations as they attend to any business integration issues that may arise;

•	our loss of key personnel of the acquired company; and

•	our becoming subject to material liabilities as a result of failure to negotiate adequate indemnification rights.
      As a result of these factors, if an acquisition were to occur, our business, financial condition or results of operation could be materially adversely affected.
      The indenture governing the notes restricts our ability to engage in certain mergers or other similar transactions. In addition, upon the occurrence of certain change of control events, we will be required to offer to repurchase the notes. However, the indenture will not prohibit us from engaging in all transactions, including certain acquisitions and other business combinations that could have the effect of substantially increasing our level of indebtedness or otherwise result in significant changes to our capital structure.

Failure to retain certain of our executive officers or attract and retain the services of certain qualified employees may materially adversely affect our business and results of operations.
      Our continued success depends on the services of certain of our executive officers and on our ability to attract and retain qualified managerial and technical personnel experienced in the various operations of our businesses. Loss of the services of these employees could materially adversely affect our operations.
      Competition for qualified technical personnel is intense, and we have, at times, found it difficult to attract and retain skilled personnel for our operations. Failure to attract or retain highly qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to quickly and effectively design and implement internal controls and procedures necessary to comply with the reporting obligations applicable to us by the terms of the indenture.
      While our management is in the process of enhancing our accounting and financial reporting capabilities, including the establishment of an internal audit function and the design and implementation of internal control policies and procedures consistent with the requirements of the U.S. Sarbanes-Oxley Act of 2002 and other regulatory guidelines, we cannot assure you that they will be successful in doing so. This process will include adding certain staff and systems necessary for annual and quarterly external financial reporting, and qualified individuals may not be readily available. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control over financial reporting.

We rely on intellectual property in our business and our business could be adversely affected if we lose our intellectual property rights.
      Our operations involve the use of non-patented know-how, trade secrets, processes and other proprietary information. While we employ various methods to protect our proprietary information, our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are controlled by Carlyle, whose interests in our business may be different than yours.
      As result of the Acquisition, certain affiliates of Carlyle own all of our equity and are able to control our affairs. As a result, Carlyle controls the appointment of our management, the entering into of mergers, and all other matters requiring the consent of our stockholders. We may also pursue potential business combinations with other Carlyle affiliates in the future. The interests of Carlyle and its affiliates could conflict with yours. For example, if we encounter financial difficulties or are unable to pay our indebtedness as it matures, the interests of Carlyle as an equity holder might conflict with your interests as a note holder. In addition, Carlyle or its affiliates may in the future own businesses that directly compete with ours.

FORWARD-LOOKING STATEMENTS
      This prospectus and the information incorporated by reference herein include statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth and strategies and the industry in which we operate.
      By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
      The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	the impact of general economic or industry conditions on our customers;

•	general conditions in the military, regional or business aviation industry;

•	military spending and outsourcing trends;

•	decreases in the operational tempo of the U.S. military;

•	the size and age of the installed base of engines that we service;

•	inflation, interest rates, exchange rates, market and monetary fluctuations and other risks related to our international operations;

•	the effect of, and changes in, regulation and government policy;

•	the effects of competition in the geographic and business areas in which we conduct operations;

•	our ability to increase market share and control expenses;

•	our ability to keep pace with technological changes;

•	our ability to obtain new contracts and authorizations to service existing and new engines;

•	returns on our investment in new engine programs; and

•	our success at managing the risks of the foregoing.
      You should also carefully read the factors described in the “Risk Factors” section of this prospectus and the information incorporated by reference herein to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
      Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE EXCHANGE OFFER
Purpose and Effect
      Concurrently with the sale of the old notes on August 20, 2004, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and may generally be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our reasonable best efforts to complete the exchange offer within 360 days of the issue date of the old notes and consummate the exchange offer within 30 business days after the effective date of our registration statement.
      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Assuming the timely effectiveness of the registration statement of which this prospectus is a part, we will not have to pay additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors — If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.”
      Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.
      Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of Standard Aero Holdings, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business; or

•	has an arrangement with any person to engage in the distribution of the exchange notes.
      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2005, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.
      The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.
      As of the date of this prospectus, $200.0 million in aggregate principal amount of senior subordinated notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.
      We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank Minnesota, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.
      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses applicable to the exchange offer, other than certain applicable taxes, underwriting discounts, if any, and commissions and transfer taxes, if any, which shall be borne by the holder. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date shall be 5:00 p.m., New York City time, on                     , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any old notes until confirmation that they have been properly tendered, to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part.
Procedures for Tendering
      Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under “— Book-Entry Transfer,” to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

•	certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, or

•	a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the old notes, if that procedure is available, into the exchange agent’s account at The Depository Trust Company, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “— Exchange Agent” prior to the expiration date.
      Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
      The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.
      Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instruction” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution.
      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the old notes.
      If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.
      All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.
      In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
      By tendering, you will be representing to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

•	you are not an “affiliate,” as defined under Rule 405 of the Securities Act, of Standard Aero Holdings, Inc.
      In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.
      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes being tendered by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account at the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.
      The Depository Trust Company’s Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
      If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder’s old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible guarantor institution;

•	prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
      Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.
      All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under “— Procedures for Tendering” at any time on or prior to the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
      In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Exchange Agent
      All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
By Mail, Courier or Hand Delivery:
Wells Fargo Bank Minnesota, North America
Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT 06457
Reference: Standard Aero Holdings, Inc.
By Facsimile:
(204) 786-8610
Reference: Standard Aero Holdings, Inc.
For Information or Confirmation by Telephone:
(204) 987-8860
      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees And Expenses
      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 20, 2004 by and among us, the guarantors party thereto, and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.
      On August 20, 2004, we issued and sold the old notes. We used the proceeds from the offering of the old notes, together with borrowings under the senior credit facilities and equity contributions from certain affiliates of Carlyle, to fund payment of the consideration for the Acquisition and to pay related fees and expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” and “The Acquisition.”

CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004. This table should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of
December 31,
2004

(In thousands)
Senior credit facilities
Revolving credit facility(1)	$—
Term loan facility(2)	285,000
Capital leases	4,246
Senior subordinated notes	200,000

Total debt	489,246
Stockholder’s equity	211,844

Total capitalization	$701,090

(1)	The revolving credit portion of our senior credit facilities provide for up to $50.0 million of revolving credit borrowings, none of which is outstanding as of the date hereof. See “Description of Senior Credit Facilities.”

(2)	A payment was made on February 28, 2005 for $15.0 million against the term loan facility reducing this amount to $270.0 million.

SELECTED HISTORICAL FINANCIAL DATA
      The following table sets forth certain of our selected historical financial data including consolidated financial data for the 2004 Post-Acquisition period (which are referred to in the table below under the heading Successor) and the combined financial data of the MRO division of Dunlop Standard (which are referred to in the table under the heading Predecessor). The financial data as of December 31, 2004, and for the 2004 Post-Acquisition Period, have been derived from the audited consolidated financial statements of Standard Aero Holdings, Inc. included elsewhere in this prospectus as of such date and for such period. The financial data as of December 31, 2003 and for the 2004 Predecessor period and for the years ended December 31, 2003 and 2002 have been derived from the audited combined financial statements of the MRO division of Dunlop Standard included elsewhere in this prospectus as of such date and for such periods. The financial data as of December 31, 2002 and for the year ended December 31, 2001 have been derived from the audited combined financial statements of the MRO division of Dunlop Standard as of such date and for such period, which are not included elsewhere in this prospectus. The financial data as of December 31, 2001 and 2000 and for the year ended December 31, 2000, have been derived from the unaudited accounting records of the MRO division of Dunlop Standard as of such dates and for such period, which are not included elsewhere in this prospectus. You should read these data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the related notes, appearing elsewhere in this prospectus.

August 25 -	January 1 -	Year Ended December 31,
December 31,	August 24
2004	2004	2003	2002	2001	2000

Successor
Predecessor
(In thousands, except ratios)
Statements of operations data:
Revenues	$284,116	$509,385	$545,029	$461,173	$436,830	$340,776
Operating expenses
Cost of revenues	(251,099)	(423,867)	(456,058)	(382,484)	(370,420)	(290,029)
Selling, general and administrative expenses	(22,400)	(29,646)	(39,783)	(36,319)	(36,816)	(24,611)
Amortization of intangible assets	(3,262)	(1,835)	(2,752)	(2,752)	(3,895)	(3,893)
Amortization of goodwill(1)	—	—	—	—	(2,033)	(2,041)

Total operating expenses	(276,761)	(455,348)	(498,593)	(421,555)	(413,164)	(320,574)

Income from operations	7,355	54,037	46,436	39,618	23,666	20,202
Interest expense	(13,706)	(4,835)	(8,118)	(11,689)	(14,618)	(15,240)

(Loss) income before income taxes	(6,351)	49,202	38,318	27,929	9,048	4,962
Benefit (provision) for income taxes	3,143	(15,994)	(13,322)	(10,259)	(3,820)	(1,630)

Net (loss) income	$(3,208)	$33,208	$24,996	$17,670	$5,228	$3,332

Other financial data:
Capital expenditures, net (2)	$6,385	$11,710	$16,417	$29,194	$43,881	$19,326
Depreciation and amortization	9,124	14,229	19,685	18,928	17,778	16,170
Net cash provided by (used in) operating activities	19,819	36,441	64,299	1,878	31,085	(5,954)
Net cash used in investing activities	(670,396)	(11,598)	(16,320)	(28,895)	(43,796)	(19,284)
Net cash provided by (used in) financing activities	678,468	(11,841)	(45,088)	12,994	29,435	(705)
Ratio data:
Ratio of earnings to fixed charges(3)	—	8.3	x	4.5	x	3.0	x	1.5	x	1.3	x

	At December 31,

	2004	2003	2002	2001	2000

	Successor
		Predecessor
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$27,891	$22,698	$19,807	$33,830	$17,106
Total assets	954,487	582,973	578,898	543,572	525,197
Total debt	489,246	174,185	182,614	138,442	140,382
Divisional/total stockholder’s equity(4)	211,844	245,417	257,080	270,589	239,076

(1)	Effective January 1, 2002, goodwill was no longer amortized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 142, Goodwill and Other Intangible Assets. The following table presents reported net income and income adjusted to exclude goodwill amortization for the years ended December 31, 2001 and 2000:

	Year Ended
	December 31,

	2001	2000

	Predecessor
	(In thousands)
Reported net income	$5,228	$3,332
Add back goodwill amortization	2,033	2,041

Adjusted net income	$7,261	$5,373

(2)	Capital expenditures, net includes acquisition of intangibles — licenses, acquisition of property, plant and equipment, acquisition of rental assets and spare engines less proceeds from disposal of rental assets and spare engines.

(3)	Ratio of earnings to fixed charges is calculated by dividing income before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense and amortization of deferred finance costs and an estimate of interest within rental expense. Our earnings were inadequate to cover fixed charges for the period from August 25, 2004 to December 31, 2004 by approximately $6.4 million.

(4)	Divisional equity includes the owner’s investment in the division, accumulated earnings and certain inter-company advances that represented investing and financing activities related to the division.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Overview
      Set forth below is certain unaudited pro forma combined financial data for the year ended December 31, 2004. The unaudited pro forma combined statement of operations data for the year ended December 31, 2004, have been derived from the audited combined financial statements of the MRO division of Dunlop Standard for the 2004 Predecessor period and from the audited consolidated financial statements of Standard Aero Holdings, Inc. for the 2004 Post-Acquisition period, and give effect to the Acquisition, including the related financing transactions, as if it had occurred as of January 1, 2004. The unaudited pro forma financial data do not purport to represent what our results of operations would have been if the Acquisition had occurred on such date, or what our results of operations will be for any future period.
      The Acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, was allocated to our net assets based upon these estimated fair value. The final allocation of the total purchase price to our net assets was made after the closing of the Acquisition based on a formal valuation analysis of the fair value of our assets and the resolution of any post-closing purchase price adjustments pursuant to the purchase agreement relating to the Acquisition.
      The Acquisition purchase price, including direct costs of the Acquisition of $28.0 million, was $699.7 million. The Acquisition was financed with $325.0 million of indebtedness borrowed under the term-loan portion of our senior credit facilities, the issuance of $200.0 million of the notes, and $215.0 million of equity contributed by Carlyle.
      We allocated the purchase price based on the fair values of the assets acquired and liabilities assumed at the acquisition date, as follows:

August 25, 2004

Current assets
Cash and cash equivalents	$35,700
Accounts receivable	106,372
Inventories	186,718
Prepaid expenses and other current assets	3,205
Property, plant and equipment	136,123
Goodwill	249,481
Intangible assets	241,550

Total assets acquired	959,149

Current liabilities
Accounts payable	120,415
Other current liabilities	15,653
Unearned revenue	17,120
Accrued warranty provision	6,740
Long-term debt	4,872
Deferred income taxes	94,638

Total liabilities assumed	259,438

Net assets acquired for cash	$699,711

      The unaudited pro forma combined financial data should be read together with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of

Operations,” and the consolidated and combined financial statements, including the related notes, included elsewhere in this prospectus.
Unaudited pro forma combined statement of operations
Year ended December 31, 2004

	Predecessor	Successor
	January 1 -	August 25 -		Pro Forma
	August 24, 2004	December 31, 2004		Adjustments		Total

	(In thousands)
Revenues	$509,385	$284,116		$—		$793,501

Operating expenses
Cost of revenues	(423,867)	(251,099	)(1)	(334	)(2)	(675,300)
Selling, general and administrative expenses	(29,646)	(22,400)		(1,000	)(3)	(53,046)
Amortization of intangible assets	(1,835)	(3,262)		(4,687	)(4)	(9,784)

Total operating expenses	(455,348)	(276,761)		(6,021)		(738,130)

Income from operations	54,037	7,355		(6,021)		55,371
Interest expense	(4,835)	(13,706)		4,835	(5)	(34,762)
				(21,056	)(6)

Income before income taxes	49,202	(6,351)		(22,242)		20,609
(Provision) Benefit for income taxes	(15,994)	3,143		7,785	(7)	(5,066)

Net income (loss)	$33,208	$(3,208)		$(14,457)		$15,543

Notes to unaudited pro forma combined
statements of operations
(In thousands)
      (1) Cost of revenues for the Successor include $21.4 million of inventory costs which resulted from the adjustments to fair value at the date of Acquisition.
      (2) Reflects the incremental amortization of OEM authorizations and licenses and the incremental depreciation of property, plant and equipment resulting from the adjustments to fair value as follows:

January 1 -
August 24,
2004

(In thousands)
Eliminate Predecessor amortization of OEM authorizations and licenses	$(1,909)
Record pro forma amortization of OEM authorizations and licenses (Note A)	2,018

Incremental amortization	109
Record depreciation on adjustment to fair value of property, plant and equipment, net	225

Incremental amortization and depreciation	$334

Note A	The OEM authorizations and licenses are amortized over the estimated useful lives or terms of licenses using the straight-line method over a period of 4 to 17 years. The fair value of the OEM authorizations and licenses at the date of Acquisition was $38,350.
      (3) Reflects the Carlyle Management Fee for the period January 1 to August 24, 2004 based on the annual fee of $1,500.
      (4) Reflects the incremental amortization of intangible assets, other than OEM authorizations and licenses, resulting from the adjustments to fair value for the period January 1 to August 24, 2004. The customer relationships are amortized over the estimated useful lives using the straight-line method over a period of 1 to 20 years. The fair value of the customer relationships at the date of Acquisition was $98,000. The technology and other intangibles are amortized over the estimated useful lives using the straight-line method over a period of 5 years. The fair value of the technology and other intangibles at the date of Acquisition was $7,900. Indefinite lived intangible assets not subject to amortization are trademarks. The fair value of the trademarks at the date of Acquisition was $97,300. Goodwill is not subject to amortization. The resulting goodwill at the date of Acquisition which is not subject to amortization was $249,481.
      (5) Reflects the elimination of Predecessor interest expense and amortization of deferred financing costs related to the Predecessor’s bank debt.
      (6) Reflects the recording of interest expense, including the amortization of deferred financing costs, related to the senior credit facilities and the notes. Interest expense related to the notes has been calculated using the stated interest rate of the notes of 8 1/4%. The interest expense related to the senior credit facilities has been calculated using the historical monthly LIBOR rate plus 2.5% for the period from January 1, 2004 to August 24, 2004, which resulted in a weighted average rate of 3.76%. Each 0.125% change in the assumed interest rate of the senior credit facilities would result in a change in annual interest expense of $406, based on principal of $325,000. Pro forma interest expense reflects the following:

For the Period
January 1 -
August 24,
2004

(In thousands)
Record interest expense of the senior credit facilities and the notes	$19,280
Record amortization of deferred financing associated with the senior credit facilities and the notes (Note B)	1,776

Record interest expense	$21,056

Note B	Deferred financing charges are being amortized using the effective yield method over the life of the debt.
      (7) Reflects the estimated tax effects of the pro forma adjustments at the U.S. statutory rate of 35%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
      The following discussion of our financial condition and results of operations should be read together with “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated and combined financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business, operations, and the markets for our products. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under “Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.
Basis of Presentation
      On August 24, 2004, we acquired the maintenance, repair and overhaul, or MRO, business of Dunlop Standard Aerospace Group Limited (which we refer to as Dunlop Standard or Predecessor). We refer to that transaction as the “Acquisition.” For more information relating to the Acquisition, see “The Acquisition.” We are a wholly owned subsidiary of Standard Aero Acquisition Holdings, Inc., which like us, is a corporation formed at the direction of The Carlyle Group.
      Prior to the Acquisition, the MRO business of Dunlop Standard was not operated as a stand-alone business, but as part of Dunlop Standard’s broader operations. Due to the Acquisition, and the resultant application of purchase accounting, Dunlop Standard’s pre-Acquisition combined financial statements and our post-Acquisition consolidated financial statements have been prepared on different bases of accounting and therefore are not necessarily comparable. In the presentation of our results of operations and the discussion of our business in this prospectus, the period from January 1, 2004 through August 24, 2004 is referred to as the 2004 Predecessor period and the period from August 25, 2004 through December 31, 2004 is referred to as the 2004 Post-Acquisition period. Financial results for the 2004 Predecessor period and the 2004 Post-Acquisition period have sometimes been combined in this Prospectus for convenience of discussion and are together referred to as “combined 2004.”
Overview
      We are a leading independent provider of aftermarket MRO services for gas turbine engines used primarily for military, regional and business aircraft. We also supply repair and overhaul services of gas turbine engines used in co-generation and energy supply as well as consultancy and redesign services related to the MRO process and facilities.
      Our Aviation MRO segment is our only reportable segment. Our Redesign Services and Energy Services operating segments are not reportable and have been combined and disclosed in “Other Services” as they do not meet any of the quantitative thresholds under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Our Aviation MRO segment involves the comprehensive MRO services that we provide on a wide range of aircraft engines, modules and accessories for military, regional and business aircraft. Our Other Services include the MRO services, control systems and engineering services that we provide to the power generation, mechanical drive and cogeneration markets. Our Other Services also include our ART business through which we provide consulting services to transform and optimize efficiencies in the MRO process and facilities of certain of our customers.
      Generally, manufacturer specifications, government regulations and military maintenance regimens require that engines undergo MRO servicing at regular intervals or upon the occurrence of certain events during the serviceable life of each engine. As a result, the aggregate volume of MRO services required for any particular engine platform is a function of three factors:

•	the number of engines in operation (which we refer to as the installed base);

•	the age of the installed base; and

•	the utilization rate of the installed base.

      Because we provide MRO services with respect to specific engine platforms, the services we provide, and thus our revenues, are influenced to a significant degree by the size, age and utilization rate of the installed base of those engine platforms.
Trends Affecting Our Business
      We believe that during 2005 our relationships with our military and regional airline customers, which were the primary drivers of our improved combined 2004 revenues, will continue to provide areas of opportunity for us.
      The utilization rate of aircraft engines for the U.S. military has been significantly affected during the past several years by the increased operational tempo of the U.S. military related to the war on terror. This increased tempo has led to an increase in required aircraft engine MRO services. While our combined 2004 revenues benefited from this trend, we do not expect that the operating tempo of the U.S. military will continue to be as high during 2005 as it was during 2004. We have also benefited from an increasing reliance by the U.S. military on outsourcing maintenance and repair services, including aircraft engine MRO services and MRO redesign services and we expect that this trend will continue. Our contracts with military aviation end-users contributed significantly to our revenues in recent periods. The growth in this portion of our combined 2004 revenue base was largely due to the expansion of the scope of services provided under our Kelly Air Force Base contract. While we expect that the Kelly Air Force Base contract will continue to contribute significantly to our revenues during 2005, we anticipate that 2005 revenues under this contract will be lower than they were during 2004.
      The principal military engine that we service for military customers is the Rolls-Royce T56, which powers the C-130 Hercules, P-3 Orion, and E2C Hawkeye aircraft. We provide T56 MRO services under long-term contracts to the U.S. Air Force and Navy, the Canadian Air Force and to other militaries throughout the world. We believe that there are over 3,800 T56 engines installed in the U.S. military fleet. The T56 installed base is expected to gradually decline as P-3 Orions and C-130 models A through H are retired and replaced with the C-130J, which is powered by the AE2100 engine. However, we expect that revenues lost due to the decreased size of the T56 installed base will be partially offset by revenues generated by providing MRO services for AE2100 engines.
      We believe that we have the opportunity to continue to grow our revenues from our regional airline customers. Since their introduction in the 1990s, regional jets have been replacing older turboprop-powered aircraft. As a result of this trend, our revenues generated by our MRO services of turboprop engines have been relatively flat in recent years and will likely decline in the future. We anticipate, however, that increasing revenues generated by providing MRO services to the growing fleet of regional jet aircraft using the CF34 and AE3007 engines should more than offset expected declines in MRO services for turboprop engines. We have invested significant capital in obtaining the OEM authorizations and licenses for the AE3007 and CF34 engines and in the advanced facilities in which we provide MRO services for them. In 1999 we started to realize significant revenues from the AE3007 platform, which was introduced in 1995, and anticipate that the age and utilization rates of this engine will necessitate scheduled maintenance. We do not expect to fully realize the benefit of our investment in the CF34 platform until 2007, when we expect the first significant volumes of CF34 overhauls, and until such time our gross profit margins will be impacted by the fixed costs of this program.
      We typically provide MRO services to our regional and business aviation customers under “time-and-materials” arrangements pursuant to which we charge our customer a price based on the specific work to be performed on each engine. In some cases, this price is based on negotiated hourly rates for labor and for replacement parts. We also provide MRO services to our regional customers under fixed price contracts, similar to the fixed price contracts that we enter into with our military aviation customers, or under fixed price per engine utilization arrangements, a variation of a fixed-price arrangement pursuant to which customers pay us a negotiated price per hour or cycle that each engine is operated and we assume responsibility for MRO services for that engine.

Effect of the Acquisition
      As a result of the Acquisition, our assets and liabilities were adjusted to their fair market values as of the closing date. The inventory valuations caused an increase in our cost of revenues due to increased carrying value of our inventory and work in process. This resulted in a $21.4 million reduction in our income from operations that we would otherwise have recorded in the 2004 Post-Acquisition period. Additionally, the excess of total purchase price over the fair value of our assets and liabilities at closing was allocated to goodwill and other intangible assets. Goodwill and other intangible assets with indefinite lives are subject to periodic impairment review. Intangible assets with definite lives are amortized and charged as an expense against operating income.
      As set forth in greater detail in the table below, as a result of the application of purchase accounting, our intangible assets with definite lives were fair valued from a gross carrying amount of $114.3 million prior to the consummation of the Acquisition to $144.3 million after the consummation of the Acquisition, and were assigned new amortization periods.

		Weighted
	Gross	Average
	Carrying	Amortization
	Value	Period

	(In millions)
Customer relationships	$98.0	17.4 years
OEM authorizations	38.4	14.2 years
Technology	2.0	5 years
Databases	5.9	5 years
      In addition, goodwill and trademarks increased from an aggregate of $74.8 million and $42.0 million, respectively, prior to the consummation of the Acquisition to $249.5 million and $97.3 million, respectively, after the consummation of the Acquisition. These intangible assets are subject to annual impairment testing.
      We incurred transaction fees of approximately $54.1 million, including deferred financing fees, fees paid to Carlyle and other fees and expenses as a result of the Acquisition. Those fees related to the Acquisition were capitalized as part of the purchase price and allocated to our net assets in accordance with purchase accounting, and those fees associated with financing the Acquisition were capitalized as deferred financing expense and are amortized over the applicable term of the related financings. Transaction fees and expenses that were not capitalized as part of the purchase price or deferred financing were expensed.
      As discussed below in “— Liquidity and Capital Resources,” we incurred significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expenses is significantly higher than prior to the Acquisition.
Financial Statement Presentation
      The following discussion provides a brief description of certain items that appear in our consolidated financial statements and the combined financial statements of Dunlop Standard and general factors that impact these items.
      Revenues. Revenues represents gross sales principally resulting from the MRO services and parts that we provide. Revenues related to our Other Services are based on services provided to the end customer pursuant to the contractual terms and conditions of the service agreements.
      Cost of revenues. Cost of revenues includes all direct costs required to provide our MRO services. These costs include the cost of parts, labor for engine disassembly, assembly and repair, spare engines, and overhead costs directly related to the performance of MRO services. Overhead costs also include the cost of our MRO facilities, engineering, quality and production management, commercial credit insurance, depreciation of equipment and facilities and amortization of the cost to acquire OEM authorizations. Cost of revenues related to our ART business include the cost of labor, subcontracted services and overhead costs directly related to the performance of MRO redesign services.
      Selling, general and administrative expense. Selling, general and administrative, or SG&A, expense includes the cost of selling our services to our customers and maintaining a global sales support network, including salaries of our direct sales force. General costs to support the administrative requirements of the business such as finance, accounting, human resources and general management are also included.
Critical Accounting Policies
      The accounting policies discussed below are important to the presentation of our results of operations and financial condition and require the application of judgment by our management in determining the appropriate assumptions and estimates. These assumptions and estimates are based on our previous experience, trends in the industry, the terms of existing contracts and information available from other outside sources and factors. Adjustments to our financial statements are recorded when our actual experience differs from the expected experience underlying these assumptions. These adjustments could be material if our experience is significantly different from our assumptions and estimates. Below are those policies applied in preparing our financial statements that management believes are the most dependent on the application of estimates and assumptions.
      Revenue recognition. We generally recognize revenues generated by our services or parts sales when the services are completed or repaired parts are shipped to the customer. Amounts that are received in advance from our customers are recorded as unearned revenue. Lease income associated with the rental of engines or engine modules to customers is recorded based on engine usage as reported by the customer. In connection with fixed price per engine utilization services that we provide, we receive payments from customers in advance of completion of services or shipment of repaired parts to the customer, which are recorded as deferred revenue. These payments are based on contractual terms and conditions pursuant to which customers pay for services or products based on aircraft usage.
      Reserves for losses on fixed-price work orders. Losses on work orders generally result from fixed-price agreements that we have with customers and result when the costs of providing MRO services under a particular work order exceed the agreed-upon price for the parts and services under the underlying agreement. We provide a reserve for losses on work orders in the event that a loss on a particular work order becomes probable and estimable. We are unable to estimate the existence or size of losses until engines are delivered to us, despite our prior experience under a particular contract. This is due to the fact that the number of engines that will be delivered under the contract is unknown and the condition of each engine and the required MRO services vary from engine to engine. As a result, loss reserves only reflect our estimate of losses we expect to incur on engines already delivered to and inspected by us. The reserve is provided by increasing our cost of revenues by a reasonable estimate of the probable loss.
      Reserve for warranty costs. We provide reserves to account for costs associated with warranty claims. Warranty claims arise when an engine we service fails to perform to required specifications during the relevant warranty period. The warranty reserve is provided for by increasing our cost of revenues by an amount based on our current and historical warranty claims and associated repair costs.
      Reserve for doubtful accounts receivable. We provide a reserve for doubtful accounts receivable that accounts for estimated losses that result from our customers’ inability to pay for our MRO services. This reserve is based on a combination of our analyses of history, aging receivables, financial condition of a particular customer and political risk. Our estimates are net of credit insurance coverage that we maintain for most of our commercial customers. The provision for uncollectible accounts receivable is charged against operating income in the period when such accounts are determined to be uncollectible, and has historically been immaterial in amount. Nevertheless, we believe that ongoing analysis of this reserve is important due to the high concentration of revenues within our customer base.
      Goodwill and intangible assets. Goodwill and other intangible assets with indefinite lives are not amortized, but are subject to impairment testing both annually and when there is an indication that an impairment has occurred, such as an operating loss or a significant adverse change in our business. Impairment testing includes use of future cash flow and operating projections, which, by their nature, are subjective. If we were to determine through such testing that an impairment has occurred, we would record the impairment as a charge against our income. We amortize intangible assets that we have determined to have definite lives, such as OEM authorizations, technology and databases, over their estimated useful lives. We amortize intangible assets that have definite lives over periods ranging from one to 20 years with a weighted average of 12.6 years. Our specific OEM licenses and authorizations are amortized over four to 17 years. The Predecessor, amortized its intangibles that have definite lives over a period ranging from three to 40 years with a weighted average of 31.5 years, and specific OEM licenses and authorizations were amortized over three to 10 years. All of our trademarks are classified as having indefinite lives.
      Impairment of long-lived assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted estimated future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets and charged against our income.
      Inventory. We value our inventory on an ongoing basis using the first-in first-out, or FIFO, method, and state our inventories at the lower of cost or net realizable value. In making such determinations, cost represents the actual cost of raw materials, direct labor and an allocation of overhead in the case of work in progress and finished goods. We write down our inventory for estimated obsolescence or unmarketable inventory on a part-by-part basis using aging profiles. Aging profiles are determined based upon assumptions about future demand and market conditions. If actual future demand or market conditions are less favorable than those projected, inventory adjustments may be required.
      Income taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are estimated using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We do not provide taxes on undistributed earnings of foreign subsidiaries that are considered to be permanently reinvested. If undistributed earnings were remitted, foreign tax credits would substantially offset any resulting U.S. tax liability.

Results of Operations
      The following table sets forth certain financial data for the 2004 Post-Acquisition period under the heading “Successor,” and for the 2004 Predecessor period and the years ended December 31, 2003 and 2002 under the heading “Predecessor.”

	August 25 -	January 1 -	Year Ended December 31,
	December 31,	August 24
	2004	2004	2003	2002

	Successor		Predecessor
	(In millions)
Revenues	$284.1	$509.4	$545.0	$461.2
Cost of revenues	251.1	423.9	456.1	382.5

Gross profit	33.0	85.5	89.0	78.7
Selling, general and administrative expense	22.4	29.6	39.8	36.3
Amortization of intangible assets and goodwill	3.3	1.8	2.8	2.8

Income from operations	7.4	54.0	46.4	39.6
Interest expense	13.7	4.8	8.1	11.7

(Loss) income before income taxes	(6.4)	49.2	38.3	28.0
Benefit (provision) for income taxes	3.1	(16.0)	(13.3)	(10.3)

Net (loss) income	$(3.2)	$33.2	$25.0	$17.7

2004 Post-Acquisition period and 2004 Predecessor period compared to the Year Ended December 31, 2003 for the Predecessor.
      Revenues. Revenues during the 2004 Post-Acquisition period were $284.1 million and were $509.4 million during the 2004 Predecessor period. Revenues for the year ended December 31, 2003 were $545.0 million. Combined 2004 revenues increased by $248.5 million, to $793.4 million, or 45.6% compared to the year ended December 31, 2003. This increase primarily resulted from additional combined 2004 revenues of $140.3 million generated from providing parts to the U.S. Air Force under the expanded scope of our Kelly Air Force Base contract, additional combined 2004 revenues of $30.3 million generated under our new T56 contract with the U.S. Navy and an increase in combined 2004 revenues from regional airline customers of $50.8 million primarily due to an increase in regional jet engine maintenance requirements.
      Revenues under long term contracts were approximately 51.8% of combined 2004 revenues and 38.2% in 2003. Revenues from military end-users accounted for approximately 47.3% and 33.3% of our combined 2004 revenues and total revenues in 2003, respectively.
      Gross profit. Gross profit during the 2004 Post-Acquisition period was $33.0 million and was $85.5 million during the 2004 Predecessor period. For the year ended December 31, 2003, gross profit was $89.0 million. Gross profit during the 2004 Post-Acquisition period was affected by $21.4 million of fair value inventory and work in process adjustments related to the application of purchase accounting in connection with the Acquisition. Gross profit as a percentage of revenues was 11.6% for the 2004 Post-Acquisition period and was 16.8% for the 2004 Predecessor period. During the year ended December 31, 2003, gross profit as a percentage of revenues was 16.3%. The decrease in the gross profit as a percentage of revenues during the 2004 Post-Acquisition period was primarily attributable to a $21.4 million increase in the cost basis for inventory and work in process that was recorded at fair value on August 25, 2004 and sold during the period. This decrease was partially offset by operational efficiencies, gains from training and protocols, and improved overhead absorption of approximately $7.0 million.
      Selling, general and administration expense. SG&A expense during the 2004 Post-Acquisition period was $22.4 million and was $29.6 million during the 2004 Predecessor period. For the year ended

December 31, 2003, SG&A expense was $39.8 million. Combined 2004 SG&A expense, which includes management fees of $0.5 million, increased $12.3 million during 2004 to $52.0 million, or 30.8% compared to combined SG&A for the year ended December 31, 2003. SG&A expense as a percentage of revenues was 7.9% for the 2004 Post-Acquisition period and was 5.8% for the 2004 Predecessor period. During the year ended December 31, 2003, the SG&A expense as a percentage of revenues was 7.3%. The increase in combined 2004 SG&A expense was primarily due to expenses associated with supporting increased MRO volumes in our Aviation MRO services segment as well as $2.8 million in additional SG&A expenses associated with supporting our Energy Services business, additional audit and professional fees and insurance expense and $4.7 million in non-recurring expenses associated with the Acquisition.
      Income from operations. Income from operations during the 2004 Post-Acquisition period was $7.4 million and was $54.0 million during the 2004 Predecessor period. For the year ended December 31, 2003, income from operations was $46.4 million. Income from operation for the 2004 Post-Acquisition period was impacted by the transaction-related expenses discussed above and increased amortization on intangible assets that were revalued as part of the Acquisition.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Revenues. Total revenues increased by $83.9 million, or 18.2%, to $545.0 million for the year ended December 31, 2003 from $461.2 million for the year ended December 31, 2002. This increase primarily resulted from the expanded scope of our Kelly Air Force Base contract beginning in October 2003, which resulted in increased revenues of $27.6 million, and $44.3 million increase in revenues from regional airline customers for our AE3007, CF34 and APU MRO services.
      Revenues under long term contracts were approximately 38.2% of revenues in 2003 and 37.3% in 2002. Revenues from military end users were approximately 33.3% and 37.3% in 2003 and 2002, respectively.
      Gross profit. Gross profit increased $10.3 million, or 13.1%, to $89.0 million, or 16.3% of total revenues, for the year ended December 31, 2003 from $78.7 million, or 17.1% of total revenues, for the year ended December 31, 2002. This increase was largely driven by the increase in revenues during 2003, as discussed above. The increase was partially offset by losses of $4.4 million on CF34 services in 2003 resulting from the startup of our CF34 program.
      Selling, general and administrative expense. SG&A expense increased $3.5 million, or 9.5%, to $39.8 million, or 7.3% of total revenues, for the year ended December 31, 2003 from $36.3 million, or 7.9% of total revenues, for the year ended December 31, 2002. This increase reflects an increase in insurance costs of $0.6 million in 2003 resulting from increased revenues. In addition, during 2003 we expanded our sales, marketing and business development capabilities, primarily for the CF34, ART and Energy Services businesses. This resulted in an additional $1.0 million of SG&A expense during 2003.
      Income from operations. For the reasons discussed above, income from operations increased $6.8 million, or 17.2%, to $46.4 million, or 8.5% of total revenues for the year ended December 31, 2003 from $39.6 million, or 8.6% of total revenues, for the year ended December 31, 2002.

Segment Results of Operations
      The Company has one reportable segment, Aviation MRO. The Redesign Services and Energy Services operating segments are not reportable and have been combined and disclosed in “Other Services” as they do not meet any of the quantitative thresholds under SFAS No. 131. The following table reconciles segment revenue and income from operations to total revenue and net income:

	August 25 -	January 1 -	Year Ended December 31,
	December 31,	August 24
	2004	2004	2003	2002

	Successor		Predecessor
	(In millions)
Revenues:
Aviation MRO	$266.8	$491.2	$520.1	$438.0
Other Services	17.3	18.2	24.9	23.2

Total revenue	$284.1	$509.4	$545.0	$461.2

Segment Income (Loss) From Operations:
Aviation MRO	$35.5	$63.5	$51.1	$40.0
Other services	(0.8)	(4.2)	(1.2)	3.3

Segment income from operations	34.6	59.3	49.9	43.3
Corporate expenses	(27.3)	(5.3)	(3.5)	(3.7)

Income from operations	7.4	54.0	46.4	39.6
Interest expense, net	(13.7)	(4.8)	(8.1)	(11.7)

(Loss) income before income taxes	(6.4)	49.2	38.3	27.9
Benefit (provision) for income taxes	3.1	(16.0)	(13.3)	(10.3)

Net (loss) income	$(3.2)	$33.2	$25.0	$17.7

Aviation MRO

2004 Post-Acquisition period and 2004 Predecessor period compared to the Year Ended December 31, 2003 for the Predecessor.
      Revenues. Revenues for our Aviation MRO segment during the 2004 Post-Acquisition period were $266.8 million and were $491.2 million during the 2004 Predecessor period. For the year ended December 31, 2003 revenues for the segment were $520.1 million. The $237.9 million, or 45.7%, increase in combined 2004 revenues to $758.0 million was primarily attributable to an increase in revenues generated by our new contracts including $140.3 million in additional combined 2004 revenues generated by providing parts to the U.S. Air Force under the expanded scope of our Kelly Air Force Base MRO services contract and $30.3 million of combined 2004 revenues generated under our new contract to provide T56 MRO services to the U.S. Navy. We also experienced a general increase in T56 and AE2100 volume due to the increased operational tempo of the U.S. and foreign militaries. In addition, $50.8 million of increased combined 2004 revenues in this segment was attributable to an increase in MRO volumes for the AE3007 and CF34 engines resulting from an increase in the installed base, utilization and work scopes for these regional jet engine platforms.
      Income from operations. Aviation MRO segment income from operations during the 2004 Post-Acquisition period was $35.5 million and was $63.5 million during the 2004 Predecessor period. Income from operations during the two periods reflects the increases in volume changes described above. For the year ended December 31, 2003, Aviation MRO segment income from operations was $51.1 million. Aviation MRO segment income from operations as a percentage of revenues was 13.3% for the 2004 Post-Acquisition period and was 12.9% for the 2004 Predecessor period. During the year ended December 31, 2003, Aviation MRO segment income from operations was 9.8%. The increase in segment income from operations as a percentage of revenues during the 2004 Post-Acquisition period was primarily attributable to increases in operational efficiency resulting from training and protocols, improved overhead absorption and labor efficiencies on our CF34 and turboprop programs. This increase was partially offset by losses incurred on a contract with a foreign military and increased warranty costs.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Revenues. Aviation MRO segment revenues increased by $82.1 million, or 18.8%, to $520.1 million for the year ended December 31, 2003 from $438.0 million for the year ended December 31, 2002. This increase was primarily due to increased MRO services on regional jet engines including a $23.0 million increase in revenues generated in 2003 by our CF34 MRO operations, compared to $1.0 million in revenues generated by these operations in 2002, growth in demand for AE3007 MRO services, and to an increase in APU revenues resulting from new contracts with regional jet operators. Revenues generated by providing services for turboprop engine platforms were flat during the periods. Aviation MRO revenue increases were also driven by $27.6 million of revenues generated during the 2003 period by providing parts to the U.S. Air Force under the expanded scope of our Kelly Air Force Base contract and a general increase in T56 and AE2100 volume due to the increased operational tempo of the U.S. military. This increase was partially offset by a reduction in revenues from the Canadian Air Force, which increased its T56 times-between-overhaul and reduced utilization in 2003.
      Income from operations. Aviation MRO segment income from operations increased by $11.2 million, or 27.9%, to $51.1 million for the year ended December 31, 2003 from $40.0 million for the year ended December 31, 2002. The increase in income from operations came as a result of higher volumes of military contracts and regional jet engine MRO and operational efficiencies that we realized due to improved training and protocols. The increase was partially offset by a reduction in our turboprop MRO pricing resulting from increased competition and losses of $4.4 million on CF34 services in 2003 resulting from the startup of our CF34 engine program.
Other Services

2004 Post-Acquisition period and 2004 Predecessor period compared to the Year Ended December 31, 2003 for the Predecessor.
      Revenues. Revenues generated by our Other Services during the 2004 Post-Acquisition period were $17.3 million and were $18.2 million during the 2004 Predecessor period. For the year ended December 31, 2003, Revenues generated by our Other Services were $24.9 million. Combined 2004 revenues generated by our Other Services increased $10.6 million or 42.5% to $35.5 million. This increase was primarily due to increased engine MRO for pipeline operators and new customers operating cogeneration units in the chemical processing industry and our ART contracts at Oklahoma Air Logistics Center and Ogden Air Logistics Center.
      Loss from operations. Loss from operations generated by our Other Services during the 2004 Post-Acquisition period was $0.8 million compared to a loss of $4.2 million during the 2004 Predecessor period. For the year ended December 31, 2003, loss from operations generated by our Other Services was $1.2 million. We have made a significant investment in developing our ART business during 2004 in an effort to capitalize on the trend towards outsourcing. Our expenditures and related losses in developing our ART business are primarily associated with hiring and training personnel to manage and provide our redesign related services and developing bids to win redesign contracts.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Revenues. Revenues generated by our Other Services increased by $1.7 million or 7.4% to $24.9 million for the year ended December 31, 2003 from $23.2 million for the year ended December 31, 2002. This increase was primarily due to services contracts related to our redesign services.
      Income (loss) from operations. Income from operations generated by our Other Services decreased to a loss of $1.2 million during the year ended December 31, 2003 from an income of $3.3 million for the year ended December 31, 2002. This decrease is a result of additional costs associated with the establishment of the Energy Services and ART businesses.
Liquidity and Capital Resources

Liquidity Requirements
      Our principal cash requirements are for working capital, to fund capital expenditures, and to service our indebtedness. We expect to satisfy our cash requirements with cash on hand, cash flows from operations and borrowings under the revolving credit portion of our senior credit facilities.
      We incurred substantial indebtedness in connection with the Acquisition. Our indebtedness at April 15, 2005 consisted of:

•	our senior credit facilities, consisting of an eight-year term loan facility, under which we had outstanding indebtedness of $270.0 million and a $50.0 million six-year revolving credit facility, under which we had no outstanding indebtedness;

•	$3.9 million in capital lease obligations; and

•	$200.0 million in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2014.
      Borrowings under our senior credit facilities bear interest at either a floating base rate or a LIBOR rate plus, in each case, an applicable margin. As of April 15, 2005, our borrowings under our senior credit facilities bore interest based on LIBOR. In addition, we pay a commitment fee in respect of unused revolving commitments at a rate equal to 0.5% per annum. Subject to certain exceptions, our senior credit facilities require mandatory prepayments of the loans with 50% of our annual excess cash flow (as defined in the senior credit facilities) and with the net cash proceeds of certain assets sales or other asset dispositions and issuances of debt securities. The obligations under our senior credit facilities are guaranteed by all of our existing and future wholly owned U.S. and Canadian subsidiaries (except for unrestricted subsidiaries) and by our parent, and are secured by a security interest in substantially all of our assets and the assets of our direct and indirect restricted U.S. subsidiaries that are guarantors, including a pledge of all of our capital stock, the capital stock of each of our restricted U.S. subsidiaries and 65% of the capital stock of certain of our non-U.S. subsidiaries that are directly owned by us or one of our unrestricted U.S. subsidiaries.
      We made optional prepayments under the term loan portion of our senior credit facilities of $10.0 million on October 27, 2004, $30.0 million on December 29, 2004 and of $15.0 million on February 28, 2005. These prepayments have been applied against our future scheduled prepayments and we will not have a scheduled prepayment until December 2011.
      Pursuant to the terms of our senior credit facilities we have entered into interest rate hedging arrangements for the purpose of reducing our exposure to adverse fluctuations in interest rates. On October 12, 2004 we entered into a series of sequential collar transactions. The following table summarizes the collar transactions:

Notional		Floor Strike Rate		Cap Strike Rate
Amount	Term	(Based on 30-Day LIBOR)		(Based on 30-Day LIBOR)

$75 million	October 11, 2004 - March 27, 2005	1.8675% (plus applicable margin	)	3.00% (plus applicable margin	)
$75 million	March 28, 2005 - September 26, 2005	2.00% (plus applicable margin	)	3.50% (plus applicable margin	)
$75 million	September 27, 2005 - March 26, 2006	2.00% (plus applicable margin	)	4.25% (plus applicable margin	)
$75 million	March 27, 2006 - December 27, 2006	2.40% (plus applicable margin	)	5.25% (plus applicable margin	)
      The notes have an interest rate of 8.25% and mature on September 1, 2014. We are required to make interest payments on these notes each year on March 1 and September 1 commencing March 1, 2005. Prior to September 1, 2007 we may redeem up to 35% of the original principal amount of the notes at a premium with the proceeds of certain equity issuances. Additionally, at any time on or after September 1, 2009, we may redeem all or a portion of the notes at pre-determined premiums. The notes are guaranteed on a senior subordinated basis by all of our subsidiaries that provide guarantees under our senior credit facilities. For additional information regarding the exchange notes, see “Description of the Exchange Notes.”
      We made combined 2004 net capital expenditures of $18.0 million, which were comprised of $6.4 million during the 2004 Post-Acquisition period and $11.6 million during the 2004 Predecessor period. During 2004, these capital expenditures were, and we expect will continue to be, divided between general maintenance requirements, rental engine pool investments and continuing investments in our CF34 program. We expect to make approximately $18.2 million in capital expenditures, including net rental engine pool expenditures, during 2005.
      Based on our current operations, we believe that cash on hand, together with cash flows from operations and borrowings under the revolving credit portion of our senior credit facilities, will be adequate to meet our working capital, capital expenditure, debt service and other cash requirements for the foreseeable future. However, our ability to make scheduled payments of principal of, to pay interest on, and to refinance, our indebtedness to comply with the financial covenants under our debt agreements, and to fund our other liquidity requirements will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available under our senior credit facilities in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.
      In connection with the Acquisition, we also entered into a management agreement with TC Group Management, L.L.C., an affiliate of The Carlyle Group. Pursuant to this agreement, and subject to certain conditions, we pay TC Group Management an annual management fee of $1.5 million. We also have employee benefit obligations, which will require us to make future payments.

Covenant Compliance
      Our senior credit facilities contain various restrictive operating and financial covenants, including covenants that are based on Adjusted EBITDA as defined in our senior credit facilities. These covenants include a consolidated leverage ratio covenant that measures the ratio of our outstanding debt net of cash to our Adjusted EBITDA. This consolidated leverage ratio covenant required us to have a ratio of outstanding debt net of cash to Adjusted EBITDA of no more than 6.50 to 1 at December 31, 2004. Our actual consolidated leverage ratio at December 31, 2004 was 4.14 to 1.
      These covenants also include a minimum consolidated net interest coverage ratio covenant that measures the ratio of our Adjusted EBITDA for any period of four consecutive quarters to our interest expense during the same four quarters. The minimum interest coverage ratio covenant required us to have a ratio of Adjusted EBITDA to interest expense ratio of at least 2.00 to 1 at December 31, 2004. Our actual interest coverage ratio was 3.64 to 1 at December 31, 2004.
      We are currently, and for at least the next twelve months, expect to remain, in compliance in all material respects with the covenants in the senior credit facilities and the indenture governing our 8 1/4% Senior Subordinated Notes due 2014. For additional information regarding our senior credit facilities including the other covenants applicable to us, see “Description of Senior Credit Facilities.”
      We have included information concerning Adjusted EBITDA because we use this measure to evaluate our compliance with covenants governing our indebtedness. Under our senior credit facilities, Adjusted EBITDA represents net income before provision for income taxes, interest expense, net, and depreciation and amortization and also adds or deducts, among other things, unusual or non-recurring items, restructuring, transaction fees, expenses and management fees pursuant to our management agreement with Carlyle. Adjusted EBITDA is not a recognized term under GAAP. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, net cash provided by operating activities or other measures prepared in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as such measure does not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. Adjusted EBITDA, as included herein, is not necessarily comparable to similarly titled measures reported by other companies.
      The following table presents a reconciliation of Adjusted EBITDA, as defined in the senior credit facilities to net income:

	August 25 -	January 1 -	Year Ended December 31,
	December 31,	August 24
	2004	2004	2004	2003	2002

	Successor	Predecessor	Combined(4)
	Predecessor
	(In millions)
Net income	$(3.2)	$33.2		$25.0	$17.7
Add:
Depreciation and amortization	9.1	14.2		19.7	18.9
Interest expense, net	13.7	4.8		8.1	11.7
Provision for income taxes	(3.1)	16.0		13.3	10.3
Expenses associated with the disposal of Dunlop Standard(1)	—	2.3
Expenses associated with Acquisition(2)	2.4	—		—	—
Effect of write-up of inventory and work in progress(3)	21.4	—		—	—
Management fee	0.5	—		—	—

Adjusted EBITDA	$40.8	$70.6	$111.4	$66.1	$58.5

(1)	The Predecessor incurred approximately $2.3 million in compensation expenses associated with the disposal of Dunlop Standard.

(2)	We incurred approximately $2.4 million in fees and other expenses associated with negotiating, financing and consummating the Acquisition that were not capitalized as part of the purchase price or as deferred financing charges.

(3)	As a result of the Acquisition and the requirements of purchase accounting, our assets and liabilities, including the amounts recorded for inventory and work in process, were adjusted to their fair market values as of the closing date.

(4)	Successor and Predecessor results combined to give twelve months results as required under the senior credit facilities.
Cash Flows
      The following table sets forth our cash flows for the periods indicated:

	August 25 -	January 1 -	Year Ended December 31,
	December 31,	August 24
	2004	2004	2003	2002

	Successor
	Predecessor
	(In millions)
Net cash provided by operating activities	$19.8	$36.4	$64.3	$1.9
Net cash used in investing activities	(670.4)	(11.6)	(16.3)	(28.9)
Net cash provided from (used in) financing activities	678.5	(11.8)	(45.1)	13.0

Net increase (decrease) in cash and cash equivalents	$27.9	$13.0	$2.9	$(14.0)

Net Cash Provided by Operating Activities
      Net cash provided by operating activities during the 2004 Post-Acquisition period was $19.8 million and was $36.4 million during the 2004 Predecessor period. For the year ended December 31, 2003 net cash provided by operating activities was $64.3 million. Net cash provided by operating activities during the 2004 Post-Acquisition period was primarily attributable to a $39.8 million reduction in inventory levels. This was partially offset by an increase in accounts receivable associated with volume increases and increased cash taxes. Net cash provided by operating activities for the 2004 Predecessor period was impacted by an increase in accounts payable. Under the expanded Kelly Air Force Base contract we have used U.S. government-owned inventory and recorded a payable for such usage. This has resulted in an accounts payable of approximately $37.0 million, which will be discharged during 2005. This increase in cash has been offset by an increase in accounts receivable and inventories associated with increased volumes.
      Net cash provided by our operating activities for the year ended December 31, 2003 was $64.3 million compared to $1.9 million for the year ended December 31, 2002. The $62.4 million increase in net cash provided by operating activities in 2003 compared to 2002 was primarily attributable to improved income from operations and increased accounts payable.

Net Cash Used in Investing Activities
      Net cash used for investing activities was $670.4 million during the 2004 Post-Acquisition Period and $11.6 million during the 2004 Predecessor Period. Net cash used for investing activities for the 2004 Post-Acquisition period included $699.7 million for the Acquisition, less $35.7 million of cash acquired and $6.4 million for net capital expenditures. Net cash used for investing activities for the 2004 Predecessor period was $11.7 million for capital expenditures. Our capital expenditure requirements during the 2004 Predecessor period and the 2004 Post-Acquisition period were primarily due to capital expenditures related to our CF34 program and net increases in our rental engine pool. Historically, cash used in investing activities has been for capital expenditures on property, plant, and equipment plus net change in our rental engine pool less disposals of property, plant, and equipment. Net capital expenditures for the year ended December 31, 2003 were $16.4 million and reflect expenditures on our CF34 program and net rental engine additions. Net capital expenditures for the year ended December 31, 2002 was $29.2 million and reflect expenditures on the start-up of our CF34 program, plant expansions and redesigns in San Antonio, Knoxville and Tilburg and net rental engine additions.

Net Cash Provided by (Used in) Financing Activities
      Net cash provided by (used in) financing activities was comprised of $678.5 million during the 2004 Post-Acquisition Period and ($11.8) million during the 2004 Predecessor Period. Net cash provided by financing activities of $678.5 million during the 2004 Post-Acquisition period included: (1) $525.0 million from the incurrence of long-term debt in connection with the Acquisition, comprised of $325.0 million from borrowings under the senior credit facilities and $200.0 million from the issuance of our 8 1/4% Senior Subordinated Notes; (2) a capital contribution of $215.0 million in connection with the Acquisition; (3) payment of financing fees of $23.7 million related to the Acquisition; (4) further contribution from our parent of $2.8 million in connection with the Acquisition and (5) repayments of long-term debt totaling $40.6 million.
      During the 2004 Predecessor period and the years ended December 31, 2003 and 2002, cash provided by or used in financing activities represented payments to or funding from our former parent company, Dunlop Standard and changes in Dunlop Standard’s external indebtedness. Prior to the Acquisition, we funded our cash flow requirements with our cash flow from operating activities, borrowings under our previous credit agreement, and borrowings from Dunlop Standard, or its other subsidiaries. During the 2004 Predecessor Period and the year ended December 31, 2003, net cash used by financing activities related primarily to repayment of related company indebtedness. During the period ended December 31, 2002, net cash provided by financing activities was provided primarily by drawings under Dunlop

Standard’s revolving credit facility and term loan facility, offset by payments that were received from related entities.
Commitments
      The following table presents our obligations and commitments to make future payments under contracts and commitments.

		Payments Due by Period

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In millions)
Term loan(1)	$389.9	$14.3	$28.4	$28.4	$318.8
Capital lease obligations	4.6	2.2	2.4	—	—
Senior subordinated notes(2)	365.0	16.5	33.0	33.0	282.5
Capital commitments	3.1	3.1	—	—	—
Operating lease obligations	22.6	11.3	9.0	1.2	1.1

Total contractual obligations	$785.2	$47.4	$72.8	$62.6	$602.4

(1)	Includes required interest payments based on an interest rate at December 31, 2004 of 4.99%. Scheduled payments have been included in the interest payment calculation.

(2)	Includes required interest payments at 8.25%.
Inflation
      Historically, inflation has not had a material effect on our results of operations.
Seasonality
      Although we have secured several long-term agreements, we record revenues under these agreements as we actually deliver a completed service. The work orders that we receive, the number of repairs or overhauls that we perform and the number of parts that we deliver in particular periods may vary significantly, causing our quarterly revenues and results of operations to fluctuate. We are often unable to predict the precise timing of the actual receipt of such orders.
Recent Accounting Pronouncements
      In December 2004, FASB released SFAS 123R, Share-Based Payments, that is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. The standard is applicable to us as of the beginning of the first interim or annual reporting period beginning after December 15, 2005. We intend to adopt the standard on a prospective basis as of January 1, 2006 and do not expect the adoption of SFAS 123R to have an impact on our financial condition or results of operations.
      In November 2004, the FASB released SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 adopts the view related to inventories that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred. The provisions of SFAS No. 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. We intend to adopt the standard as of January 1, 2006, and do not expect the adoption of the standard to have an impact on our financial condition or results of operation.

Quantitative and Qualitative Disclosures About Market Risk
      Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments. Our results could be impacted by changes in interest rates or foreign currency exchange rates. We use financial instruments to hedge our exposure to fluctuations in interest rates and foreign currency exchange rates. We do not hold financial instruments for trading purposes. Our policies are reviewed on a regular basis.
      Interest rate risks. We are subject to interest rate risk in connection with borrowings under our senior credit facilities. As of April 15, 2005, we had $285.0 million outstanding under the term-loan portion of our senior credit facilities, bearing interest at variable rates. Each change of 0.125% in interest rates would result in a $0.4 million change in our annual interest expense on term-loan borrowings. In addition, any borrowings under the revolving credit portion of our senior credit facilities will bear interest at variable rates. Assuming that our revolving credit facility is fully drawn, each 0.125% change in interest rates would result in a $0.1 million change in annual interest expense on our revolving loan facility. Any debt we incur in the future may also bear interest at floating rates. Pursuant to the terms of our credit agreement we have entered into interest rate hedging arrangements for the purpose of reducing our exposure to adverse fluctuations in interest rates. The credit agreement requires that 50% of our total debt is fixed or covered under interest rate protection arrangements described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      Derivatives used to hedge the variable cash flows associated with $75.0 million of existing variable-rate debt with interest rate collars are as follows:

		Maximum	Minimum
Notional Amount	Period Hedged by Interest Rate Collar	Interest Rate(1)	Interest Rate(1)

$75.0 million	October 11, 2004 - March 27, 2005	3.00%	1.87%
$75.0 million	March 28, 2005 - September 26, 2005	3.50%	2.00%
$75.0 million	September 27, 2005 - March 26, 2006	4.25%	2.00%
$75.0 million	March 27, 2006 - December 27, 2006	5.25%	2.40%

(1)	Maximum and minimum interest rates exclude the effect of our credit spread on the variable rate debt.
      Currency risks. Our assets and liabilities in foreign currencies are translated at the period-end rate. Exchange differences arising from this translation are recorded in our statement of operations. Currency exposures can arise from revenues and purchase transactions denominated in foreign currencies. Generally, transactional currency exposures are naturally hedged; that is, revenues and expenses are approximately matched, but where appropriate, are covered using forward exchange contracts. We expect to continue to enter into financial hedges, primarily forward contracts, to reduce foreign exchange volatility. We are exposed to credit losses in the event of non-performance by the other party to the derivative financial instruments. We mitigate this risk by entering into agreements directly with a number of major financial institutions that meet our credit standards and that we expect to fully satisfy their contractual obligations. We view derivative financial instruments purely as a risk management tool and, therefore, do not use them for speculative trading purposes. At December 31, 2004, we did not have any outstanding foreign currency exchange contracts.

BUSINESS
Our Company
      We are a leading independent provider of aftermarket MRO services for gas turbine engines used primarily for military, regional and business aircraft. We repair and overhaul a wide range of aircraft and industrial engines and provide our customers with comprehensive, value-added maintenance and redesign solutions. For the year ended December 31, 2004, we generated combined 2004 revenues of $793.5 million. For the 2004 Predecessor period our income from operations was $54.0 million and for the 2004 Post-Acquisition period our income from operations was $7.4 million. From January 1, 2001 through December 31, 2004, our revenues increased at a compound annual growth rate of 22.0%.
      We believe we are differentiated from our competitors and well positioned for growth as a result of our long-term customer relationships, our advanced engine maintenance expertise, our parts repair technology, our rapid service turnaround times, the substantial investments we have made in our facilities, the service authorizations that we have obtained from OEMs and the large and growing installed base of engines that we service. For the year ended December 31, 2004, we generated approximately 89.8% of our combined 2004 revenues from servicing engine platforms for which we believe we had the largest or second-largest worldwide market share among all service providers. Additionally, 51.8% of our combined 2004 revenues were generated from customers under long-term contracts. Generally, manufacturer specifications, government regulations and military maintenance regimens require that aircraft engines undergo MRO servicing at regular intervals or upon the occurrence of certain events. As a result, we believe that the market for MRO services is less cyclical than other sectors of the aerospace industry related to the manufacture of new aircraft.
      We were incorporated in June 2004 in connection with the Acquisition. We have a presence in six countries and have facilities in five of those countries, with our largest facilities located in the United States and Canada.
Business Segments
      We have one reportable segment, Aviation MRO. Our Redesign Services and Energy Services operating segments are not reportable and have been combined as they do not meet any of the quantitative thresholds under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. These services are referred to in this prospectus as our Other Services.

Aviation MRO Segment
      Our Aviation MRO segment consists of the comprehensive MRO services that we provide on a wide range of gas turbine engines utilized on regional, military and business aircraft. Our comprehensive MRO services include scheduled and unscheduled engine MRO and accessory shop visits, on-wing and field service support, engine and accessory reliability management tools, spare engine and component support, proprietary repair processes, custom build specifications and fleet management. The engine lines for which we provide MRO services include the Rolls-Royce T56/501D, AE2100, AE3007, Gem42 and Model 250, General Electric CF34, Pratt & Whitney Canada PT6A and PW100 and Honeywell GTCP APU Series 36 & Series 85 and RE220. Our Aviation MRO segment generated combined 2004 revenues of $758.0 million, which represented 95.5% of our combined 2004 revenues.

Other Services
      Our Other Services include the MRO services that we provide on General Electric LM1600 and Rolls-Royce 501K engine platforms used in non-aviation applications as well as the comprehensive maintenance service solutions, control systems upgrades and retrofits, and engineering solutions for the power generation, mechanical drive, and cogeneration markets. Our Other Services also include our Affordable Readiness Transformation, or ART, business under which we provide our redesign services. We commenced our ART business in 2002 following our successful experience in redesigning the former Kelly

Air Force Base in order to respond to requirements of the military for redesign of certain maintenance facilities and practices. Since that time, we have broadened the reach of our ART business to include services relating to the design and implementation of operational redesigns to non-military MRO operations as well. Our Other Services generated combined 2004 revenues of $35.5 million, which represented 4.5% of our total combined 2004 revenues for the year.
Our Services
      Engine MRO services are generally required at scheduled intervals prescribed by OEMs, government regulations, military maintenance or upon the occurrence of certain events or conditions such as engine damage or sub-standard engine performance. The cost of servicing an engine and the time required to complete servicing varies with the age, size and model of engine, the extent of the repairs being performed and the type and number of parts that need to be remanufactured or replaced.
      An overhaul of an engine can involve thousands of parts and numerous separate work orders. Each work order represents a specific step or process that must be completed during the course of the overhaul. For example, an overhaul of a Rolls-Royce T56 engine typically involves the inspection, replacement or refurbishment of 5,500 or more parts and approximately 170 separate work orders. We typically average between 25 and 60 days for a full overhaul on the majority of our engine programs. In order to overhaul engines quickly, we must perform and integrate numerous parallel processes and integrate numerous components just before final assembly.

      Engine platforms serviced. The following table provides summary information regarding the primary engine platforms we service:

	Combined 2004	Date Introduced/ Date	Estimated Product
Engine	Revenues	First Serviced by Us	Life-Cycle Stage	Primary Aircraft Applications

	(In millions)
Aviation
Rolls-Royce T56	$342.6	1954/1960	Declining	Military aircraft including C-130 A-H Hercules; P-3 Orion; E-2C Hawkeye
Rolls-Royce AE3007	$151.3	1996/1997	Growth	Embraer RJ135/140/145 regional jets; Cessna Citation X business jets
Rolls-Royce Model 250	$49.4	1967/1967	Mature	Wide range of commercial and military helicopters, including the Bell Jet Ranger and OH-58 Kiowa
Rolls-Royce AE2100	$22.1	1991/1993	Growth	Military and regional aircraft including C-130J Hercules, C-27 Spartan, Saab 2000
General Electric CF34	$36.0	1995/2002	Growth	Bombardier regional and business jets; Embraer ERJ170/190 regional jets
Pratt & Whitney Canada
PT6A	$65.7	1964/1986	Mature	Various business aviation turboprops including the Beechcraft King Air series business turboprops; T-6A Texan II military trainers
Pratt & Whitney Canada
PW100	$67.2	1984/1993	Mature	ATR, Embraer and Dash 8 series regional turboprops
Non Aviation
Rolls-Royce 501k	$17.5	1963/1969	Mature	Developed from T56 for use in marine and industrial applications, generally power generation.
General Electric LM1600	$11.0	1991 (as aircraft engine)/1994	Mature	Used in marine and industrial applications.

      Repair and overhaul process. The stages of the engine overhaul process include the following:

•	Disassembly, cleaning, and parts inspection. After we receive an engine for repair and overhaul, our technicians disassemble the unit into its parts, a process that requires special tooling and expertise. Each part is identified to ensure traceability throughout the MRO process. The parts are then cleaned and inspected in accordance with specifications for serviceable material condition, structural integrity, and dimensional tolerances. Our technicians record the condition of the parts, prepare work orders for repairable parts, and order replacement parts as required. The information we gather during inspection of the engine parts enables us to prepare a detailed cost estimate for each MRO event.

•	Parts re-manufacturing and replacement. The next phase of the MRO process involves the re-manufacturing of repairable parts, issue of replacement parts from our inventory, and procurement of any parts we do not routinely stock. We seek to remanufacture parts or offer used serviceable replacement parts to our customers as an alternative to new parts. Our parts re-manufacturing capabilities include extensive machining, welding, brazing, metalizing, heat treatment, metal reshaping, surface refinishing, and coating processes. Parts repairs are performed in accordance with OEM and government-approved specifications, and may involve more than fifty discrete process steps to complete. Although we subcontract a small number of processes to third parties, the majority of the re-manufacturing work is done in our own facilities. Re-manufacturing parts in lieu of new parts generally lowers customer costs and increases our margins when compared to an engine overhaul that consists exclusively of new parts. In addition, these re-manufacturing and service capabilities are integral to our competitive position because they enable us to maintain or increase the quality of work we perform and significantly reduce costs and turn around times. An on-line master schedule and visual scheduling boards are used to coordinate the production activities required to meet our turn around time commitments. On-line business systems are also used by technicians to record the completion of all production tasks in accordance with our quality system requirements, to collect labor costs, and to track the location of parts and assemblies throughout the MRO process.

•	Re-assembly, engine testing, and outbound logistics. The engine is then reassembled, with technicians recording the completion of all tasks documenting the results of inspections that impact engine performance. The engine is then installed in a test fixture and tested in accordance with OEM and government approved specifications to check for leakages, fuel efficiency, operating temperature range, and power output. An engine which has gone through a complete overhaul must meet the OEM’s original performance and safety specifications. It is then classified as a zero time engine, meaning that it can operate for the same number of hours before the next major maintenance event as a new engine. Upon successfully completing all performance tests and final inspection criteria, the engine is packaged for outbound shipment to the customer. Engines are generally shipped via third party ground transportation carriers.

      Engine leasing program. When a customer transfers an engine to us for repair and overhaul work, we may lease or rent an engine of the same type to the customer so that the customer can continue to operate their aircraft. We keep an inventory of flight-ready engines for most of the engine platforms that we service. The net book value of our engines and modules inventory was $28.4 million at December 31, 2004.
      Repair and overhaul facilities. Our repair and overhaul facilities are located primarily in the United States and Canada, as well as the Netherlands. In the United States, our largest operations facilities are located in San Antonio, Texas and Maryville, Tennessee, and we have numerous sales facilities throughout the country. In Canada, we have six primary operations facilities in Winnipeg and service facilities in Vancouver and Montreal. We also have service facilities in Singapore and Australia. Each repair and overhaul facility generally focuses on multiple engine platforms. We believe that the equipment in use in our various facilities is of high quality, in part a result of capital expenditures made during the past several years and the redesign of our facilities.
OEM Authorizations and Licenses
      We believe that establishing and maintaining relationships with the OEMs is an important factor in achieving sustainable success as an independent service provider. OEMs grant participants in the MRO services market authorizations or licenses to perform repair and overhaul services on the engines they manufacture. MRO service providers that have received OEM authorizations and licenses gain a competitive advantage because they typically receive discounts on parts, technical information, OEM warranty support and use of the OEM name in marketing. Obtaining OEM authorizations requires sophisticated technological capabilities, experience-based industry knowledge and substantial capital investment. Additionally, the OEMs maintain a tight control on, and in certain cases, grant very few authorizations or licenses. For example, we are currently one of only two independent service providers in the world authorized to service the Rolls-Royce AE2100, the only independent service provider in North America authorized to service the Rolls-Royce AE3007 and the only independent service provider in North America authorized to service the General Electric CF34.
      We currently have OEM authorization or licenses to service all the engine platforms that we service other than Honeywell APUs.
      Each of the authorizations or licenses that we have with OEMs is in the form of a contractual arrangement. These contracts typically require us to pay an authorization fee to the relevant OEM and, in some cases, also require us to pay annual authorization fees and royalties, or to fulfill other conditions set by the OEM. None of our material authorizations or licenses expires prior to November 1, 2008. In the past, our OEM authorizations or licenses have generally been renewed or extended at their expiration, however, we cannot assure you that any or all of these authorizations or licenses will be extended or renewed in the future.
Customers and Significant Contracts
      We service approximately 1,300 customers. Our two largest customers, Kelly Aviation Center, L.P. and Rolls-Royce Corporation, accounted for approximately 35.7% and 19.1% of our combined 2004 revenues, respectively. Revenues from Kelly Aviation Center, L.P. are those subcontracted under the Kelly Air Force Base contract and revenues from Rolls-Royce are generally provided on a subcontract basis to regional airlines that have entered into “power by the hour” contracts with Rolls-Royce.
      We have entered into several long-term agreements that we expect will result in future revenues. The pricing terms under these contracts vary depending on the type of contract and its specific terms. Generally the types of contracts that we enter into are as follows:

•	time and material contracts, where we charge our customer a price based on the specific work to be performed;

•	fixed price per maintenance or service event contracts, where pre-negotiated fixed prices are charged for specific MRO or redesign services; and

•	fixed price per engine hour/cycle contracts, where a flat rate based on engine-hours/cycles used is charged for any and all MRO service requirements during the term of the contract.
      Several of our significant customer contracts are set forth below:
      Kelly Air Force Base T56 contract: In February 1999, a team comprised of Oklahoma City Air Logistics Center (OC-ALC) and Kelly Aviation Center, L.P. won a contract pursuant to which the U.S. Air Force outsourced its engine MRO operations at the former Kelly Air Force Base in San Antonio, Texas. OC-ALC as the prime contractor subcontracts all Rolls-Royce T56 engine MRO services at the facility to Kelly Aviation Center, L.P., which then subcontracts such services solely to us. The original contract, awarded in 1999, was for MRO labor services only. In October 2003, the scope of the contract was expanded to include the supply of materials. The contract’s original term ran through 2006 and we have been awarded one extension to February 2007.
      U.S. Navy T56 contract: In December 2003, the U.S. Navy awarded us a one-year contract with four optional renewal years to provide MRO services for its fleet of T56 engines. These services are performed at our San Antonio and Winnipeg facilities. This contract features a fixed price per maintenance event. We estimate that revenues from this contract will exceed $180 million, assuming all renewal options are exercised.

      U.S. Army T703 contract: In July 2004, we won a five-year contract with the U.S. Army to provide MRO services for the T703 (a military variant of the Model 250) engines that power its fleet of Kiowa Warrior helicopters. This contract features a fixed price per maintenance event. The contract is expected to contribute approximately $40 million in revenues over its term.
      Canadian Air Force T56 contract: Since 1960 we have been the exclusive provider of MRO services to the Canadian Air Force for its T56 engine fleet and are currently operating under an exclusive time and materials contract that runs through the first quarter of 2006. The work is performed at our Winnipeg facilities. We contract directly with the Canadian Department of National Defense.
      Air Canada Jazz PW100 contract: In January 2004, Air Canada Jazz awarded us a five-year contract (with five renewal year options) to provide MRO services for its fleet of PW100 engines. This contract features a fixed price per engine flying hour rate.
      SkyWest CF34 contract: During the quarter ended December 31, 2004, the Company signed an exclusive contract with SkyWest Airlines of St. George, Utah to service their fleet of CF34-8 engines powering their new CRJ-700 Regional Jets. We expect that this contract will generate approximately $300 million of revenues during its 16-year term, with scheduled maintenance events expected to commence in 2007.
Competitive Strengths
      We believe that our customer mix and the size of the installed base of engines we service reduce our exposure to any single market trend or development. We also believe that the following strengths provide our business with a solid foundation for future growth:
      Industry leading service provider. We believe our MRO services are among the best in the industry in terms of quality of work, turnaround times, reliability after overhaul, technical support and overall customer satisfaction. We provide our customers with in-house part repair and overhaul services, which frequently avoids delays associated with outsourcing part repairs and provides a lower cost alternative to sourcing new replacement parts from OEMs. Additionally, our short turnaround times help our customers reduce downtime and enhance their fleet utilization. We also provide our customers with a broad range of service offerings, including advanced engine diagnosis and monitoring, fleet MRO maintenance programs and spare engines so that customers can continue to operate their aircraft during the MRO service.
      Leading market positions. We rank in the top three in the worldwide MRO market for each of the principal engine platforms that we service in our Aviation MRO and Other Services segments and are the only OEM authorized provider to service both the Rolls-Royce AE3007 and the General Electric CF34 regional jet engines. Our market share allows us to develop a depth of experience and capabilities that improve our operations, reduce turnaround times and lower costs. We also believe that our leading market positions, extensive experience, existing OEM authorizations, technology and expertise differentiate us from many of our competitors in the eyes of our customers and play a key role in securing additional long-term contracts and OEM authorizations.
      High barriers to entry. The dynamics of the MRO industry make it difficult for new competitors to enter the market. New entrants to the industry must obtain extensive approvals and certifications from both customers and government regulators and demonstrate conformity with complex and sophisticated materials tracking capabilities, quality system and production process controls and other operational system requirements. In addition, OEM service authorizations, which enable MRO providers to receive discounts on parts, technical information, OEM warranty support and use of the OEM name in marketing, are difficult to obtain. Obtaining these certifications, approvals and authorizations requires sophisticated technological capabilities, experience-based industry knowledge and substantial capital investment.
      Long-term contracts and regulated maintenance requirements provide strong cash flows. A substantial portion of our revenues are generated under government-regulated maintenance programs based on engine usage and operating cycles. We expect that the large and growing installed base of many of the engines we service and increasing hours used will combine to provide our company with a base of recurring revenues. Furthermore, we are the depot level provider to the U.S. military under long-term contracts for the T56 and AE2100 engines, which power the C-130 Hercules tactical transport aircraft. There is no anticipated replacement in the foreseeable future for the C-130, which is an important element of the U.S. military’s tactical airlift capability. We believe that, due to the C-130’s increasing age and important military function, MRO services on the engines that power the C-130 will continue to be a significant source of revenues for our company.
      Well-positioned to benefit from favorable industry trends. We believe that we are well positioned to benefit from current industry trends. We believe that our success in transforming the former Kelly Air Force Base facility and delivering substantially improved war-readiness rates and reduced costs to the U.S. military position us to compete effectively for future military outsourcing and MRO facility redesign contracts. Additionally, as the only OEM-authorized provider of MRO services for both of the Rolls-Royce AE3007 and the General Electric CF34 engines, our investment in advanced facilities to handle current and future MRO demand for these engines positions us to benefit from anticipated growth in the regional jet sector. Finally, because many military, regional and business aircraft share related engine platforms, such as GE’s CF34 (for deployment on commercial aircraft) and TF34 (for deployment on military aircraft), we believe that we are well-positioned to adapt our MRO capabilities and facilities for additional applications without incurring significant additional fixed costs. For example, we were recently awarded a contract by the U.S. Army to service the Rolls-Royce T703 engines that power its OH-58 Kiowa Warrior helicopters, building on our experience with that engine in commercial applications.
      Experienced management team with proven track record. Our operations are led by an executive management team that has been working together for approximately 16 years and whose members have an average of over 19 years of industry experience. Our management team has a proven record in winning new business, reducing costs, improving working capital management and implementing other initiatives to increase operating efficiencies.
Business Strategy
      Our principal objective is to continue to increase our revenues and cash flows by building on our position as a leading provider of MRO services for military, regional and business aircraft and related redesign and non-aviation MRO. In pursuing this objective, we intend to continue to target engine platforms with large installed bases and blend high quality and efficient MRO operations with innovative value-added services including redesign services. Specifically, we intend to pursue the following strategies:
      Win new business. We will continue to focus on expanding our market share in our existing engine programs and will selectively seek to enter new MRO programs. We currently are pursuing several engine MRO programs, including aircraft powered by the Pratt & Whitney Canada PT6 and the Rolls-Royce Model 250 engine that are used by the U.S. military. We are also working to expand our Redesign Services business in order to leverage our successful experience at the former Kelly Air Force Base and are actively seeking opportunities to redesign military and commercial MRO facilities. We are also seeking to take advantage of our authorizations and our advanced MRO facilities by bidding on numerous new contracts with regional aircraft operators and pursuing new business with OEMs. We recently secured a long term contract with SkyWest Airlines to provide CF34 MRO services. We continue to leverage our military, business aviation and regional airline customer relationships to grow our core APU business and expand into new engine models. We believe that our achievements under our military contracts, our relationships with OEMs and our reputation for excellent quality and service place us in a favorable position to obtain business servicing additional engine platforms. We intend to capitalize on our existing engine MRO competency to pursue additional growth opportunities related to non-aviation engines used in the energy sector.
      Capitalize on our advanced facilities to increase cash flow. We intend to capitalize on the significant investments that we have made in our MRO facilities, including our new CF34 facility, our expanded AE3007 facility and at the former Kelly Air Force Base. We believe that the resulting capacity available at these facilities positions us to handle increased MRO volume without substantial additional investment.

We also intend to further distinguish ourselves from our competitors by increasing our operational efficiency at all of our facilities by further reducing our turnaround times and improving our parts inventory and working capital management.
      Pursue selected acquisition opportunities. We intend to evaluate and pursue selected opportunities to acquire aerospace and defense services businesses or energy service businesses. Our objective is to identify acquisition opportunities that will benefit our existing operations by enhancing economies of scale and our technological strengths and by adding new customers, services and product lines.
Competitive Environment
      We believe that the market for the aviation and energy MRO and redesign services that we provide is highly competitive and concentrated, and that competition in the market is based on price, quality, and the ability to perform repairs and overhauls rapidly. Our primary competitors in our Aviation MRO segment are the service divisions of OEMs, other independent MRO service providers and, in certain cases, the in-house maintenance services of the commercial airlines. Our primary MRO competitors for our non-aviation MRO services are other independent MRO service providers and the service divisions of OEMs. Our primary competitors for our ART business include independent management consulting businesses. Certain characteristics of these competitors are as follows:

•	Service divisions of OEMs. We estimate that the service divisions of OEMs, including Rolls-Royce, General Electric, Pratt & Whitney Canada and Honeywell, comprise approximately one-half of the market for all MRO services. Service divisions of OEMs compete on the basis of their affiliations with OEMs, which may give them design authority, brand recognition, strong and long-term customer relationships beginning with the original sale of the engines, the ability to adapt quickly to customer requirements involving technical specification changes, a diverse product and service base, significant financial resources, control over product certification and control over sources of approved parts.

•	Other independent MRO service providers. Most of the independent MRO service providers that compete with us also operate under authorizations from OEMs, and include, Vector Aerospace Corporation, BBA Group plc, Rolls Wood Group and others. These competitors may have strong and long-term customer relationships and greater financial resources than we do.

•	In-house maintenance services. While recently there has been an increasing trend among commercial airlines to outsource their engine MRO needs, some of the large commercial airlines maintain in-house MRO service divisions. These service divisions often provide MRO services externally but do not have the benefit of holding OEM authorizations to provide MRO services to third parties. These competitors include Delta Tech Ops, and the MRO division of Lufthansa. In-house maintenance services have several competitive advantages, including captive engine fleets and may have greater financial resources.
Sales and Marketing
      We market and sell our MRO services to more than 1,300 customers, including: OEMs; civilian, military, government and industrial end-users; commercial, regional, commuter and charter airlines; corporate fleets; helicopter operators; and third-party overhaul shops.
      Sales of our MRO services are made through a combination of direct marketing, sales personnel and agents or independent representatives. Actual sales methods vary depending on the particular service we are offering, the customer or the market for that service. Sales methods include competitive bids and direct and indirect sales.
Employees
      As of December 31, 2004, we had approximately 2,600 employees worldwide. Of our employees, approximately 41.5% work in the United States, 49.5% work in Canada, 7.4% in the Netherlands and 1.6%

in other offices around the world, including Singapore, Australia, the United Kingdom and France. Our employees in the Netherlands are included under a government bargaining unit. We believe that our relations with employees are strong and we have not experienced a material work stoppage or strike.
Raw Materials
      We depend on certain component parts and material suppliers for our MRO operations. Our authorizations from OEMs often require that we purchase component parts we need from the OEMs or their designated distributors. We made 32.8% of our combined 2004 part purchases from Rolls-Royce and 13.3% of our combined parts purchases from Pratt & Whitney Canada. We made an additional 35.7% of our combined 2004 parts purchases from the Defense Logistics Agency and Aviall, Inc., a parts distributor that is the exclusive distributor for certain Rolls-Royce engines. The loss of any of these key suppliers could have a material adverse effect on our business. We have at times experienced delays in receiving component parts and raw materials from our key suppliers, and any significant future delays could have a material adverse effect on our business and results of operations. If we had to develop alternative sources of supply, our ability to supply parts to our customers when needed could be impaired, business could be lost and margins could be reduced.
      We select our non-OEM suppliers primarily based on their ability to ensure that their parts are serviceable and traceable to OEM-approved sources, their delivery performance and their ability to help us reduce our total cost of procuring those parts. For quality control, cost and efficiency reasons, we generally purchase supplies only from vendors with whom we have ongoing relationships or who our customers have previously approved. We have qualified second sources or have identified alternate sources for many of our parts supply needs.
Research and Development, Patents, Trademarks and Licenses
      Our research and development focuses on new and innovative component repairs for the engines that we service and on improvements in engine performance. In particular, we have invested significant resources in developing internal remanufacturing technologies that can deliver more extensive component repair capabilities at lower costs and higher quality. We have established dedicated repair cells with specialized equipment and highly-trained engineers and technicians to achieve these objectives. An important element of this capability is our designation as a Design Approval Organization as authorized by Transport Canada. This approval, which is recognized by the FAA under bilateral agreements, simplifies the approvals of our component repairs in the North American market and with several other allied nations. We work closely with engine OEMs on selected component repairs to gain their formal approvals, commercial support and wider market access. The primary objectives of our component repair development are to provide market differentiation, by means of lower cost part replacement options, and to increase the value-added content of our aviation and non-aviation MRO projects. Our ability to remanufacture components has also enabled us to minimize the use of subcontractors, which we believe has helped us to enhance our turn times, quality control and revenues.
      We are active in protecting our intellectual property through patents, trademarks, licensing and retention of our know-how. Where we do not own the intellectual property for the applications we develop, we may seek to license the technology.
Governmental Regulation of the Aerospace and Defense Industry
      The aerospace and defense industry is highly regulated and the MRO services that we provide are required to meet stringent standards. These regulations are imposed by governmental and intergovernmental agencies worldwide, such as the FAA and equivalent government agencies in other countries, and by both aircraft and engine manufacturers’ guidelines. All aircraft, engines and associated components are subject to stipulated maintenance, repair, overhaul and replacement criteria based on certain numbers of flight hours and/or takeoffs and landings. Inspection, maintenance and repair procedures for the various types of aircraft engines and components are prescribed by regulatory authorities and can be performed only by certified repair facilities and/or certified technicians.
      We believe that we have all material licenses and certifications that are required in the jurisdictions in which we operate and that we are in material compliance with the governmental regulations affecting the aerospace and defense industry.
Environmental Matters
      We are regulated under various international, national and local environmental, occupational health and safety and other similar governmental laws and regulations. Our operations are subject to comprehensive and frequently changing laws and regulations relating to the generation, storage, handling, use and transportation of hazardous materials, to the emission and discharge of such materials into the environment, to the health and safety of our employees and to other environmental matters. Under environmental laws, permits are required for some of our operations, and the issuing authorities could modify, refuse to renew or revoke our permits. Although the Predecessor has, from time to time, been required to pay fines in connection with violations of certain environmental requirements, we believe that we are currently in substantial compliance with environmental laws. We incur capital and operating costs relating to environmental compliance on an ongoing basis. We do not, however, believe that we will be required under existing environmental laws to expend amounts that would have a material adverse effect on our financial condition or results of operations as a whole.
      Historical contamination is known or suspected to exist at or about certain of our facilities located on land that has been used for industrial purposes or in facilities that contain or have contained asbestos. Under some circumstances, we could be held responsible for cleaning up contamination at our facilities, including facilities that we have sold or transferred to other companies, or at waste disposal sites that we use regardless of whether we know of or were responsible for such contamination. We could also be held liable for any personal injury or property damage resulting from such contamination or, more generally, from any releases of hazardous materials resulting from our activities. We do not, however, believe that we will be required under existing environmental laws to expend amounts that would have a material adverse effect on our financial condition or results of operations as a whole.
Legal Proceedings
      We are, from time to time, involved in certain legal proceedings arising in the normal course of our business. These proceedings primarily involve commercial claims, product liability claims, personal injury claims and worker’s compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we do not believe that the outcome of any currently existing proceedings, either individually or in the aggregate, is likely to have a material adverse effect on our business or our consolidated financial position.

Properties
      Our corporate headquarters are in Winnipeg, Canada. We have additional facilities in Canada, the United States, Europe, Asia and Australia. The following table sets forth certain information with respect to our material facilities.

	Approximate Area	Type of Property
Location	(Square Feet)	Interest Held	Use

Winnipeg, Canada	540,000	Owned/Leased	Repair and overhaul
San Antonio, TX	370,000	Leased	Repair and overhaul
Maryville, TN	120,000	Owned	Repair and overhaul
Tilburg, the Netherlands	77,000	Owned	Repair and overhaul
Sydney, Australia	32,000	Leased	Repair and overhaul
Singapore	23,000	Leased	Repair and overhaul
Southlake, TX	5,500	Leased	Sales, repair and field service
Concord, NC	7,000	Leased	Sales, repair and field service
Vancouver, Canada	7,000	Leased	Sales, repair and field service
Montreal, Canada	4,000	Leased	Sales, repair and field service
Oklahoma City, OK	2,500	Leased	Redesign Services
Godstone, UK	1,800	Leased	Sales
Calgary, Canada	1,200	Leased	Sales and field service
Ogden, UT	1,000	Leased	Redesign Services
Seattle, WA	1,000	Leased	Sales and field service
Van Nuys, CA	700	Leased	Sales and field service
Allentown, PA	300	Leased	Sales and field service
Salisbury, NC	300	Leased	Sales, repair and field service
Lafayette, LA	300	Leased	Sales
      We have multiple facilities in certain of these locations and, generally, our facilities provide services for all our business segments.

MANAGEMENT
Executive Officers and Directors
      The following table sets forth information concerning our executive officers and directors as of the date of this prospectus.

Name	Age	Position

David Shaw	47	Chief Executive Officer and Director
Bradley Bertouille	42	Chief Financial Officer
Edward Richmond	49	Senior Vice-President, Strategy and Business Development
Paul Soubry, Jr	42	President, Aviation MRO Services
Rene M. van Doorn	50	President, Energy Services
Peter J. Clare	40	Director
Allan Holt	52	Director
Adam Palmer	32	Director
Andrew Shinn	31	Director
Biographies
      Our executive officers and directors are briefly described below:
      David Shaw joined Standard Aero Limited in 1989 as Director of Engineering and Quality Assurance. After a series of promotions, he became the President of Standard Aero Limited in 1994. In March 2001, Mr. Shaw was appointed Chief Operating Officer of Dunlop Standard, and in December 2001, Mr. Shaw became our Chief Executive Officer. Before joining Standard Aero, Mr. Shaw worked with Pratt & Whitney Canada and Garrett Canada, now part of Honeywell International Inc. Mr. Shaw is a professional engineer with a Bachelor of Science degree in Engineering and a Diploma in Management.
      Bradley Bertouille began with Standard Aero Limited in October 1985. Mr. Bertouille was promoted to Assistant Controller in 1988 and Corporate Controller in 1990, in 1995, he was appointed Executive Vice-President, Finance and Administration of Standard Aero Limited and became Senior Vice-President, Finance and Administration for Dunlop Standard in 2001, and in September 2004 became our Chief Financial Officer. Prior to joining us, Mr. Bertouille worked in retail accounting. He is a professional accountant with a Certified Management Accountant designation and a diploma in Business Administration.
      Edward S. Richmond commenced employment with Standard Aero Limited in January 1993 as Director of the PT-6 Business Unit. He was subsequently promoted to Executive Vice President of the PT-6 Business Unit in 1997 and was also assigned responsibility to lead the Standard Aero Alliance Business Unit. In March 2001, he was promoted to the role of Senior Vice President of Strategy and Business Development for Dunlop Standard and in 2005 he has also assumed responsibility of President of Redesign Services. Prior to joining us, Mr. Richmond held management positions with UTL, European Helicopters and GE Aerospace. He is a graduate of the Royal Military College of Canada with a Bachelor of engineering degree. He is also a graduate of the General Electric Management Institute (Crotonville) and the Wharton Advanced Management Program.
      Paul Soubry, Jr. joined Standard Aero Limited in 1985 as manager of Publications. In 1989 Mr. Soubry was appointed Vice-President Sales and Marketing of Standard Aero Limited. Mr. Soubry became President, Standard Aero Canadian Operations in March 2001 and was appointed President, Standard Aero Regional and Business Aviation Services in January 2004. Effective December 2004, he was appointed President of our Aviation MRO Services division. He has a Bachelor of Commerce (Honors) degree from the University of Manitoba and has attended the Executive program at Harvard School of Business.

      Rene M. van Doorn joined Standard Aero vof based in Tilburg, the Netherlands in 1997 as Executive Director of PW100 Operations. He became President, Standard Aero International Operations in March 2001 and became President of our Energy Services division in January 2004. Mr. van Doorn has a Bachelor degree in Electronic and Electrical Engineering and a Master of Business Administration degree from Brunel University in the United Kingdom. He has worked in the aerospace industry for over 20 years, including tenures with Fokker Aircraft and United Technologies (Hamilton Standard, Pratt & Whitney) from 1983 to 1997.
      Peter J. Clare joined the board of directors in June, 2004. He currently serves as a Partner and Managing Director of The Carlyle Group. From 1997 to 1999, Mr. Clare served as a Principal of The Carlyle Group, and from 1995 to 1997 as a Vice President of The Carlyle Group. Mr. Clare was previously with First City Capital, a private investment group, and also worked at Prudential-Bache. Mr. Clare is a director of Aviall, Inc., United Defense Industries, Inc. and several privately-held companies.
      Allan Holt was elected as one of our directors in connection with the Acquisition. He currently serves as a Partner and Managing Director of The Carlyle Group, which he joined in 1991. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., a private investment and advisory group. From 1984 to 1987, Mr. Holt was Director of Planning and Budgets at MCI Communications Corporation. Mr. Holt is the Chairman of the Board of Directors of The Relizon Company. He also serves on the Boards of Directors of Aviall, Inc. and several privately-held companies.
      Adam Palmer was elected as one of our directors in connection with the Acquisition. He is currently a Managing Director of Carlyle. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for defense electronics and information services companies. Mr. Palmer also serves on the Boards of Directors of Avio, S.p.A., Vought Aircraft Industries, Piedmont Holdings, Inc., Grand Vehicle Works, LLC and US Investigations Services, Inc.
      Andrew Shinn was elected as one of our directors in connection with the Acquisition. He is currently a Principal with The Carlyle Group, focused on U.S. buyout investments in the aerospace, defense and financial services sectors. Mr. Shinn is a founding member of Carlyle Asia and was based in Hong Kong and Seoul for several years. Prior to joining Carlyle, Mr. Shinn was an Associate at Generation Partners and an Analyst at UBS Capital, the private equity investment unit of Union Bank of Switzerland.
      The following persons have been nominated, but not yet elected to our board of directors:
      Thomas Corcoran was nominated to be a director on April 12, 2005. Mr. Corcoran was President and CEO of Gemini Air Cargo, Inc., which is owned by Carlyle, from 2001 to 2004. He is currently a director of Gemini Air Cargo. He is also President of Corcoran Enterprises, LLC, a management-consulting firm and in this capacity, has a relationship with Carlyle where he is a Senior Advisor. Previously, he was President and CEO of Allegheny Teledyne and prior to that he was President and COO of Lockheed Martin’s Electronics Sector from 1995 to 1999. He is a member of the Board of Trustees of Stevens Institute of Technology and has also been a trustee at Worcester Polytechnic Institute. Mr. Corcoran also is a member of the Boards of Directors of L-3 Communications Holdings, Inc., United Industrial Corporation, Vought Aircraft Industries and REMEC, Inc. He was selected in 1998, 1999 and 2000 for Irish America Magazine’s “Business 100.”
      General Ralph E. Eberhart, USAF (Ret.) was nominated to be a director on April 12, 2005. A graduate of the U.S. Air Force Academy, General Eberhart’s active-duty military career spans 36 years with his last assignment as Commander, U.S. Northern Command and Commander, North American Aerospace Defense Command, Peterson Air Force Base, Colorado. General Eberhart has been President of the Armed Force’s Benefit Association (AFBA) since December 2004. As President of the AFBA, General Eberhart also serves as Chairman of 5Star Bank, 5Star Life Insurance Company, AFBA 5Star Investment Management Company and AFBA 5Star Fund, Inc.
      David Squier was nominated to be a director on April 12, 2005. Mr. Squier has been a consultant and advisor to Carlyle since 2000. He retired from Howmet Corporation in October 2000 where he served as

President and Chief Executive Officer since 1992. As Chief Executive Officer, he was responsible for the operations of an organization with more than $1.5 billion in annual sales and some 29 manufacturing facilities in five nations. He is the Chairman of the Board of Directors of United Components, Inc. and Firth Rixson plc, and a Director of Avio SpA and Vought Aircraft Industries. Mr. Squier had been a member of the Board of Directors of Howmet Corporation since 1987, until his retirement.
Committees of our Board of Directors
      Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and three standing committees: the audit committee, which is currently comprised of Messrs. Palmer and Shinn; the compensation committee, which is currently comprised of Messrs. Clare and Shinn and the governance committee, which is currently comprised of Messrs. Clare and Shaw. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. We have no nominating committee or similar committee.
Executive Compensation
      The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and each of the four other most highly compensated executive officers, or the named executive officers, for the 2004 Post-Acquisition period. Compensation for previous periods has not been included as the named executive officers were compensated by the former parent, Dunlop Standard.
Summary Compensation Table

					Securities
Name and			Bonuses	Other Annual	Underlying	All Other
Principal Position	Year	Salary (1)	(4)	Compensation	Options (#)	Compensation

David Shaw, Chief Executive Officer(2)	2004	$196,582	$231,066	(3)	46,837	—
Bradley Bertouille, Chief Financial Officer(2)	2004	62,413	97,412	(3)	14,051	—
Edward Richmond, Sr VP Strategy and Business Development(2)	2004	102,116	145,997	(3)	14,051	—
Paul Soubry, President Aviation MRO Services	2004	68,015	106,154	(3)	14,051	—
Rene van Doorn, President Energy Services(2)	2004	65,498	94,544	(3)	14,051	—

(1)	Includes base salary and vacation payments for the 2004 Post-Acquisition period. Amounts shown are not necessarily indicative of salaries to be paid on a going-forward basis. For a more comprehensive discussion of the named executive officers’ salaries, see “— Employment Agreements.”

(2)	Messrs. Shaw, Bertouille, Richmond and Soubry are compensated in Canadian dollars, which have been converted to U.S. dollars at period average exchange rates for presentation in the table. Mr. van Doorn’s compensation is in Euros, which have been converted to U.S. dollars at period average exchange rates for presentation in the table.

(3)	The value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(4)	Relates to amounts paid under the Dunlop Standard management incentive compensation plan.

Stock Options
Option Grants in Last Fiscal Year
      The following table shows options granted by our parent company, Standard Aero Acquisition Holdings, Inc. to the named executive officers during the 2004 Post-Acquisition period. None of these options were exercised during this period by any of the named executive officers.

2004 Option Grants

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise of		10 Year Option Term
	Option Granted	Employees in	Base Price
Name	(#)	Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)

David Shaw	46,837	22.7%	100.00	Dec 17, 2014	$2,950,731	$7,447,083
Bradley Bertouille	14,051	6.8%	100.00	Dec 17, 2014	885,213	2,234,109
Edward Richmond	14,051	6.8%	100.00	Dec 17, 2014	885,213	2,234,109
Paul Soubry	14,051	6.8%	100.00	Dec 17, 2014	885,213	2,234,109
Rene van Doorn	14,051	6.8%	100.00	Dec 17, 2014	885,213	2,234,109
2004 Options Values
      The following tables show information regarding options to purchase our common stock that were awarded to the named executive officers during the 2004 Post-Acquisition period. Also included is the value and number of unexercised options held as of December 31, 2004 by such named executive officers.
      “Exercise” means an employee’s acquisition of shares of common stock which have already vested, “exercisable” means options to purchase shares of common stock which are subject to exercise and “unexercisable” means all other options to purchase shares of common stock.

			Number of Securities Underlying		Value of Unexercised In the
			Unexercised Options at Fiscal		Money Options($) at Fiscal
	Shares		Year-End (#)		Year-End(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable(1)	Unexercisable	Exercisable	Unexercisable

David Shaw	—	—	4,080	42,757	—	—
Bradley Bertouille	—	—	1,224	12,827	—	—
Edward Richmond	—	—	1,224	12,827	—	—
Paul Soubry	—	—	1,224	12,827	—	—
Rene van Doorn	—	—	1,224	12,827	—	—

(1)	Consists of options to purchase shares that were exercisable as of, or within 60 days of, December 31, 2004.

(2)	The value of the options as at December 31, 2004 has not been presented as it cannot be ascertained whether the subject options are “in the money” as the value of the underlying stock cannot accurately be determined because there is no trading market in such stock.
Pension Plan
      Our executive officers in the United States and Canada participate in tax-advantaged defined contribution plans in which we contribute up to 5% of the executive’s salary through a matching formula paid into individual accounts subject to government mandated limits on employee contributions. In the Netherlands, the executive participates in the multi-employer Metals Industry Pension Plan and is eligible to participate in a supplementary defined contribution early retirement plan where the company matches employee contribution to collectively negotiated limits.

Director Compensation
      As of the date of this prospectus, our directors are employed either by Carlyle or us and are not separately compensated for their service as directors. Outside directors will be added and will be eligible for cash or equity, or a combination, in compensation for their service as a director.
Stock Option Plan
      In December, 2004 our parent, Standard Aero Acquisition Holdings, Inc. adopted the Stock Option and Purchase Plan of Standard Aero Acquisition Holdings, Inc., or the Plan, which provides for the grant to our employees, consultants and independent directors of options to purchase the common stock of Standard Aero Acquisition Holdings, and provides for the sale of Standard Aero Acquisition Holdings’ common shares to our employees and consultants. Up to 425,000 of Standard Aero Acquisition Holdings’ common shares may be issued under the Plan (whether directly or pursuant to the grant of options), which amount may be adjusted to reflect changes in Standard Aero Acquisition Holdings’ capitalization or certain corporate events, which are described more fully in the Plan, but includes stock splits, recapitalizations, reclassifications, reorganizations, mergers and consolidations. Options may be incentive stock options which qualify under Section 422 of the Internal Revenue Code of 1986, as amended or nonqualified options. The option price will not be less than 100% of the fair market value of the shares subject to the option on the date the option is granted. Options granted under the Plan may not be exercised more than ten years after the date of grant. Shares sold under the Plan will not be sold for less than the fair market value on the date any such offer is accepted. Shares acquired by any individuals will be subject to the terms and conditions of a stockholders agreement. The Plan may be amended, suspended or terminated at any time or from time to time by the Board of Directors or the Compensation Committee, however, certain amendments are subject to approval by our stockholders.
      In 2004, our employees were granted options under the Plan to purchase 206,071 shares of Standard Aero Acquisition Holdings’ common stock at an exercise price of $100 per share. Our employees also purchased an aggregate of 28,175 of common stock under the Plan for cash consideration of $100 per share. Each option granted under the Plan will generally become vested and exercisable as follows:

•	Approximately 31% of the options are time vesting options that will vest on or prior to December 31, 2008.

•	Approximately 47% of the options are performance vesting options that will vest on the day immediately preceding the seventh anniversary of the date of grant, provided the option holder remains continuously employed with us. However, all or a portion of such performance vesting options may vest over a five-year period, starting with 2004, if certain performance targets relating to earnings and debt repayment are met.

•	Approximately 22% of the options are performance vesting options that will vest between December 31, 2006 and December 31, 2008 if certain performance targets relating to earnings are met.
Executive Bonus Plan
      In connection with the Acquisition, we adopted our Executive Bonus Plan to provide our management with an incentive to achieve key business objectives. The plan allows our key executives to achieve performance-based compensation in addition to their annual base salary. Each participating executive is eligible to receive a performance bonus for each bonus period based on a stated percentage of the executive’s base pay if our financial performance is equal to or greater than 90% of certain stated financial targets, as described in the plan. Sixty percent of the performance-based compensation will be paid in accordance with the percentage of EBITDA targets achieved, as defined under the plan, and 40% of the performance-based compensation will be paid in accordance with the achievement of cash flow performance targets. Solely at our discretion, additional performance-based compensation may be paid to executives. With limited exception, an executive who leaves us prior to the end of a bonus period will not be eligible for a bonus payment.

Management — Employment Agreements
      All members of the executive group are covered by formal employment agreements that were assumed following the Acquisition.
      Each of our named executive officers employment agreement has an initial three-year term commencing on March 10, 2004, after which the agreement will remain effective until we give, or are provided by the named executive, 18 months’ notice of termination or pay in lieu of notice. Each named executive is entitled to a base salary to be reviewed at least annually by the Board of Directors. Additionally, each named executive is entitled to: participate in our Executive Bonus Plan; participate in our employee benefit and pension plans; the use of a company motor vehicle; corporate memberships; and is entitled to reimbursement for all reasonable travel and other expenses incurred during performance of the executive’s duties in accordance with our expense reimbursement policy.
      Each named executive employment agreement provides that if we terminate their employment within the initial three-year period of employment for any reason, except for cause, we will be required to pay named executive a severance payment equal to three times the sum of (i) base salary, and (ii) the value of benefits.
      Each named executives employment agreement contains a non-competition provision that prevents them from working for our competitors, and a non-solicit provision that prevents them from soliciting our employees or clients, for at least one year after a voluntary termination of employment.
      The employment agreements also place restrictions on the dissemination by each named executive of proprietary or confidential information and establishes our exclusive property right in intellectual property made or discovered by named executive (either alone or with others) during their employment in connection with or in any way affecting or relating to our business or capable of being used or adapted for use therein.
      In their current capacities, the named executive officers are entitled to the following annual base salaries: Mr. Shaw, $612,000 (Canadian); Mr. Bertouille, $259,980 (Canadian); Mr. Richmond $386,688 (Canadian); Mr. Soubry, $283,308 (Canadian); and Mr. van Doorn, €153,751.
      The executives also are entitled to participate in the stock option plan of Standard Aero Acquisition Holdings, Inc. and have been granted options to purchase shares of Standard Aero Acquisition Holdings, stock through the grant of stock options pursuant to the terms of the stock option plan and the respective executive’s stock option agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
      All of the issued and outstanding common stock of Standard Aero Holdings, Inc is owned by our parent, Standard Aero Acquisition Holdings, Inc. The following table provides summary information regarding the beneficial ownership of the outstanding Standard Aero Acquisition Holdings, Inc common stock as of March 31, 2005, for:

•	each person or group known to beneficially own more than 5% of the common stock;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors;

•	all of our directors and executive officers as a group.
      Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2005 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Standard Aero Holdings, Inc. 500-1780 Wellington Avenue, Winnipeg, Manitoba, Canada.

	Shares Owned

Name of Beneficial Owner	Number(3)	Percentage

TCG Holdings, L.L.C.(1)	2,150,000	98.7%
Peter J. Clare(2)	—	—
Allan Holt(2)	—	—
Adam Palmer(2)	—	—
Andrew Shinn(2)	—	—
David Shaw	10,680	*
Bradley Bertouille	2,724	*
Edward Richmond	3,724	*
Paul Soubry Jr.	3,224	*
Rene van Doorn	1,724	*
All Directors and Named Executive Officers as a Group	22,076	1.0%

*	Denotes less than 1% beneficial ownership

(1)	TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P. and CP III Coinvestment, L.P. the record holders of 2,024,452 and 125,548 share of our common stock, respectively. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L.P. and CP III Coinvestment, L.P; and (ii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of shares of common stock owned of record by each of Carlyle Partners III, L. P., and CP III Coinvestment, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of common stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(2)	Messrs. Clare, Holt, Palmer and Shinn as employees of The Carlyle Group, do not directly or indirectly have or share voting or investment power or have or share the ability to influence voting or investment power over the shares shown as beneficially owned by TCG Holdings, L.L.C.

(3)	Includes shares vested under the Stock Option Plan, of Standard Aero Holdings, Inc. as of March 31, 2005 of 4,080 shares for Mr. Shaw; 1,224 shares each for Messrs. Richmond, Bertouille, Soubry, and van Doorn and 8,976 shares for all executive officers and directors as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Carlyle Management Agreement
      In connection with the Acquisition, we entered into a management agreement with TC Group, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight to be provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we pay an annual management fee to Carlyle of $1.5 million, reimburse its out-of-pocket expenses and we may pay Carlyle additional fees associated with financial advisory and other future transactions. Carlyle also received a one-time transaction fees and expenses of $11.8 million upon the consummation of the Acquisition.
Supply Agreement with Aviall, Inc.
      We maintain a supply agreement with Aviall, Inc. for the purchase of certain Rolls-Royce parts that Aviall has contracted with Rolls-Royce to distribute. In 2004, we purchased $62.0 million of Rolls-Royce parts from Aviall. These purchases accounted for approximately 14.2% of our combined 2004 material purchased. As of March 31, 2005, affiliates of Carlyle owned approximately 14.0% of Aviall’s common equity. Mr. Holt and Mr. Clare are members of the Board of Directors of Aviall, Inc.
Employment Agreements
      We have entered into employment agreements with certain of our executive officers as described in “Management — Employment Agreements.”
Stockholders Agreements
      In connection with their participation in the Stock Option and Purchase Plan of Standard Aero Acquisition Holdings, Inc., our named executive officers and certain of our other employees entered into stockholder agreements with Standard Aero Acquisition Holdings that:

•	impose restrictions on their transfer of Standard Aero Acquisition Holdings’ shares;

•	require them to take certain actions upon the sale of Standard Aero Acquisition Holdings; and

•	grant Carlyle the right to require other stockholders to participate pro rata in connection with a sale of shares by Carlyle.

THE ACQUISITION
      On July 5, 2004, we entered into a series of agreements with Dunlop Standard, certain stockholders and affiliates of Dunlop Standard, including Doughty Hanson & Co., the U.K.-based private equity firm that controlled Dunlop Standard, and Meggitt Acquisition Limited, pursuant to which, among other things, we acquired the MRO business of Dunlop Standard. These acquisition agreements also provided for the purchase by an affiliate of Meggitt plc of the aerospace design and manufacturing business of Dunlop Standard simultaneously with our acquisition of the MRO business. The separate businesses acquired by us and Meggitt plc together constitute the entire business of Dunlop Standard. We effected the acquisition by acquiring all of the issued and outstanding capital stock of the subsidiaries of Dunlop Standard that are engaged in the MRO business.
      In connection with the Acquisition, we and an affiliate of Meggitt plc entered into a separation agreement that addresses certain matters related to the separation of the MRO business purchased by us and the design and manufacturing business purchased by Meggitt. The separation agreement provides, among other things, that we will indemnify Meggitt and its subsidiaries for liabilities relating to the MRO business and that Meggitt Acquisition Limited will indemnify us for liabilities arising out of the aerospace design and manufacturing business purchased by Meggitt. The separation agreement also requires that we indemnify Meggitt and its subsidiaries for 50% of the liabilities of Dunlop Standard and its subsidiaries assumed by Meggitt in connection with the acquisition that relate to any former business or activity of Dunlop Standard other than the MRO business or the aerospace design and manufacturing business.
      The acquisition agreements contain customary provisions regarding representations and warranties and covenants with respect to the conduct of the business.
      The purchase price for the Acquisition including fees and expenses was $699.7 million. In connection with the Acquisition and the payment of the cash purchase price, the sellers retained all cash on hand, repaid all outstanding indebtedness other than approximately $4.9 million of capital leases, and settled all intercompany indebtedness with Dunlop Standard and its other subsidiaries.
      The purchase price was financed through:

•	the purchase by affiliates of Carlyle of stock of Standard Aero Acquisition Holdings, Inc. for approximately $215.0 million in cash, which was contributed to us as common equity;

•	our borrowing of $325.0 million under the term-loan portion of our senior credit facilities; and

•	the offering by us of $200.0 million of the old notes.

DESCRIPTION OF SENIOR CREDIT FACILITIES
      We summarize below the principal terms of the agreements that govern our senior credit facilities. This summary is not a complete description of all of the terms of the agreements.
General
      In connection with the Acquisition, we entered into our senior credit facilities with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our senior credit facilities.
      Our senior credit facilities provide for senior secured financing of up to $375.0 million. Our senior credit facilities consist of a $325.0 million term loan facility drawn in full on the closing date with a maturity of eight years and a $50.0 million revolving credit facility that will terminate six years from the closing date. The revolving credit was not used to finance a portion of the Acquisition, and as of April 15, 2005, no amounts were outstanding under the revolving credit facility. The revolving credit facility is available to finance permitted acquisitions and for other general corporate purposes, and for the issuance of letters of credit for our account. All borrowings are subject to the satisfaction of customary conditions, including absence of a default and accuracy in all material respects of representations and warranties.
Interest and Fees
      The interest rates per annum applicable to loans under our senior credit facilities are, at our option, the Base Rate or Eurodollar Rate plus, in each case, an applicable margin. The Base Rate is a fluctuating interest rate equal to the higher of (a) the prime rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City, and (b) the federal funds effective rate plus one-half of one percent (0.50%). In addition, we are required to pay to the lenders under the revolving credit facility a commitment fee in respect of the unused commitments thereunder at a per annum rate of one-half of one percent (0.50%). The applicable margins and commitment fees for the revolving credit facility are subject to adjustments based on certain performance ratios.
Prepayments
      The term loans will be required to be prepaid with, subject to certain exceptions, 100% of the net proceeds of certain asset sales or dispositions, 100% of the net proceeds of certain indebtedness, 100% of the net proceeds from insurance recovery and condemnation events and, commencing with the fiscal year ending December 31, 2005, a percentage of excess cash flow.
      Voluntary prepayments of loans under our senior credit facilities are permitted in whole or in part, in minimum amounts and subject to certain other limitations as set forth in the credit agreement. As of April 15, 2005, we had prepaid an aggregate of $55.0 million of the term loan facility.
Amortization of Principal
      The term loan amortizes in equal quarterly installments of 0.25% of the initial aggregate amount of the term loan until the date that is seven years after the closing date, and thereafter, in equal quarterly installments of the remaining principal balance of the term loans until the date that is eight years after the closing date.
Collateral and Guarantees
      Standard Aero’s wholly owned U.S. and Canadian subsidiaries guarantee our obligations under our senior credit facilities. Substantially all of the domestic guarantors’ tangible and intangible assets (including, without limitation, intellectual property, material owned real property and all of the capital stock of each of our direct and indirect domestic subsidiaries and 65% of the capital stock of certain of our first-tier foreign subsidiaries) secure the domestic guarantees and our obligations under our senior credit facilities.
Covenants and Other Matters
      Our senior credit facilities contain various restrictive operating and financial covenants, including covenants that are based on Adjusted EBITDA as defined in our senior credit facilities. For more information regarding the calculation of Adjusted EBITDA as well as a reconciliation of Adjusted EBITDA to net income, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources — Covenant Compliance.” These covenants include a consolidated leverage ratio covenant that measures the ratio of our outstanding debt net of cash to our Adjusted EBITDA. This consolidated leverage ratio covenant required us to have a ratio of outstanding debt net of cash to Adjusted EBITDA of no more than 6.50 to 1 at December 31, 2004. Our actual consolidated leverage ratio at December 31, 2004 was 4.14 to 1.
      These covenants also include a minimum consolidated net interest coverage ratio covenant that measures the ratio of our Adjusted EBITDA for any period of four consecutive quarters to our net interest expense during the same four quarters. The minimum net interest coverage ratio covenant required us to have a ratio of Adjusted EBITDA to net interest expense ratio of at least 2.00 to 1 at December 31, 2004. Our actual net interest coverage ratio was 3.64 to 1 at December 31, 2004.
      We are permitted to make capital expenditures under the senior credit facilities in any fiscal year up to $25.0 million, plus any unused carryover of up to 100% from the prior year.
      Our credit facilities include certain negative covenants restricting or limiting our ability to, among other things prepay, redeem or purchase certain debt; guarantee or incur additional debt; grant liens on our properties or restrict our ability to grant liens on our properties; engage in mergers, acquisitions or other business combinations; sell assets; declare dividends or redeem or repurchase capital stock; restrict our subsidiaries’ ability to pay dividends or make other shareholder distributions; make capital expenditures; make loans or investments; amend or otherwise alter terms of certain debt; enter into transactions with affiliates; engage in sale leaseback transactions; change our fiscal reporting periods; alter the business we conduct; enter into hedging transactions; and change our name or jurisdiction of incorporation.
      Our credit facilities also contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events of bankruptcy, actual or asserted failure of any guaranty or security document supporting the obligations under our senior credit facilities to be in full force and effect, change of control, cross-defaults to other material debt and material judgments. If such an event of default occurs, the lenders under our credit facilities are entitled to take various actions, including the acceleration of amounts due under our credit facilities and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF THE EXCHANGE NOTES
      Standard Aero Holdings, Inc. issued the old notes and will issue the exchange notes (collectively, the “Notes”) under an Indenture (the “Indenture”) between itself and Wells Fargo Bank Minnesota, National Association, as Trustee. The form and terms of the exchange notes are identical to those of the old notes in all material respects, except the exchange notes will have been registered under the Securities Act. See “The Exchange Offer — Purpose and Effect.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Certain terms used in this description are defined under the subheading “— Certain Definitions.” In this description, the word “Company” refers only to Standard Aero Holdings, Inc. and not to any of its subsidiaries.
      The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of these Notes. We have filed copies of the Indenture and the Registration Rights Agreement as exhibits to the registration statement, which includes this prospectus. You may also request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”
      The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes and the Guarantees
     The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

•	are unconditionally guaranteed by the Guarantors on a senior subordinated basis.
     The Guarantees:
      The Notes will be guaranteed by our existing and future subsidiaries that guarantee any Indebtedness of the Company or of other Guarantors of the Notes. Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Guarantor Senior Debt of that Guarantor; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.
      As of December 31, 2004, the Company (excluding its subsidiaries) had:

•	total Senior Debt of $289.2 million; and

•	no subordinated or senior subordinated Indebtedness other than the Notes.
      An additional $50.0 million available for revolving credit borrowings under the Credit Agreement, all of which would constitute Senior Debt.
      As of December 31, 2004, the Guarantors had:

•	total Guarantor Senior Debt of $289.2 million, $285.0 million of which consists of their guarantees of the Company’s obligations under the Credit Agreement; and

•	no subordinated or senior subordinated Indebtedness other than the guarantees of the Notes.

      As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the Notes will be subordinated to the payment of Senior Debt and payments under the Subsidiary Guarantees will be subordinated to the payment of Guarantor Senior Debt. The Indenture will permit us and the Guarantors to incur additional debt, including Senior Debt and Guarantor Senior Debt, as the case may be, in the future.
      Not all of our subsidiaries will guarantee the Notes. The Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables, lease obligations and intercompany indebtedness that will be pledged to the lenders under the Credit Agreement) of the Non-Guarantor Subsidiaries. As of December 31, 2004, the Non-Guarantor Subsidiaries have no indebtedness other than capital leases and total assets of approximately $83.2 million or 8.7% of our total assets. The Non-Guarantor Subsidiaries generated 9.7% of our combined 2004 revenues.
      As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest
      The Company will issue the Notes with an initial maximum aggregate principal amount of $200.0 million. The Company may issue additional notes (“Additional Notes”) under the Indenture from time to time after the date of this exchange offer. Any issuance of Additional Notes is subject to the covenants described below under the caption “Certain Covenants,” as applicable, including “— Incurrence of Indebtedness and Issuance of Preferred Stock”. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue the Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on September 1, 2014.
      Interest on the Notes will accrue at the rate of 8 1/4% per annum and will be payable semi-annually in arrears on September 1 and March 1 of each year, commencing on March 1, 2005. The Company will make each interest payment to the Holders of record on the immediately preceding August 15 and February 15.
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a Holder of the Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.
Subsidiary Guarantees
      The Notes will be guaranteed by each of the Guarantors. The Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee are intended to be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks relating to the Notes — Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and its Subsidiary Guarantee on terms set forth therein; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.
      The Subsidiary Guarantee of a Guarantor will be released:

(1)(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture; or

(b) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the “Asset Sale” provisions of the Indenture; or

(c) in connection with any Legal Defeasance of the Notes in accordance with the terms of the Indenture; or

(d) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; and

(2) in the case of clauses 1(a) and (b) above, such Guarantor is released from its guarantee, if any, of and all pledges and security, if any, granted in connection with the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary.
      See “— Repurchase at the Option of Holders — Asset Sales.”

Subordination
      The payment of principal of, premium and Additional Interest, if any, and interest on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.
      Upon any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to such Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Notes may receive and retain Permitted Junior Securities and payments made from any trust described under “— Legal defeasance and covenant defeasance”).
      The Company also may not make any payment or distribution with respect to the Notes (other than Permitted Junior Securities or from any trust described under “— Legal defeasance and covenant defeasance”) if:

(1) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing with respect to any Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Debt.
      Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated;
if the Indenture otherwise permits the payment at the time of such payment.
      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal of, premium and Additional Interest, if any, and interest on the Notes that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 days.

      In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (other than Permitted Junior Securities or from the trust described under “— Legal defeasance and covenant defeasance”) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by these subordination provisions, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and will be paid over and delivered, upon written request, to the holders of Senior Debt or their proper representative.
      The Indenture further requires the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization or similar proceeding of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See “Risk Factors — Risks Related to the Notes — Your right to receive payments on the notes and the guarantees will be subordinated to the borrowings under our new senior credit facilities and possibly all our future borrowings”.
Optional Redemption
      At any time prior to September 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to the issuance of Additional Notes) at a redemption price of 108.25% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or from the cash contribution of equity capital (other than Disqualified Stock) to the Company, provided that:

(1) at least 65% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      At any time prior to September 1, 2009, the Company may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.
      On and after September 1, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage

2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis.

      Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Repurchase at the Option of Holders — Asset Sales,” and “— Change of Control.” We may at any time and from time to time purchase Notes in the open market or otherwise.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
      The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.
      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption is outstanding pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) In the case of Asset Sales involving consideration in excess of $5.0 million, the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all relevant creditors in writing;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any stock or other assets of the kind referred to in clause (II) or (IV) of the next succeeding paragraph, or any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 2% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(I) to repay Senior Debt or Guarantor Senior Debt (other than Indebtedness owed to the Company or any Subsidiary), and if the Senior Debt or Guarantor Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(II) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(III) to make a capital expenditure; or

(IV) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) other long-term assets that are used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The agreement governing the Company’s Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to the Company would constitute a default or require repayment of the Senior Debt under that agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.
Certain Covenants

Restricted Payments
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests (other than Disqualified Stock) of the Company or (B) by a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is expressly subordinated or junior in right of payment to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (4) and (6) through (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value of the property received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Company (in each case, other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), provided that such property is limited to assets that are used or useful in a Permitted Business or Capital Stock of a Person engaged in a Permitted Business, plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(e) 100% of any dividend received by the Company or a Restricted Subsidiary that is a Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Income of the Company for such period.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at such date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent cash contribution to the common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of dividends or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Holdings held by any current or former director, officer or employee of the Company or Holdings (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any calendar year exceed the lesser of (A) the sum of (x) $2.5 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (5) in prior calendar years and (B) $7.5 million;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

(8) so long as no Default or Event of Default has occurred and is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(9) dividends, distributions or advances to Holdings to pay the fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees who perform services for both Holdings and the Company) incurred by Holdings in the ordinary course of its business not to exceed $1.0 million in any twelve-month period;

(10) dividends, distributions or advances to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; and

(11) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount since the Issue Date not to exceed $15.0 million.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose good faith determination will be conclusive and will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt), or any Restricted Subsidiary that is a Guarantor may issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and/or any Restricted Subsidiary of Indebtedness and letters of credit under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $465.0 million, less the sum of all permanent principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) with respect to such Indebtedness pursuant to clause (I) of the covenant described under “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued and sold on the Issue Date and the related Subsidiary Guarantees to be issued on the Issue Date and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement which relate to the Notes (and the related Subsidiary Guarantees) issued on the Issue Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred pursuant to clause (5) to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (5) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries of shares of Preferred Stock, provided that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and

(b) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

(9) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of the Notes shall be subordinated in right of payment to such Guarantor’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds, completion guarantees or similar arrangements in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

(13) the incurrence by Foreign Subsidiaries (other than Guarantors) of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, defease, renew, extend, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $10.0 million; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, defease, renew, extend, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million at any one time outstanding;
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (or later classify or reclassify) in whole or in part in its sole discretion such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred pursuant to clause (1) above and the Company shall not be permitted to divide or reclassify all or any portion of such Indebtedness.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness, or the liquidation preference in the case of Disqualified Stock or Preferred Stock; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.
      Indebtedness will not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents and (C) resulting exclusively from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

Limitation on Layering
      The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens
      The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or any Subsidiary Guarantee on any asset or property of the Company or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or any Subsidiary Guarantees, the Notes or the Subsidiary Guarantee, as the case may be, is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Subsidiary Guarantee, as the case may be, is equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Notes and the Subsidiary Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes (if any) issued in accordance with the terms of the Indenture) and the Subsidiary Guarantees of the Exchange Notes;

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(iv) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacement or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture, the Notes and the Subsidiary Guarantees (including any Exchange Notes and related Subsidiary Guarantees);

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumed by the Company or any of its Restricted Subsidiaries in connection with an acquisition of all or substantially all of the assets of a Person (except to the extent such Indebtedness was incurred or assumed or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations or other obligations described in clause (4) of the second paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business and Capital Lease Obligations permitted under the Indenture that impose restrictions of the nature described in clause (3) of the preceding paragraph on the property purchased or leased;

(7) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the captions “— Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(10) any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets
      The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio existing immediately prior to that transaction; and

(5) each Guarantor, unless it is the other party to the transactions described above or is released from its obligations under its Subsidiary Guarantee in accordance with the Indenture, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes.

      In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.
      Notwithstanding the foregoing clauses (3) and (4):

(A) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States to realize tax benefits so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

(B) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to a Restricted Subsidiary that is a Guarantor.
      The Indenture will also provide for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “— Subsidiary Guarantees.”
      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.
      Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreements or arrangements, employee benefit plan or arrangements, officer and director indemnification agreements or arrangements or other similar agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) the payment by the Company or any Restricted Subsidiary to the TC Group L.L.C. and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

(4) transactions in the ordinary course of the business of the Company and its Restricted Subsidiaries, provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person;

(5) payment of reasonable directors fees and indemnity provided on behalf of officers, directors or employees of the Company or any of its Restricted Subsidiaries;

(6) any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(7) Restricted Payments or Permitted Investments (other than pursuant to clauses (3) and (16) of the definition thereof) that, in each case, do not violate the provisions of the Indenture described above under the caption “— Restricted Payments;” and

(8)(a) payments of $11.0 million to be made to TC Group, L.L.C. upon consummation of the Acquisition and (b) amounts payable to TC Group, L.L.C. pursuant to the management agreement, as in effect on the closing date of the Acquisition and on the terms described in this prospectus, between the Company and TC Group, L.L.C. or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the holders of the Notes in any material respect, provided that any payments pursuant to this clause (b) in excess of $2.5 million per year, plus reasonable out-of-pocket expenses incurred by TC Group, L.L.C. in connection with its performance of management or other services under such management agreement, shall be subject to the first paragraph of this covenant.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation in an amount determined as set forth in the second paragraph of the definition of Investments and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if a Restricted Payment or a Permitted Investment in such amount would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors

may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that the conditions set forth in the definition of “Unrestricted Subsidiary” for such designation as a Restricted Subsidiary are satisfied.

Additional Subsidiary Guarantees
      The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes on a senior subordinated basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under the covenant “— Incurrence of Indebtedness and Issuance of Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, are satisfied in full and discharged or are otherwise permitted under the second paragraph of “— Incurrence of Indebtedness and Issuance of Preferred Stock.”
      Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary Guarantees.”

Business Activities
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Payments for Consent
      The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee for mailing to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
      In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. For purposes of this covenant, the Company and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.
      Notwithstanding the foregoing, such requirements for the applicable period shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the Commission of the Exchange Offer registration statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.
Events of Default and Remedies
      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions “— Certain Covenants — Merger, Consolidation or Sale of Assets,” “— Repurchase at the Option of Holders — Asset Sales,” “— Repurchase at the Option of Holders — Change of Control,” “Certain Covenants — Restricted Payments” or “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) default in the performance of or the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements (other than a default or failure which is described in clauses (1), (2) or (3) above) in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      However, a Default under clause (3) or (4) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes.
      The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes.
      The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration; and

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid.
      No such rescission shall affect any subsequent Default or impair any right consequence thereto.
      In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the

Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for the Event of Default has been cured.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) (the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, replacing mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

      If the Company exercises its Legal Defeasance option, each Guarantor will be released from all of its obligations with respect to the Subsidiary Guarantees.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an opinion of counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization of similar laws affecting creditors’ rights generally;

(7) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to Legal Defeasance or Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next three succeeding paragraphs, the Indenture or the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes or the Subsidiary Guarantees may be waived (except a default in respect of the principal or interest on the Notes) with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of each Holder affected, an amendment or waiver of the Indenture, the Notes or the Subsidiary Guarantees may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes; or

(10) make any change in the preceding amendment and waiver provisions.
      In addition, any amendment to, or waiver of, the provisions of the Indenture relating to subordination that adversely affects the rights of the Holders of the Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.
      Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with the rules of any applicable securities depository;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to comply with the covenant relating to mergers, consolidations and sales of assets;

(8) to add Guarantees with respect to the Notes or to secure the Notes;

(9) to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor;

(10) to release a Guarantor from its Subsidiary Guarantee in accordance with the applicable provisions of the Indenture; or

(11) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof.
      The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
      After an amendment under the Indenture becomes effective, the Company is to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by the reason of the mailing of a notice of redemption or otherwise will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation of principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
      In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee
      If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Registered Exchange Offer; Registration Rights
      We have filed a registration statement to comply with our obligations under the registration rights agreement to register to the issuance of the Exchange Notes. See “The Exchange Offer.”
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Interest” means amounts payable under the Registration Rights Agreement as described under “Registration Rights.”
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that with respect to “— Certain Covenants — Transactions with Affiliates” only, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at September 1, 2009 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through September 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property, assets or rights (including by way of sale and leaseback); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares) in any of the Company’s Restricted Subsidiaries.
      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having an aggregate fair market value of less than $2.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of products, services, equipment, inventory or other assets in the ordinary course of business or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business;

(7) the creation of Liens;

(8) disposition of an account receivable in connection with the collection or compromise thereof;

(9) for purposes of “— Repurchase of the Option of Holders — Asset Sales” only, a Restricted Payment that does not violate, or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) that is permitted by, the covenant described above under the caption “— Certain Covenants — Restricted Payments”; and

(10) dispositions of engine pool assets in the ordinary course of business.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) prior to the occurrence of the first public offering of common stock of the Company or Holdings, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the Voting Stock of the Company or Holdings, measured by voting power rather than number of shares, whether as a result of the issuance of securities of the Company or Holdings, any merger, consolidation, liquidation or dissolution of the Company or Holdings, or any direct or indirect transfer of securities by the Permitted Holders or otherwise;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings or the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) other than a Permitted Holder;

(3) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company;

(4) after the first public offering of common stock of the Company or Holdings, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as these terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company or Holdings after such first public offering, measured by voting power rather than number of shares; or

(5) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.

      “Commission” means the Securities and Exchange Commission.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent such taxes were deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), fees or interest paid to purchasers or lenders providing financing in connection with a factoring agreement or other similar agreement and net of the effect of all payments made or received pursuant to Hedging Obligations to the extent such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses, restructuring costs and acquisition integration costs and fees) made or incurred in connection with the Acquisition within one year of the Issue Date; plus

(6) all other unusual or non-recurring items of loss or expense, net after-tax; minus

(7) all other unusual or non-recurring gains or revenue, net after-tax; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person or, if such Net Income is a loss, only to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) the Net Income (if positive) of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) any impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other nonamortizing intangible asset will be excluded.
      Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, or any distribution or dividend from an Unrestricted Subsidiary, but in each case only to the extent such income otherwise increases the amount of Restricted Payments permitted under clauses (3)(c) and (e) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Restricted Payments.”
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.
      “Credit Agreement” means that certain Credit Agreement, dated as of the closing date of the Acquisition, among the Company, the lenders party thereto, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, JPMorgan Chase Bank, as administrative agent, and Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agent, providing for up to $375.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”
      “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is exchangeable or convertible solely at the option of the Company or any Restricted Subsidiary) on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date the Notes are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or exchangeable) pursuant to such provisions prior to compliance by the Company with the provision of the Indenture described under the caption “Repurchase at the Option of Holders” and such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date, other than (i) public offerings registered on Form S-4 or S-8 or (ii) any issuance to any Subsidiary.
      “Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture.
      “Exchange Offer” has the meaning set forth in the Registration Right Agreement.
      “Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the Issue Date until such amounts are repaid.
      “Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available (the “four quarter reference period”), the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period;

(5) any Person that is not a Restricted Subsidiary on such Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire applicable four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), fees or interest paid to purchasers or lenders providing financing in connection with a factoring agreement or other similar agreement, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

      “Foreign Cash Equivalents” means:

(1) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community, whose short-term commercial paper rating from Standard & Poor’s Rating Services is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition;

(2) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.; or

(3) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (1) and (2) above.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
      “Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantors” means each Subsidiary that incurs a Guarantee of the Notes, including its successors and assigns; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
      “Guarantor Senior Debt” means

(1) all Indebtedness of any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of any Guarantor permitted to be incurred under the terms of the Indenture, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
      Notwithstanding anything to the contrary in the preceding sentence, Guarantor Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(b) any intercompany Indebtedness of such Guarantor or any of its Subsidiaries to the Company or any other Subsidiary of the Company;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) the portion of any Indebtedness that is incurred in violation of the Indenture; or

(e) Capital Stock.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time; or

(4) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.
      “Holdings” means Standard Aero Acquisition Holdings, Inc., a Delaware corporation, or its successor.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

(6) representing the loss value of any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) Disqualified Stock, (b) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, (c) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “— Certain Covenants — Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.
      “Issue Date” means August 20, 2004.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees, costs of preparation of assets for sale and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Guarantor Subsidiary” means any Subsidiary that is not a Subsidiary Guarantor.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.
      “Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations (including, without limitation, reimbursement obligations with respect to letters of credit), damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.
      “Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.
      “Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by our Board of Directors of the Company.
      “Permitted Holders” means (1) TC Group L.L.C. (which operates under the trade name “The Carlyle Group”), a Delaware limited liability company and its Related Parties and (2) Carlyle Partners III, L.P. and its Related Parties or any other investment fund controlled by TC Group L.L.C. For purposes of this definition, “control” shall have the meaning given such term in the definition of the term “Affiliate.”
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents or Foreign Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or made with the proceeds of a substantially concurrent sale of such Equity Interests (other than Disqualified Stock);

(6) any Investments received in compromise or resolution of obligations of litigation, arbitration or other disputes;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) loans and advances to officers, directors and employees in an aggregate amount not to exceed $500,000 extended during any one fiscal year or $2.0 million outstanding at any time;

(9) Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of the Company; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Company;

(10) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(11) any Investment consisting of a guarantee permitted under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(12) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to the Indenture;

(13) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(14) Investments in any Person to the extent such Investment existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided, that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(15) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and

(16) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) since the Issue Date that remain outstanding, not to exceed $25.0 million.
      “Permitted Junior Securities” means:

(1) Equity Interests in the Company or any direct or indirect parent of the Company issued pursuant to a plan of reorganization or adjustment; or

(2) unsecured debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.
      “Permitted Liens” means:

(1) Liens in favor of the Company or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets of the Company or its Restricted Subsidiaries;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10) Liens arising from Uniform Commercial Code financing statement filings by lessors regarding operating leases entered into by such lessors and the Company and its Restricted Subsidiaries in the ordinary course of business;

(11) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding; and

(12) Liens securing the obligations under the Escrow Agreement.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of Notes and Subsidiary Guarantee as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.
      “Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to Additional Notes, one or more substantially similar registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement may be amended from time to time.
      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Senior Debt” means

(1) all Indebtedness of the Company outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company permitted to be incurred under the terms of the Indenture, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
      Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any liability for federal, state, local or other taxes owed or owing by the Company;

(b) any intercompany Indebtedness of the Company to any of its Subsidiaries;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) the portion of any Indebtedness that is incurred in violation of the Indenture; or

(e) Capital Stock.
      “Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
      “Subsidiary Guarantee” means any Guarantee by a Subsidiary of the Company’s payment Obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.
      “Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent balance sheet.
      “Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Agreement and (iii) and this offering of Notes.
      “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 1, 2009; provided, however, that if the period from the redemption date to September 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Subsidiaries of the Company on the Issue Date or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary) pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) does not own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the

Subsidiary to be so designated) and has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the captions “— Certain Covenants — Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness and Preferred Stock of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness or Preferred Stock is not permitted to be incurred as of such date under the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness or Preferred Stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or Preferred Stock, as the case may be, of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness and Preferred Stock is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM
      The exchange notes will be issued in the form of one or more fully registered notes in global form (“Global Notes”). Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depository Trust Company (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
      So long as the Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, the Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depository Trust Company’s applicable procedures, in addition to those provided for under the indenture.
      Payments of the principal of, and interest on, a Global Note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of Standard Aero Holdings, Inc., the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in the Depository Trust Company will be effected in the ordinary way in accordance with the Depository Trust Company rules and will be settled in same-day funds.
      We expect that the Depository Trust Company will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the Depository Trust Company interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.
      We understand that: the Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although the Depository Trust Company is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the Depository Trust Company, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Standard Aero Holdings, Inc. nor the Trustee will have any responsibility for the performance by the Depository Trust Company or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the Depository Trust Company’s rules and procedures in addition to those provided for under the indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the old notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. This summary only applies to you if you exchange your old notes for exchange notes in the exchange offer. This summary also does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws or U.S. tax laws other than U.S. federal income tax law. In addition, this summary does not discuss every aspect of U.S. federal income taxation that may be relevant to you in light of your personal circumstances or if you are otherwise subject to special tax treatment, including, without limitation, if you are:

•	a bank;

•	a financial institution;

•	a holder subject to the alternative minimum tax;

•	a broker or dealer in securities or currencies;

•	an insurance company;

•	a person whose functional currency is not the U.S. dollar;

•	a tax-exempt organization;

•	an investor in a pass-through entity holding the notes;

•	a partnership or other entity treated as a partnership for tax purposes;

•	a U.S. expatriate;

•	a person holding notes as a part of a hedging or conversion transaction or a straddle for tax purposes; or

•	a foreign person or entity.
      YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      The exchange of the old notes for the exchange notes in the exchange offer should not be treated as an “exchange” for U.S. federal income tax purposes, because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Accordingly, the exchange of old notes for exchange notes should not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes should have the same tax attributes as the old notes and the same tax consequences to holders as the old notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES
      The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York and certain matters of local law relating to the validity of the guarantees under New York law are being passed upon for us by Aikins MacAulay & Thorvaldson LLP and Stewart McKelvey Stirling Scales as set forth in and limited by their respective opinions filed as exhibits to the registration statement of which this prospectus is a part.
EXPERTS
      The audited consolidated financial statements of the Company as of December 31, 2004 and for the period from August 25, 2004 to December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.
      The audited combined financial statements of the MRO division of Dunlop Standard Aerospace Group Limited at December 31, 2003, and for the period from January 1, 2004 to August 24, 2004 and for each of the two years in the period ended December 31, 2003, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.
      Under the terms of the indenture governing the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and our consolidated subsidiaries and, with respect to the annual statements only, a report thereon by our independent auditor and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, except with respect to item (i) above, certain disclosures required for filings with the SEC on Form 10-Q and 10-K have been excluded from our quarterly and annual financial information required by Rule 3-10 of Regulation S-X. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.
      Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. You may read and copy any document we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at the following address:
Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings, including the registration statement of which this prospectus is a part, are also available at the SEC’s web site at http://www.sec.gov.
      You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:
Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada
(204) 987-8860
      To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

Report of Independent Registered Public Accounting Firm
To the Stockholder of
Standard Aero Holdings, Inc.
      In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Standard Aero Holdings, Inc. (a wholly-owned subsidiary of Standard Aero Acquisition Holdings, Inc.) and its subsidiaries (Successor) at December 31, 2004 and the results of their operations and their cash flows for the period from August 25, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Chartered Accountants
Winnipeg, Manitoba, Canada
March 31, 2005
(except for note 16 which is as of April 26, 2005)

Report of Independent Registered Public Accounting Firm
To the Stockholder of
Standard Aero Holdings, Inc.
      In our opinion, the accompanying combined balance sheet and the related combined statements of operations, divisional equity and cash flows present fairly, in all material respects, the financial position of the MRO Division of Dunlop Standard Aerospace Group Limited (Predecessor), as described in note 1 to the accompanying combined financial statements, at December 31, 2003 and the results of its operations and its cash flows for the period from January 1, 2004 to August 24, 2004 and for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Chartered Accountants
Winnipeg, Manitoba, Canada
March 31, 2005
(except for note 16 which is as of April 26, 2005)

STANDARD AERO HOLDINGS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (SUCCESSOR)/
COMBINED STATEMENTS OF OPERATIONS (PREDECESSOR)
(In thousands)

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
Revenues	$284,116	$509,385	$545,029	$461,173

Operating expenses
Cost of revenues	(251,099)	(423,867)	(456,058)	(382,484)
Selling, general and administrative expense	(22,400)	(29,646)	(39,783)	(36,319)
Amortization of intangible assets	(3,262)	(1,835)	(2,752)	(2,752)

Total operating expenses	(276,761)	(455,348)	(498,593)	(421,555)

Income from operations	7,355	54,037	46,436	39,618
Interest expense	(13,706)	(4,835)	(8,118)	(11,689)

(Loss) income before income taxes	(6,351)	49,202	38,318	27,929
Benefit (provision) for income taxes (note 8)	3,143	(15,994)	(13,322)	(10,259)

Net (loss) income	$(3,208)	$33,208	$24,996	$17,670

The accompanying notes are an integral part of these statements.

STANDARD AERO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET (SUCCESSOR)/
COMBINED BALANCE SHEET (PREDECESSOR)
(In thousands)

	December 31,

	2004	2003

	(Successor)	(Predecessor)
ASSETS
Current assets
Cash and cash equivalents	$27,891	$22,698
Accounts receivable (less allowance for doubtful accounts of $3,779 and $3,932 at 2003 and 2004, respectively)	120,078	73,916
Inventories (note 3)	146,875	134,869
Prepaid expenses and other current assets	2,908	1,535
Income taxes receivable	4,563	1,794
Deferred income taxes (note 8)	4,200	2,664

Total current assets	306,515	237,476

Deferred finance charges	21,215	1,702
Deferred income taxes (note 8)	3,856	4,598
Property, plant and equipment, net (note 4)	136,140	129,590
Intangible assets, net (note 5)	237,280	134,856
Goodwill (note 1)	249,481	74,751

Total assets	$954,487	$582,973

LIABILITIES AND STOCKHOLDER’S EQUITY/DIVISIONAL EQUITY
Current liabilities
Accounts payable	$114,702	$71,717
Other accrued liabilities	15,732	7,084
Due to related party (note 9)	2,808
Unearned revenue	12,519	10,251
Accrued warranty provision	6,907	4,627
Income taxes payable	8,608	3,500
Deferred income taxes (note 8)	—	1,588
Current portion of long-term debt (note 6)	1,985	2,766

Total current liabilities	163,261	101,533
Deferred income taxes (note 8)	92,121	64,604
Long-term debt (note 6)	487,261	171,419

Total liabilities	742,643	337,556

Commitments and contingencies (note 7)
Stockholder’s equity
Common stock (1,000 shares authorized, issued and outstanding, par value $0.01)	—	—
Additional paid in capital	215,000	—
Deficit	(3,208)	—
Accumulated other comprehensive income	52	—

Total stockholder’s equity	211,844	—

Total divisional equity	—	245,417

Total liabilities and stockholder’s equity/divisional equity	$954,487	$582,973

The accompanying notes are an integral part of these statements.

STANDARD AERO HOLDINGS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (SUCCESSOR)/
COMBINED STATEMENTS OF DIVISIONAL EQUITY (PREDECESSOR)
(In thousands)

				Accumulated
				Other	Total
	Common			Comprehensive	Stockholder’s
	Stock	Paid in Capital	Deficit	Income	Equity

Successor
Balance as of August 25, 2004	$—	$—	$—	$—	$—
Issuance of 1,000 shares of common stock	—	215,000	—	—	215,000

	—	215,000	—	—	215,000

Comprehensive income
Net loss	—	—	(3,208)	—	—
Other comprehensive income
Unrealized gain on cash flow hedge	—	—	—	52	—
Total comprehensive income	—	—	—	—	(3,156)

Balance as of December 31, 2004	$—	$215,000	$(3,208)	$52	$211,844

		Divisional	Due to (from)	Total
	Divisional	Retained	Related	Divisional
	Share Capital	Earnings	Companies	Equity

Predecessor
Balance as of December 31, 2001	$163,952	$42,543	$64,093	$270,588
Net income	—	17,670	—	17,670
Net intercompany/interdivisional transfers	—	—	(31,178)	(31,178)

Balance as of December 31, 2002	163,952	60,213	32,915	257,080
Net income	—	24,996	—	24,996
Net intercompany/interdivisional transfers	—	—	(36,659)	(36,659)

Balance as of December 31, 2003	163,952	85,209	(3,744)	245,417
Net income	—	33,208	—	33,208
Net intercompany/interdivisional transfers	—	—	(10,729)	(10,729)

Balance as of August 24, 2004	$163,952	$118,417	$(14,473)	$267,896

The accompanying notes are an integral part of these statements.

STANDARD AERO HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS (SUCCESSOR)/
COMBINED STATEMENTS OF CASH FLOWS (PREDECESSOR)
(In thousands)

	August 25,
	2004
	(Inception) to		Year Ended December 31,
	December 31,	January 1, 2004 to
	2004	August 24, 2004	2003	2002

	(Successor)		(Predecessor)
Cash provided by (used in)
Operating activities
Net income (loss) for the period	$(3,208)	$33,208	$24,996	$17,670
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	9,124	14,229	19,685	18,928
Amortization of deferred finance charges	2,499	363	545	545
Deferred income taxes	(10,573)	(5,281)	10,048	4,607
Loss on disposal of property, plant and equipment	—	—	147	558
Other	—	—	74	(74)
Changes in assets and liabilities
Accounts receivable	(13,706)	(32,439)	(6,763)	(5,978)
Inventories	39,843	(30,414)	(878)	(22,617)
Prepaid expenses	349	(1,670)	669	(1,102)
Accounts payable and other current liabilities	(2,057)	56,774	21,348	(10,552)
Income taxes payable	(2,452)	1,671	(5,572)	(107)

Net cash provided by operating activities	19,819	36,441	64,299	1,878

Investing activities
Acquisition of intangibles — licenses	—	(123)	(3,250)	—
Acquisition of rental assets and spare engines	(4,995)	(9,786)	(10,819)	(15,525)
Acquisition of property, plant and equipment	(4,529)	(8,194)	(8,528)	(24,444)
Proceeds from disposals of rental assets and spare engines	3,139	6,393	6,180	10,775
Proceeds from disposals of property, plant and equipment	—	112	97	299
Acquisition of MRO Division of Dunlop Standard Aerospace Group Limited, net of cash acquired	(664,011)	—	—	—

Net cash used in investing activities	(670,396)	(11,598)	(16,320)	(28,895)

Financing activities
Repayment of long-term debt	(40,626)	(1,112)	(14,729)	(2,828)
Proceeds from issuance of long-term debt	525,000	—	6,300	47,000
Issuance of common stock	215,000	—	—	—
Deferred financing charges	(23,714)	—	—	—
Change in due to (from) related companies	2,808	(10,729)	(36,659)	(31,178)

Net cash provided by (used in) financing activities	678,468	(11,841)	(45,088)	12,994

Net (decrease) increase in cash and cash equivalents	27,891	13,002	2,891	(14,023)
Cash and cash equivalents — Beginning of period	—	22,698	19,807	33,830

Cash and cash equivalents — End of period	$27,891	$35,700	$22,698	$19,807

Supplemental cash flow information
Cash paid during the period for
Interest	$5,117	$4,000	$4,544	$2,248
Income taxes	9,905	18,234	12,920	6,957
The accompanying notes are an integral part of these statements.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS
(In thousands)

1	Nature of operations and basis of presentation

Successor
      Standard Aero Holdings, Inc. was incorporated on June 20, 2004 in the State of Delaware to acquire the MRO business (as described below). Standard Aero Holdings, Inc. and its subsidiaries (the “Company” or the “Successor”) commenced operations on August 25, 2004.
      The Company is an independent provider of aftermarket maintenance repair and overhaul (“MRO”) services for gas turbine engines used primarily for military, regional and business aircraft. The Company repairs and overhauls a wide range of aircraft engines and provides its customers with comprehensive, value-added maintenance solutions.

The Acquisition
      On August 24, 2004, pursuant to a purchase agreement with Meggitt plc, the Company acquired from Meggitt the MRO Division of Dunlop Standard Aerospace Group Limited (the “Predecessor”) for cash consideration of $699.7 million, including estimated direct costs of the Acquisition of $28.0 million. This transaction is referred to as the Acquisition. The Company is a wholly-owned subsidiary of Standard Aero Acquisition Holdings, Inc., which is a corporation formed at the direction of The Carlyle Group. Immediately after the Acquisition, affiliates of The Carlyle Group own 100% of Standard Aero Acquisition Holdings, Inc. common stock. The purchase price was financed by a $215.0 million equity investment from the Company’s parent company, Standard Aero Acquisition Holdings, Inc., $325.0 million of term loans and $200.0 million of senior subordinated notes.
      The Acquisition forms part of The Carlyle Group’s aerospace and defense portfolio and expands The Carlyle Group’s presence and expertise in a wide range of global aerospace markets.
      The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries subsequent to the Acquisition and also include the combined accounts of the Predecessor prior to the Acquisition. All significant intercompany accounts and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation. The financial statements of the Predecessor are presented for comparative purposes and include the combined historical financial statements of the MRO Division of Dunlop Standard Aerospace Group Limited. As a result of the Acquisition, the combined financial statements of the Predecessor Company are not fully comparable to the consolidated financial statements of the Successor Company due to the different basis of accounting and change in capital structures.
      The Company accounted for the Acquisition using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations and, accordingly, the Acquisition resulted in a new basis of

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
accounting for the Company. The Company allocated the purchase price based on the fair values of the assets acquired and liabilities assumed at the acquisition date, as follows:

August 25, 2004

Current assets
Cash and cash equivalents	$35,700
Accounts receivable	106,372
Inventories	186,718
Prepaid expenses and other current assets	3,205
Property, plant and equipment	136,123
Goodwill	249,481
Intangible assets	241,550

Total assets acquired	959,149

Current liabilities
Accounts payable	120,415
Other current liabilities	15,653
Unearned revenue	17,120
Accrued warranty provision	6,740
Long-term debt	4,872
Deferred income taxes	94,638

Total liabilities assumed	259,438

Net assets acquired for cash	$699,711

      The excess of the cost of the Company’s acquisition of the MRO Division of Dunlop Standard Aerospace Group Limited over the fair values of the net tangible and intangible assets acquired of $249.5 million has been allocated to goodwill. All of the goodwill has been allocated to the Aviation Maintenance, Repair and Overhaul reporting segment of the Company. As at December 31, 2004, the goodwill had not yet been assigned to reporting units. In accordance with SFAS No. 142, this goodwill will not be amortized but will be reviewed annually for impairment. The majority of the goodwill will not be deductible for income tax purposes. Of the $241.6 million of acquired intangible assets, $97.3 million was assigned to trademarks that have indefinite lives, $98.0 million was assigned to customer relationships that have an estimated weighted average useful life of 17.4 years, $38.4 million was assigned to OEM authorizations and licenses that have an estimated weighted average useful life of 14.2 years, and $7.9 million was assigned to technology and other that have an estimated average useful life of 5 years.
      The following reflects the pro forma impact of the purchase of the Predecessor on Standard Aero Holdings, Inc.’s results of operations giving effect to the transaction as if it had taken place on January 1 of each year:

	Year Ended	Year Ended
	December 31,	December 31,
	2004	2003

	(Unaudited)	(Unaudited)
Operating revenues	$793,501	$545,029
Net income	15,543	3,321

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

Predecessor
      The financial statements of the Predecessor reflect the combined financial position, combined results of operations and combined cash flows of the Predecessor business which includes the accounts of Standard Aero (US) Inc. (formerly Dunlop Standard Aerospace (US) Inc.), related to the MRO business and the accounts of the following entities:

Name	Country of Incorporation

Standard Aero, Inc.	USA
Standard Aero (San Antonio) Inc.	USA
Standard Aero (Alliance) Inc.	USA
Standard Aero Limited	Canada
Standard Aero de Mexico de C.V.	Mexico
Standard Aero (Australia) Pty Limited	Australia
Standard Aero International Pty Limited	Australia
Standard Aero BV	Netherlands
Standard Aero (Asia) Pte Limited	Singapore
Standard Aero (Netherlands) BV (formerly Dunlop Standard Aerospace (Nederland) BV)	Netherlands
Standard Aero (US) Legal Inc. (formerly Dunlop Standard Aerospace (US) Legal Inc.)	USA
Standard Aero Materials Inc. (formerly Dunlop Aerospace Parts Inc.)	USA
Not FM Canada Inc.	Canada
Standard Aerospace BV	Netherlands
Standard Aero vof	Netherlands
      Standard Aero (US) Inc.’s (formerly Dunlop Standard Aerospace (US) Inc.) accounts include investments in two wholly-owned subsidiaries which carry on business not related to the MRO Division and, therefore, have been excluded from the Predecessor’s financial statements. All material intra-group balances and transactions have been eliminated in the combination. The combined financial statements reflect a divisional equity account which represents the parent company’s initial investments, accumulated earnings less distributions and advances to and from the parent company. Divisional equity also includes advances to or from related companies made at the discretion of the parent company that are considered investing and financing activities in these financial statements.
      Certain administration, management and other services were provided by Dunlop Standard Aerospace Group Limited including, but not limited to, executive and strategic management, accounting and financial reporting, treasury, cash management, employee benefit administration, training and redesign services. The Predecessor was charged an allocation for these services by Dunlop Standard Aerospace Group Limited (see note 9). All allocations and estimates are based on assumptions that management believes are reasonable. However, the combined financial position as at December 31, 2003, combined results of operations, and combined cash flows of the Predecessor for the period from January 1, 2004 to August 24, 2004 and for each of the three years ended December 31, 2003, may not necessarily reflect those that would have occurred had the Predecessor operated autonomously as an entity independent of Dunlop Standard Aerospace Group Limited.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

2	Summary of significant accounting policies
      The consolidated and combined financial statements of the Company and the Predecessor, respectively, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and are reported in U.S. dollars.

a) Translation of foreign currencies
      The functional currency of the Company and the Predecessor is the U.S. dollar. Transactions in foreign currencies are recorded at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured in the functional currency at the exchange rates in effect as of the balance sheet date. All gains and losses resulting from foreign currency transactions are included in the statements of operations.

b) Use of accounting estimates
      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated/combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, slow moving or obsolete inventory, depreciation, amortization, impairment of long-lived assets and goodwill, employee benefit plans, taxes, losses on contracts and other contingencies. The Company evaluates and updates its assumptions and estimates on an ongoing basis.

c) Revenue recognition
      The Company’s revenues related to engine maintenance, repair and overhaul services includes the provision of services and parts which are accounted for as a single accounting unit. These revenues and related cost of revenues are recognized when the services are completed or repaired parts are shipped to the customer. The Company’s standard terms and conditions provide that title and risk of loss passes to the customer when the customer owned material is shipped to the customer. Amounts received in advance from customers are recorded as unearned revenue.
      Certain of the Company’s arrangements may include multiple elements consisting both of engine repair and overhaul services and engine rentals. In these arrangements, the service and rental elements are divided into separate units of accounting based on the relative fair values of each unit and each unit is accounted for in accordance with the policies noted above.
      Lease income associated with the rental of engines or engine modules to customers is recorded based on time incurred (i.e., on the number of hours flown) as reported to the Company by the customer. Provisions for estimated loss on work orders in progress are provided in the period the loss is probable and can be reasonably estimated.

d) Cash and cash equivalents
      Cash and cash equivalents consist of highly liquid investments such as certificates of deposit, time deposits and money market instruments, having maturities of three months or less at the time of purchase.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

e) Accounts receivable
      Accounts receivable are stated net of an allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts based on factors affecting the credit risk of specific customers, as well as historical trends and other information.

f) Inventories
      The Company values its inventory using the first-in, first-out (“FIFO”) method. Inventories are stated at the lower of cost or net realizable value. Cost consists of the actual cost of raw materials, direct labour, and an appropriate proportion of overhead in the case of work in progress and finished goods.

g) Property, plant and equipment
      Property, plant and equipment are recorded at original cost less accumulated depreciation, and include costs for significant improvements as well as those that increase the useful lives of existing assets. The cost of routine maintenance, repairs and minor renewals is expensed as incurred. When property, plant and equipment are retired or sold, the net carrying amount is eliminated and any gain or loss on disposition is recognized in the statement of operations for the respective period. Depreciation is provided over the lesser of the estimated useful lives of the assets or terms of the lease, using the straight-line method, as summarized below:

•	Buildings — 20 to 40 years;

•	Computer hardware and software — 3 to 5 years;

•	Machinery and equipment — 4 to 13 years;

•	Leasehold improvements — the unexpired term of the lease — 3 to 10 years; and

•	Rental engines — based on hours flown
      The Company uses in its operations certain equipment owned and provided by the U.S. government at no cost, to provide services to the U.S. government under a subcontract with Lockheed Martin.

h) Impairment of long-lived assets
      The Company reviews its long-lived assets for possible impairment when events or circumstances indicate that the carrying value of the assets may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. If the total of the undiscounted future cash flows is less than the carrying amount of the asset or asset group, an impairment loss, if any, is recognized as the difference between the estimated fair value and the carrying value of the asset or asset group.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

i) Goodwill and intangible assets
      Intangibles with definite lives of the Successor are being amortized over 1 to 20 years with a weighted average of 12.6 years. Intangibles with definite lives of the Predecessor were being amortized over 3 to 40 years with a weighted average of 31.5 years. The goodwill and intangible assets determined to have indefinite lives are tested for impairment annually or earlier if the situation indicates that the asset might be impaired.
      Intangible assets having definite lives are recorded at cost and amortized over their estimated useful lives or terms of licenses, using the straight-line method, as summarized below:

	Successor	Predecessor

Customer relationships	1 to 20 years	13 to 40 years
OEM authorizations and licenses	4 to 17 years	3 to 10 years
Technology and other	5 years	—

j) Income taxes
      The Company recognizes deferred tax assets and liabilities using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to record the deferred tax assets at an amount expected more likely than not to be recoverable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
      Investment tax credits are accounted as a reduction in the cost of the asset or as a reduction in associated operating costs when it is likely that such credits will be realized. These investment tax credits are used to reduce current and future taxes payable.

k) Leases
      Assets which qualify as capital leases in accordance with SFAS No. 13, “Accounting for Leases,” are capitalized and included within property, plant and equipment and depreciated over the economic life of the asset. Interest is charged to the statement of operations over the period of the lease using a constant interest rate. Operating lease rentals are charged on a straight-line basis to the statement of operations as incurred.

l) Pension, post-retirement and post-employment benefits
      The Company contributes to a number of defined contribution pension plans and a defined benefit plan in Canada.
      The Company’s contributions to defined contribution plans are charged in the statement of operations as incurred. Pension expense on the defined benefit plan is based on management’s assumptions and consists of: the actuarially computed costs of pension benefits in respect of the current year’s service; imputed interest on plan assets and pension obligations; and straight-line amortization of experience gains and losses, assumption changes and plan amendments over the expected average remaining service life of the employee group.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

m) Warranty costs
      The Company provides product warranties and accrues for estimated future warranty costs in the period in which the revenue is recognized.

n) Share-based compensation
      The Company does not have a share-based compensation plan. However, certain employees of the Company participate in the parent company’s plan. Options granted by Standard Aero Acquisition Holdings, Inc. had an exercise price equal to market value of the underlying stock on the date of the grant. The parent company accounts for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting to Stock Issued to Employees”.
      The following table illustrates the effect on net income of the Successor if Standard Aero Acquisition Holdings, Inc. had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”:

August 25, 2004
to December 31,
2004

Net loss, as reported	$(3,208)
Deduct: Stock-based compensation expense calculated in accordance with SFAS No. 123	(16)

Pro forma net loss	$(3,224)

o) Derivative financial instruments
      The Company accounts for derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) as amended. This standard requires that all derivatives be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Gains and losses resulting from changes in fair value are accounted for depending on the intended use of the derivative and whether it is designated and qualifies for hedge accounting.
      Derivatives were used by the Predecessor to hedge certain anticipated foreign currency transactions. Not all of the criteria for hedge accounting under SFAS 133 were met and, therefore, all outstanding hedges were marked-to-market through earnings. The Predecessor had no effective hedges for the period from January 1, 2004 to August 24, 2004 and for each of the two years ended December 31, 2003.

p) Deferred finance charges
      The Company accounts for deferred finance charges in connection with the issuance of bank and bond debt. The costs associated with the debt are amortized using the effective yield method over the life of the debt. If the debt is repaid before the end of the debt agreement, the deferred finance charges related to that debt are amortized fully in the year of repayment.

q) New accounting standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) released Statement 123R, “Share-Based Payments”, that is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. Statement 123R requires companies to measure the

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments, except in certain circumstances. The standard is applicable to the Company as of the beginning of the first interim or annual reporting period beginning after December 15, 2005. The Company intends to adopt the standard on a prospective basis as of January 1, 2006 and does not expect the adoption of the standard to have an impact on its financial position or results of operations.
      In November 2004, the FASB released Statement No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The standard adopts the view related to inventories that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred. The provisions of the statement are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company intends to adopt the standard as of January 1, 2006 and does not expect the adoption of the standard to have an impact on its financial position or results of operations.

3	Inventories

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Raw materials	$74,897	$60,694
Work in process	71,978	74,002
Finished goods	—	173

	$146,875	$134,869

4	Property, plant and equipment

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Land	$3,745	$2,020
Buildings	38,068	41,522
Machinery and equipment	58,336	104,670
Rental engines	30,606	44,094
Construction in progress	10,239	4,777

	140,994	197,083
Less: Accumulated depreciation	(4,854)	(67,493)

Property, plant and equipment — net	$136,140	$129,590

      The Successor’s depreciation expense was $4,854 for the period from August 25, 2004 to December 31, 2004. The Predecessor’s depreciation expense was $10,485 for the period from January 1, 2004 to August 24, 2004 and was $14,078 and $13,323 for the years ended December 31, 2003 and 2002, respectively. Rental engines at December 31, 2004 included assets held under capital leases with historical costs of $6,420 (Successor) (2003 — $6,300 (Predecessor)) and accumulated depreciation of $720 (Successor) (2003 — $57 (Predecessor)).
      The net carrying value of rental engines was $28,369 (Successor) and $29,393 (Predecessor) for the years ended December 31, 2004 and 2003, respectively.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

5	Intangible assets
      Intangible assets are comprised of:

	Gross Carrying	Accumulated	Net Carrying
At December 31, 2004 (Successor)	Amount	Amortization	Amount

Definite lived intangible assets subject to amortization:
Customer relationships	$98,000	$2,735	$95,265
OEM authorizations and licenses	38,350	1,008	37,342
Technology and other	7,900	527	7,373

	144,250	4,270	139,980
Indefinite lived intangible assets not subject to amortization:
Trademarks	97,300	—	97,300

Total intangible assets	$241,550	$4,270	$237,280

	Gross Carrying	Accumulated	Net Carrying
At December 31, 2003 (Predecessor)	Amount	Amortization	Amount

Definite lived intangible assets subject to amortization:
Customer relationships	$49,381	$7,212	$42,169
OEM authorizations and licenses	54,924	12,761	42,163
Technology and other	10,000	1,462	8,538

	114,305	21,435	92,870
Indefinite lived intangible assets not subject to amortization:
Trademarks	41,986	—	41,986

Total intangible assets	$156,291	$21,435	$134,856

      The Successor’s amortization expense for the period from August 25, 2004 to December 31, 2004 was $4,270. The estimated amortization expense for each five succeeding years of the Successor will be approximately $11,611.
      The Predecessor’s amortization expense for the period from January 1, 2004 to August 24, 2004 was $3,744, and was $5,607 in 2003 and $5,605 in 2002.
      Amortization of OEM authorizations and licenses is included within cost of revenues.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

6	Long-term debt
      Long-term debt is summarized as follows:

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Term loans	$285,000	$—
Senior subordinated notes	200,000	—
Senior debt facilities
Tranche B — LIBOR + 2.50% term loan repayable in annual instalments, final repayment due October 1, 2006	—	81,282
Tranche C — LIBOR + 2.75% term loan repayable in annual instalments, final repayment due October 1, 2007	—	52,919
Tranche E — LIBOR + 2.75% term loan repayable in two equal instalments, due October 1, 2006 and October 1, 2007	—	34,000
Obligations under capital leases	4,246	5,984

	489,246	174,185
Less: Current portion	1,985	2,766

Long-term debt	$487,261	$171,419

      As a result of the acquisition of the MRO Division of Dunlop Standard Aerospace Group Limited, the Company entered into a credit agreement on August 24, 2004.
      The Company had outstanding bank term loans of $285 million at December 31, 2004. The Company has provided as collateral for the loan substantially all of its assets. The term of the loans is eight years repayable by instalments of $58.3 million in 2011 and $226.7 million in 2012. At the option of the Company, borrowing under the term loans will bear interest at 1.50% plus the Base Prime Rate or 2.50% plus the Eurodollar rate. The bank term loans of $285 million at December 31, 2004 were denominated and are repayable in US dollars, and bear interest at 4.99% at December 31, 2004.
      The credit agreement also provides Standard Aero Holdings, Inc. with a $50.0 million revolving credit facility. At the option of the Company, borrowing under the revolving credit facility will bear interest at 1.50% plus the Base Prime Rate or 2.50% plus the Eurodollar rate. The related commitment fee is equal to 0.5% of the undrawn credit facility. There were no borrowings outstanding under the revolving credit facility at December 31, 2004.
      In addition, subordinated unsecured senior notes of $200.0 million were issued with an interest rate of 8.25%, maturing on September 1, 2014. Prior to September 1, 2007, the Company may redeem up to 35% of the original principal amount of the notes at a premium. Further, at any time on or after September 1, 2009, the Company may redeem any portion of the bond at pre-determined premiums.
      In connection with the Acquisition and the payment of the cash purchase price, Dunlop Standard Aerospace Group Limited repaid the senior debt facilities outstanding at August 24, 2004 which totalled $168,201. Accordingly, the Company did not assume such liabilities of the Predecessor in the Acquisition.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      At December 31, 2004, the amounts of long-term debt payable for the years ending on December 31, are as follows:

	Capital Leases	Debt	Total

2005	$1,985	$—	$1,985
2006	2,261	—	2,261
2007	—	—	—
2008	—	—	—
2009	—	—	—
Thereafter	—	485,000	485,000

Total long-term debt	$4,246	$485,000	$489,246

      Certain of these facilities contain covenants that restrict the Company’s ability to raise additional financings and pay dividends in the future. The financial covenants are based on long-term solvency ratios calculated from the Company’s consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States.
      The Successor’s weighted average interest rate of borrowings under the credit agreement was 4.4% at December 31, 2004. The Predecessor’s weighted average interest rate of borrowings under the credit agreement was 4.0% and 4.2% at December 31, 2003 and 2002, respectively.
      The undrawn committed amount available under the credit agreement at December 31, 2004 was $50,000 (Successor) (2003 — $45,020 (£25,292) (Predecessor)).

7	Commitments and contingencies

Commitments
      The Company leases facilities, office equipment, machinery, computer, and rental engines under non-cancellable operating leases having initial terms of more than one year.
      The future minimum payments under operating leases and contractual commitments for the years ending December 31, consisted of:

2005	$11,339
2006	7,511
2007	1,515
2008	673
2009	557
Thereafter	1,054

Total future minimum payments	$22,649

      The Successor’s rental expense on operating leases for the period from August 25, 2004 to December 31, 2004 amounted to $2,735. The Predecessor’s rental expense on operating leases for the period from January 1, 2004 to August 24, 2004 amounted to $5,343, and for the years ended December 31, 2003 and 2002 amounted to $7,884 and $7,416, respectively. As of December 31, 2004, the Company has contracted $3,108 (Successor) (2003 — $237 (Predecessor)) relating to future capital commitments.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

Contingent liabilities
      The Company is involved, from time to time, in legal actions and claims arising in the ordinary course of business. While the ultimate result of these claims cannot presently be determined, management does not expect that these matters will have a material adverse effect on the financial condition, statement of operations or cash flows of the Company.
      The Company has facilities that are located on land that has been used for industrial purposes for an extended period of time. The Company has not been named as a defendant to any environmental suit. Although the Predecessor has, from time to time, been required to pay fines in connection with violations of certain environmental requirements, management believes that the Company is currently in substantial compliance with environmental laws. The Company incurs capital and operating costs relating to environmental compliance on an ongoing basis. Management does not, however, believe that the Company will be required under existing environmental laws to expend amounts that would have a material adverse effect to its financial condition or results of operations as a whole.

8	Income taxes
      The components of the income tax provision are as follows:

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
Current
United States	$(5,311)	$(21,034)	$(9,600)	$(2,523)
Canada	(4,207)	(692)	4,217	(2,833)
Other	652	623	268	(2,347)

Total current	(8,866)	(21,103)	(5,115)	(7,703)

Deferred
United States	3,492	2,097	(4,452)	(1,678)
Canada	7,567	2,074	(3,148)	56
Other	950	938	(607)	(934)

Total deferred	12,009	5,109	(8,207)	(2,556)

Benefit (provision) for income taxes	$3,143	$(15,994)	$(13,322)	$(10,259)

      The components of income (loss) before income taxes are as follows:

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
United States	$3,365	$51,024	$39,706	$13,553
Canada	(3,644)	2,944	(1,775)	5,656
Other	(6,072)	(4,766)	387	8,720

(Loss) income before income taxes	$(6,351)	$49,202	$38,318	$27,929

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      Income tax expense differs from amounts computed at the statutory income tax rate as follows:

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
Income tax expense at the US statutory rate of 35%	$2,223	$(17,184)	$(13,411)	$(9,776)
State taxes, net	(566)	(1,621)	(1,195)	(936)
Effect of foreign income tax rates	1,827	2,522	2,159	1,405
Non-deductible expenses	(208)	(123)	(532)	(790)
Valuation allowance	(94)	(155)	(217)	(94)
Other, net	(39)	567	(126)	(68)

Benefit (provision) for income taxes	$3,143	$(15,994)	$(13,322)	$(10,259)

      The components of the change in deferred income taxes are as follows:

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
(Benefit) provision for income taxes	$12,009	$5,109	$(8,207)	$(2,556)
Unrealized foreign currency gain (loss)	(1,436)	172	(1,841)	(2,051)

	$10,573	$5,281	$(10,048)	$(4,607)

      Unrealized foreign exchange gains and losses arising from the remeasurement of income tax balance from the foreign currency amounts to the US dollar functional currency is included in selling, general and administrative expenses.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
     Composition of deferred tax items

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Deferred tax assets consist of the following:
Accounts receivable	$72	$55
Inventories	104	—
Property, plant and equipment	3,478	1,142
Accrued interest	68	98
Other provisions	3,789	1,682
Income included for tax purposes	168	4,285
Deferred financing costs	377	—
Tax losses carried forward	1,078	858

	9,134	8,120
Valuation allowance	(1,078)	(858)

Deferred tax assets	8,056	7,262

Deferred tax liabilities consist of the following:
Inventories	—	(177)
Income not included for tax purposes	—	(1,411)
Property, plant and equipment	(15,226)	(14,290)
Intangibles	(76,063)	(43,476)
Deferred charges and development costs	—	(1,311)
Deferred financing costs	—	(596)
Foreign exchange on financing	—	(4,931)
Other	(832)	—

Deferred tax liabilities	(92,121)	(66,192)

Net deferred tax liability	$(84,065)	$(58,930)

      The Company incurred cumulative net operating losses in Australia in the amount of $3,594 which may be carried forward indefinitely. These losses are available to offset future income for tax purposes. SFAS No. 109, “Accounting for Income Taxes,” requires that a “more likely than not” criterion be applied when evaluating the realizability of a deferred tax asset. A valuation allowance of $1,078 (Successor) (2003 — $858 (Predecessor)) has been recorded against the taxes recoverable from these tax losses because the Company has not determined that it is more likely than not that the amount of the deferred tax asset will be realized.
      The Division also has Canadian investment tax credits that can be applied against future years’ income taxes payable. As of December 31, 2004, these items expire as follows:

2007	$104
2008	405

Total	$509

      The value of goodwill will be reduced as these investment tax credits are realized.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

9	Related party transactions

Successor transactions
      At December 31, 2004, the Company has an outstanding payable of $2,808 to its parent for cash advanced by Standard Aero Acquisition Holdings, Inc. The payable is non-interest bearing and has no repayment terms.
      The Carlyle Group charges the Company a monthly management fee of $125. For the period August 25, 2004 to December 31, 2004 a management fee of $875 was paid to The Carlyle Group, of which $375 has been recorded as prepaid expenses. In addition, the Company paid The Carlyle Group $11,800 for fees associated with the Acquisition. Of this amount, $4.7 million has been recorded as deferred finance charges, $5.9 million has been recorded as costs of the Acquisition, and $1.2 million was expensed during the period.

Predecessor transactions
      The Predecessor’s parent, Dunlop Standard Aerospace Group Limited provided certain services, such as general and strategic management, cash and treasury management, training and redesign services to the Predecessor. The combined financial statements include an allocation of expenses relating to such services. These expenses were allocated based on actual usage and allocations. There are no material operating transactions between the MRO Division and other businesses within Dunlop Standard Aerospace Group Limited.
      The transactions with the ultimate parent company reflected in the combined statement of operations are as follows:

		Year Ended
	January 1, 2004	December 31
	to August 24,
	2004	2003	2002

Management cost allocations	$2,602	$3,412	$3,569
Interest expense	181	550	2,829
Interest revenue	(398)	(337)	(18)
      The Predecessor was charged interest on certain amounts advanced from other Dunlop Standard Aerospace Limited entities. The weighted average balance at December 31, 2003 was $5,673, and the weighted average interest rate was 6%. In addition, the Predecessor earned interest income on certain amounts related to advances made to Dunlop Standard Aerospace Group Limited. The weighted average balance at December 31, 2003 was $1,806 and the weighted average interest rate was 6%. Amounts due to and from other Dunlop Standard Aerospace Group Limited entities are included in divisional equity as follows:

	August 24	December 31,
	2004	2003

Amounts due from affiliates	$(25,628)	$(15,308)
Amounts due to affiliates	6,266	6,736
Amounts due to ultimate parent	4,889	4,828
      Amounts due from and to affiliates included within divisional equity represent amounts the Predecessor received from or advanced to affiliates as directed by Dunlop Standard Aerospace Group Limited.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)

10	Employee benefit plans
      The Company provides defined contribution pension plans to substantially all of its employees. Employer contributions paid into the U.S. plans by the Successor for the period from August 25, 2004 to December 31, 2004 amounted to $1,017. Employer contributions paid into the U.S. plans by the Predecessor for the period from January 1, 2004 to August 24, 2004 amounted to $1,183, and for the years ended December 31, 2003 and 2002 amounted to $1,910 and $1,760, respectively. Employer contributions paid into the Canadian plans by the Successor for the period from August 25, 2004 to December 31, 2004 amounted to $795. Employer contributions paid into the Canadian plans by the Predecessor for the period from January 1, 2004 to August 24, 2004 amounted to $1,252, and for the years ended December 31, 2003 and 2002 amounted to $2,228 and $1,572, respectively.
      The Company also provides a defined benefit pension plan to a limited number of long-term and retired employees in Canada. The Company does not provide any other post-retirement benefits or supplemental retirement plans.
      A measurement date of December 31 is used in accounting for the retirement plans.
      Net periodic benefit costs for the defined benefit retirement plan included the following components:

	August 25,
	2004		Year Ended
	(Inception) to	January 1, 2004	December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
Service cost — net of employee contributions	$85	$170	$243	$140
Interest costs	42	84	97	74
Expected return on plan assets	(38)	(75)	(93)	(80)
Amortization of unrecognized net losses	—	—	25	8

Net pension expense	$89	$179	$272	$142

     Assumptions
      Weighted-average assumptions used to determine benefit obligations:

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Discount rate	6.00%	6.25%
Rate of compensation increase	3.50%	4.00%

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      Weighted-average assumptions used to determine net periodic benefit cost:

	August 25,
	2004		Year Ended
	(Inception) to	January 1, 2004	December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
Discount rate	6.25%	6.25%	6.25%	6.75%
Expected long-term rate of return on plan assets	6.25%	6.25%	6.25%	7.25%
Rate of compensation increase	4.00%	4.00%	4.00%	5.00%
      The net periodic benefit cost and the actuarial present value of projected benefit obligations are based on actuarial assumptions that are reviewed on a periodic basis. Management revises these assumptions based on an evaluation of long-term trends, as well as market conditions, that may have an impact on the cost of providing retirement benefits and in accordance with the requirements of SFAS No. 87, “Employers’ Accounting for Pensions”.
      The expected rate of return represents management’s long-term assessment of return expectations which will only change based on significant shifts in economic and financial market conditions. Management’s long-term outlook is influenced by a combination of return expectations by individual asset class, actual historical experience and assumed inflation. The historical returns are used to provide context for the development of the return expectations.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      The following details both the funded status of the defined benefit plan and the associated amounts recognized in the accompanying consolidated balance sheets as of:

	December 31,

Defined Benefit Plan	2004	2003

	(Successor)	(Predecessor)
Change in benefit obligation
Benefit obligation — beginning of period	$2,132	$1,202
Service costs	85	243
Interest cost	42	97
Actuarial gain	12	139
Benefits paid	(43)	(53)
Foreign currency adjustment	57	199

Benefit obligation — end of period	2,285	1,827

Change in plan assets
Fair value of plan assets — beginning of period	2,033	1,038
Actual return on plan assets	45	173
Employer contributions	106	351
Benefits paid	(43)	(53)
Foreign currency adjustment	63	182

Fair value of plan assets — end of period	2,204	1,691

Funded status of the plan	(81)	(136)
Unrecognized net actuarial (gain) loss	(11)	449

(Accrued pension liability) prepaid benefit cost	$(92)	$313

      The accumulated benefit obligation for the defined benefit plan was $1,830 and $1,342 at December 31, 2004 and 2003, respectively.
      The plan asset allocations by asset category are as follows:

	December 31,
			Target
	2004	2003	Allocation

	(Successor)	(Predecessor)
Asset category
Equities	57%	59%	58%
Bonds	37%	35%	37%
Other	6%	6%	5%

	100%	100%	100%

      The Company’s investment goals are to maximize returns subject to tolerance to investment risk. The Company addresses diversification by the use of mutual fund investments whose underlying investments reflect the Company’s tolerance to investment risk.
      The Company expects to contribute $321 to its defined benefit plan in 2005.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      The benefits expected to be in paid in future are as follows:

Pension Plan

2005	$31
2006	43
2007	66
2008	86
2009	108
2010-2014	1,042
      Certain employees in the Netherlands participated in a collectively-bargained multi-employer plan. In addition to the collectively-bargained plan, employees in the Netherlands also participated in a defined contribution plan. Employer contributions to these plans by the Successor for the period from August 25, 2004 to December 31, 2004 amounted to nil. Employer contributions by the Predecessor for the period from January 1, 2004 to August 24, 2004 amounted to $851, and for the years ended December 31, 2003 and 2002 amounted to $392 and $486, respectively.
      In Australia, employees participate in an arrangement which is a hybrid defined contribution and defined benefit plan. Employer contributions by the Successor for the period from August 25, 2004 to December 31, 2004 amounted to $26. Employer contributions by the Predecessor for the period from January 1, 2004 to August 24, 2004 amounted to $49 and for the years ended December 31, 2003 and 2002 amounted to $99 and $53, respectively.
      In Singapore, a national defined contribution plan is operated. Employer contributions by the Successor for the period from August 25, 2004 to December 31, 2004 amounted to nil. Employer contributions by the Predecessor for the period from January 1, 2004 to August 24, 2004 amounted to nil, and for the years ended December 31, 2003 and 2002 amounted to $7 and nil, respectively.

11	Stock options

Successor
      Certain employees of the Company are eligible to participate in Standard Aero Acquisition Holdings, Inc.’s Stock Option and Purchase Plan (the “Plan”) which was approved by the Company’s Board of Directors in December 2004. A total of 425,000 stock options have been approved for issuance under this Plan. As of December 31, 2004, the Company has 206,071 stock options outstanding, each of which may be used to purchase one share of the Company’s common stock. The options have a ten year life and an exercise price of one hundred dollars per share, which was equivalent to the exercise price at that date. Approximately 31% of the options are time vesting options that will vest on or prior to December 31, 2008. Approximately 47% of the options are performance vesting options that will vest on the day immediately preceding the seventh anniversary of the date of grant, provided the option holder remains continuously employed with the Company. However, all or a portion of such performance vesting options may vest and become exercisable over a five-year period, starting with 2004, if certain performance targets relating to earnings and debt repayment are met. Approximately 22% of the options are performance vesting options that will vest between December 31, 2006 and December 31, 2008 if certain performance targets relating to earnings are met. In addition, these options vest upon the occurrence of certain stated liquidity events, as defined in the Plan.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      The following is a summary of the stock option grants:

Outstanding as of August 25, 2004	—
Granted	206,071
Exercised	—
Cancelled	—

Outstanding as of December 31, 2004	206,071

Weighted average remaining life as of December 31, 2004	5.9
Options exercisable as of December 31, 2004	17,952
      The Company has elected to apply the provisions of APB No. 25. For the period from August 25, 2004 to December 31, 2004, no stock option compensation expense was recognized in the determination of net income in the accompanying statement of operations. The weighted average fair value on the measurement date for the options granted in 2004 was $3,855 and the weighted average fair value per share was nineteen dollars per share. Had stock option compensation expense been determined pursuant to the methodology of SFAS No. 123, the Company would have recorded an after-tax compensation charge of approximately $16 in the year ended December 31, 2004.
      The fair value of the options was estimated at the measurement date using the minimum value method, and assumed no dividends or volatility, a risk-free interest rate of 4.13% and an expected option life of 6 years.

Predecessor
      At December 31, 2003, 327,846 share options had been granted by Dunlop Standard Aerospace Group Limited to certain employees of the MRO Division. All of the options were granted in October 1998 and had vested prior to January 1, 2001. The market value of the options at the date of grant was £1, which was equivalent to the exercise price at that date. There was consequently no cost to the MRO Division arising from the issue of the share options. On August 24, 2004, all 327,846 options were exercised.

12	Financial instruments and hedging activities

Risk management
      The Company holds and issues financial instruments in order to finance its operations and to manage foreign currency risks arising from its operations. The Company does not hold financial instruments for trading purposes. The Company’s major financial risks relate to movements in exchange rates and interest rates. The Company’s policies are reviewed on a regular basis.
      The Company uses derivative financial instruments primarily to reduce its exposure to adverse fluctuations in interest rates. When entered into, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transactions. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the fair value or cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      The Company adopted SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138. No. 133 was further amended by SFAS No. 149. SFAS No. 149 became effective beginning July 1, 2003. These statements require the Company to recognize all derivative instruments as either assets or liabilities in the balance sheets at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. At the inception of the hedging relationship, the Company must designate the derivative instrument as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. This designation is based upon the exposure being hedged.
      The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate collars as part of its cash flow hedging strategy. The interest rate collars are designated as cash flow hedges and are used by the Company to limit its exposure to changes in interest rates on its existing variable rate debt.
      The Company has established strict counterparty credit guidelines and enters into transactions only with financial institutions of investment grade or better. The Company monitors counterparty exposures daily and reviews any downgrade in credit immediately.
     Interest rate risk
      The mix of fixed rate and variable rate debt are subject to interest rate risk. The Company will fix interest rates either through entering into fixed rate investments and debt or through the use of derivative financial instruments. During 2004, such derivatives were used to hedge the variable cash flows associated with $75 million of existing variable-rate debt. Under the interest rate collars, the Company has limited its exposure to changes in interest rates on its variable rate debt as follows:

		Maximum	Minimum
Notional Amount	Period Hedged by Interest Rate Collar	Interest Rate(1)	Interest Rate(1)

$75.0 million	October 11, 2004 - March 27, 2005	3.00%	1.87%
$75.0 million	March 28, 2005 - September 26, 2005	3.50%	2.00%
$75.0 million	September 27, 2005 - March 26, 2006	4.25%	2.00%
$75.0 million	March 27, 2006 - December 27, 2006	5.25%	2.40%

(1)	Maximum and minimum interest rates exclude the effect of the Company’s credit spread on the variable rate debt.
      As of December 31, 2004, derivatives with a fair value of $52 were included in other assets on the Company’s balance sheet. The change in net unrealized gains of $52 in 2004 for derivatives designated as cash flow hedges is separately disclosed in the statement of changes in shareholders’ equity and comprehensive income. No hedge ineffectiveness was recognized during 2004.
      Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. No amounts were reclassified out of other comprehensive income into interest expense during 2004 or 2003, and the Company does not anticipate that any amounts will be reclassified in 2005.

Foreign currency risk
      The Company has significant operations in Canada, as well as other countries outside of North America and consequently the balance sheet can be affected by movements in exchange rates. In addition,

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
currency exposures can arise from revenues and purchase transactions denominated in foreign currencies. Generally, transactional currency exposures are naturally hedged, but where appropriate, are covered using forward exchange contracts. There were no foreign exchange contracts outstanding at December 31, 2004.
      Net currency transaction and translation gains and losses included in selling, general and administrative expense of the Successor was a gain/(loss) of $(1,367) for the period from August 25, 2004 to December 2004. Net currency transaction and translation gains and losses included in selling, general and administrative expense of the Predecessor was a gain/(loss) of $(525) for the period from January 1, 2004 to August 24, 2004, and was a gain/(loss) of $(2,356) and $1,383 for the years ended December 31, 2003 and 2002, respectively.

Fair value
      The estimated fair values of financial instruments approximate the amounts at which they could be exchanged in a current transaction between willing parties. The fair values are based on estimates using present value and other valuation techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk.
      For cash and cash equivalents, the fair value approximates the carrying value due to the short maturity periods of these financial instruments. For medium and long-term borrowings, the fair value is based on market values or, where not available, on the quoted market prices of comparable debt issued by other companies. The Successor’s long-term debt outstanding as at December 31, 2004 has a fair value of $510,891. The Predecessor’s long-term debt outstanding as at December 31, 2003 was at floating rates of interest and had relatively short terms of maturity. Accordingly, the fair value approximated the carrying value at that date.

Credit risk
      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable and cash and cash equivalents. Management has assessed the credit risk and believes that the concentration of credit risk associated with accounts receivable is minimal because it has significant revenues from well established customers and the Company carries credit insurance to mitigate its credit exposure. Cash and cash equivalents are invested in bank deposit accounts callable on no more than three months notice. The risk associated with the Company’s cash and cash equivalents is mitigated by the fact that these amounts are placed with commercial financial institutions.
      The counterparty to the Company’s derivatives is a major financial institution. The Company could be exposed to loss in the event of non-performance by the counterparty. However, credit ratings and concentration of risk of the financial institution is monitored on a continuing basis.

13	Guarantees
      The Company issues letters of credit, performance bonds, bid bonds or guarantees in the ordinary course of its business. These instruments are generally issued in conjunction with contracts or other business requirements. The total of these instruments outstanding at December 31, 2004 was approximately $4,147 (Successor) (2003 — $3,360 (Predecessor)).
      In connection with the Acquisition, the Company and an affiliate of Meggitt plc entered into a separation agreement. The separation agreement provides, among other things, that the Company will indemnify Meggitt and its subsidiaries for liabilities relating to the MRO business and that Meggitt Acquisition Limited will indemnify the Company for liabilities arising out of the aerospace design and

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
manufacturing business purchased by Meggitt. The separation agreement also requires that the Company indemnify Meggitt and its subsidiaries for 50% of the liabilities of Dunlop Standard Aerospace Group Limited and its subsidiaries assumed by Meggitt in connection with the Acquisition that relate to any former business or activity of Dunlop Standard Aerospace Group Limited other than the MRO business or the aerospace design and manufacturing business. As at December 31, 2004, there are no indemnification claims known to the Company and accordingly, no amount has been accrued in the consolidated financial statements.

Warranty guarantee
      Reserves are recorded to reflect the Company’s contractual liabilities relating to warranty commitments to customers. Warranty coverage of various lengths and terms is provided to customers depending on standard offerings and negotiated contractual agreements.
      Changes in the carrying amount of accrued warranty costs are summarized as follows:

Balance at December 31, 2001 (Predecessor)	$(2,919)
Warranty costs incurred	3,153
Warranty accrued	(3,482)

Balance at December 31, 2002 (Predecessor)	(3,248)
Warranty costs incurred	1,226
Warranty accrued	(2,605)

Balance at December 31, 2003 (Predecessor)	(4,627)
Warranty costs incurred	1,236
Warranty accrued	(3,349)

Balance at August 24, 2004 (Predecessor)	(6,740)
Warranty costs incurred	925
Warranty accrued	(1,092)

Balance at December 31, 2004 (Successor)	$(6,907)

14	Segment information
      The Company has three principal operating segments, which are the Aviation Maintenance Repair and Overhaul, Energy Services and Redesign Services. The Aviation Maintenance Repair and Overhaul segment provides gas turbine engine maintenance repair and overhaul services primarily for the aviation market. The Energy Services segment provides services for engines and other components that have a non-aviation application. The Redesign Services segment provides services related to the design and implementation of lean manufacturing operational redesigns. These operating segments were determined based on the nature of the products and services offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer has been identified as the chief operating decision-maker. The Company’s chief operating decision-maker directs the allocation of resources to operating segments based on profitability and cash flows of each respective segment. These segments were adopted on December 20, 2004 by the Company. The Predecessor’s results have been restated to reflect the current segment structure.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      The Company has determined that it has one reportable segment: Aviation Maintenance Repair and Overhaul. The Other Services segment comprises the Redesign Services and Energy Services; these operating segments were not separately reported as they do not meet any of the quantitative thresholds under Financial Accounting Standards Board Statement No. 131 (Disclosures about Segments of an Enterprise and Related Information).
      Certain administrative and management services are shared by the segments and are allocated based on direct usage, revenue and employee levels. Corporate management expenses are not allocated to the segments. The Successor’s corporate management expenses include $20,432 for the inventory step-up to fair value at August 25, 2004. Unallocated corporate assets of the Successor relate primarily to cash, deferred finance charges and deferred income taxes. Unallocated assets of the Predecessor relate to cash, deferred finance charges, deferred income taxes, indefinite lived intangibles and goodwill.
      There are no revenues between segments.
     August 25, 2004 to December 31, 2004 (Successor)

	Aviation
	Maintenance
	Repair and
	Overhaul	Other Services	Unallocated	Total

Revenues	$266,822	$17,294	$—	$284,116
Income (loss) from operations	35,450	(841)	(27,254)	7,355
Depreciation and amortization	8,850	274	—	9,124
Total assets	865,874	30,981	57,632	954,487
Goodwill	249,481	—	—	249,481
Capital and intangible expenditures	8,937	506	81	9,524
      Capital and intangible expenditures for the period from August 25, 2004 to December 31, 2004 exclude assets acquired as part of the Acquisition.
     January 1, 2004 to August 24, 2004 (Predecessor)

	Aviation
	Maintenance
	Repair and
	Overhaul	Other Services	Unallocated	Total

Revenues	$491,172	$18,213	$—	$509,385
Income (loss) from operations	63,477	(4,160)	(5,280)	54,037
Depreciation and amortization	13,162	1,067	—	14,229
Capital and intangible expenditures	17,184	890	29	18,103

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
     2003 (Predecessor)

	Aviation
	Maintenance
	Repair and
	Overhaul	Other Services	Unallocated	Total

Revenues	$520,110	$24,919	$—	$545,029
Income (loss) from operations	51,144	(1,230)	(3,478)	46,436
Depreciation and amortization	18,828	857	—	19,685
Total assets	412,237	22,337	148,399	582,973
Goodwill	—	—	74,751	74,751
Capital and intangible expenditures	21,999	598	—	22,597
     2002 (Predecessor)

	Aviation
	Maintenance
	Repair and
	Overhaul	Other Services	Unallocated	Total

Revenues	$437,973	$23,200	$—	$461,173
Income (loss) from operations	39,990	3,262	(3,634)	39,618
Depreciation and amortization	17,386	1,542	—	18,928
Capital and intangible expenditures	39,687	282	—	39,969
      Long-lived assets by country are as follows:

	December 31,

	2004	2003

	(Successor)	(Predecessor)
Property, plant and equipment
United States	$16,151	$21,893
Canada	100,479	85,049
Rest of the world	19,510	22,648

	$136,140	$129,590

Intangible assets
United States	$134,398	$17,294
Canada	98,063	105,528
Rest of the world	4,819	12,034

	$237,280	$134,856

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      Revenues attributed to countries based on location of customer are as follows:

	August 25,
	2004
	(Inception) to	January 1, 2004	Year Ended December 31,
	December 31,	to August 24,
	2004	2004	2003	2002

	(Successor)		(Predecessor)
United States	$207,212	$398,503	$380,940	$311,637
Canada	40,976	46,735	67,700	63,698
Rest of the world	35,928	64,147	96,389	85,838

	$284,116	$509,385	$545,029	$461,173

Significant customers
      Sales to the two customers that contributed to more than 10% of revenues were as follows:

August 25,		Year Ended
2004 to		December 31,
December 31,	January 1, 2004 to
2004	August 24, 2004	2003	2002

(Successor)		(Predecessor)
14.7%	21.4%	22.7%	21.5%
34.2%	36.6%	23.1%	19.5%
      These sales were concentrated in the Aviation Maintenance Repair and Overhaul segment.

15	Subsequent event
      On February 28, 2005, the Company made an optional prepayment of $15 million against the term loans which has been applied against future scheduled payments.

16	Supplemental combining condensed financial statements
      The following schedules present the condensed consolidating financial information as at December 31, 2004 and for the period from August 25, 2004 to December 31, 2004 (Successor) and the condensed combining financial information as at December 31, 2003 and for the period from January 1, 2004 to August 24, 2004 and for each of the two years in the period ended December 31, 2003 (Predecessor). The Successor’s schedules are comprised of the following columns: (a) Standard Aero Holdings, Inc. (Parent); (b) on a combined basis, the wholly-owned subsidiaries, either directly or indirectly, who guarantee the senior subordinated notes (the “Notes”) (Guarantors); (c) on a combined basis, the wholly-owned subsidiaries, either directly or indirectly, which do not guarantee the Notes (Non-Guarantors); and (d) elimination entries to consolidate the parent with the Guarantors and Non-Guarantors that principally consist of entries that eliminate investments in consolidated subsidiaries and intercompany balances and transactions. The parent company and the Guarantors account for their investments in their wholly-owned subsidiaries using the equity method. The Predecessor’s schedules are comprised of the following columns: (a) on a combined basis, the MRO subsidiaries who guarantee the Notes in the Successor Company (MRO Guarantors); (b) on a combined basis, the MRO subsidiaries which do not guarantee the Notes in the Successor Company (MRO Non-Guarantors); and (c) elimination entries to combine the MRO Guarantors and the MRO Non-Guarantors that principally consist of entries that eliminate intercompany balances and transactions. Under the Predecessor structure, the MRO Guarantors did not have any investments in MRO Non-Guarantors. In addition, the accounts of Standard Aero (U.S.) Inc., an MRO Guarantor, do not include two wholly-owned subsidiaries which were not related to the MRO Division.

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
      Separate financial statements of the Guarantor subsidiaries are not presented because their guarantees of the Notes are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosure regarding the Guarantor Subsidiaries are not material to investors. The Guarantor Subsidiaries guarantee the senior subordinated notes issued in connection with the Acquisition.
Condensed Consolidating Statement of Operations (Successor)
For the period from August 25, 2004 to December 31, 2004

		Subsidiary	Subsidiary	Consolidating
	Parent	Guarantors	Non-Guarantors	Adjustments	Total

Revenues	$—	$254,826	$33,897	$(4,607)	$284,116

Operating expenses
Cost of revenues	—	(222,513)	(33,193)	4,607	(251,099)
Selling, general and administrative expense	(1,085)	(14,376)	(6,939)	—	(22,400)
Amortization of intangible assets	—	(3,262)	—	—	(3,262)

Total operating expenses	(1,085)	(240,151)	(40,132)	4,607	(276,761)

Income (loss) from operations	(1,085)	14,675	(6,235)	—	7,355
Interest expense	(12,273)	(1,143)	(290)	—	(13,706)

Income (loss) before income taxes	(13,358)	13,532	(6,525)	—	(6,351)
Benefit (provision) for income taxes	4,603	(3,515)	2,055	—	3,143

Income before equity in earnings of subsidiaries	(8,755)	10,017	(4,470)	—	(3,208)
Equity earnings of subsidiaries	5,547	(4,482)	—	(1,065)	—

Net income (loss)	$(3,208)	$5,535	$(4,470)	$(1,065)	$(3,208)

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Statement of Operations (Predecessor)
For the period from January 1, 2004 to August 24, 2004

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Revenues	$470,367	$43,345	$(4,327)	$509,385

Operating expenses
Cost of revenues	(388,463)	(39,731)	4,327	(423,867)
Selling, general and administrative	(21,994)	(7,652)	—	(29,646)
Amortization of intangible assets	(1,575)	(260)	—	(1,835)

Total operating expenses	(412,032)	(47,643)	4,327	(455,348)

Income (loss) from operations	58,335	(4,298)	—	54,037
Interest expense	(4,367)	(468)	—	(4,835)

Income (loss) before income taxes	53,968	(4,766)	—	49,202
(Provision) benefit for income taxes	(17,567)	1,573	—	(15,994)

Net income (loss)	$36,401	$(3,193)	$—	$33,208

Condensed Combining Statement of Operations (Predecessor)
For the year ended December 31, 2003

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Revenues	$471,773	$75,137	$(1,881)	$545,029

Operating expenses
Cost of revenues	(391,000)	(66,939)	1,881	(456,058)
Selling, general and administrative	(32,571)	(7,212)	—	(39,783)
Amortization of intangible assets	(2,298)	(454)	—	(2,752)

Total operating expenses	(425,869)	(74,605)	1,881	(498,593)

Income from operations	45,904	532	—	46,436
Interest expense	(7,973)	(145)	—	(8,118)

Income before income taxes	37,931	387	—	38,318
Provision for income taxes	(13,046)	(276)	—	(13,322)

Net income	$24,885	$111	$—	$24,996

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Statement of Operations (Predecessor)
For the year ended December 31, 2002

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Revenues	$388,309	$77,300	$(4,436)	$461,173

Operating expenses
Cost of revenues	(327,706)	(59,214)	4,436	(382,484)
Selling, general and administrative	(27,281)	(9,038)	—	(36,319)
Amortization of intangible assets	(2,719)	(33)	—	(2,752)

Total operating expenses	(357,706)	(68,285)	4,436	(421,555)

Income from operations	30,603	9,015	—	39,618
Interest expense	(11,394)	(295)	—	(11,689)

Income before income taxes	19,209	8,720	—	27,929
Provision for income taxes	(7,203)	(3,056)	—	(10,259)

Net income	$12,006	$5,664	$—	$17,670

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Consolidating Balance Sheet (Successor)
December 31, 2004

		Subsidiary	Subsidiary	Consolidating
	Parent	Guarantors	Non-Guarantors	Adjustments	Total

ASSETS
Current assets
Cash and cash equivalents	$4,116	$18,521	$5,254	$—	$27,891
Accounts receivable	4,678	103,254	12,146	—	120,078
Due from related parties	13,352	52,090	3,910	(69,352)	—
Inventories	—	116,390	30,485	—	146,875
Prepaid expenses and other current assets	469	1,411	1,028	—	2,908
Income taxes receivable	4,729	—	4,563	(4,729)	4,563
Deferred income taxes	—	2,670	1,530	—	4,200

Total current assets	27,344	294,336	58,916	(74,081)	306,515

Deferred charges	11,304	9,911	—	—	21,215
Deferred income taxes	—	3,856	—	—	3,856
Property, plant and equipment, net	—	116,630	19,510	—	136,140
Intangible assets, net	—	232,461	4,819	—	237,280
Due to related party		5,117		(5,117)	—
Goodwill	—	249,481	—	—	249,481
Investments in subsidiaries	720,620	37,713	—	(758,333)	—

Total assets	$759,268	$949,505	$83,245	$(837,531)	$954,487

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$5,058	$99,790	$9,854	$—	$114,702
Other accrued liabilities	7,349	5,877	2,506	—	15,732
Due to related parties	50,017	12,291	9,852	(69,352)	2,808
Unearned revenue	—	9,126	3,393	—	12,519
Accrued warranty provision	—	3,784	3,123	—	6,907
Income taxes payable	—	13,126	211	(4,729)	8,608
Current portion of long-term debt	—	1,304	681	—	1,985

Total current liabilities	62,424	145,298	29,620	(74,081)	163,261

Deferred income taxes	—	86,755	5,366	—	92,121
Due to related party	—	—	5,117	(5,117)	—
Long-term debt	485,000	2,261	—	—	487,261

Total liabilities	547,424	234,314	40,103	(79,198)	742,643

Stockholder’s equity
Common stock	—	—	—	—	—
Paid in capital	215,000	709,656	47,612	(757,268)	215,000
Retained earnings (deficit)	(3,208)	5,535	(4,470)	(1,065)	(3,208)
Accumulated other comprehensive income	52	—	—	—	52

Total stockholder’s equity	211,844	715,191	43,142	(758,333)	211,844

Total liabilities and stockholder’s equity	$759,268	$949,505	$83,245	$(837,531)	$954,487

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Balance Sheet (Predecessor)
December 31, 2003

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

ASSETS
Current assets
Cash and cash equivalents	$15,188	$7,510	$—	$22,698
Accounts receivable	62,812	11,104	—	73,916
Due from related parties	7,549	6,314	(13,863)	—
Inventories	110,382	24,487	—	134,869
Prepaid expenses and other current assets	968	567	—	1,535
Income taxes receivable	695	1,099	—	1,794
Deferred income taxes	1,946	718	—	2,664

Total current assets	199,540	51,799	(13,863)	237,476

Deferred charges	1,702	—	—	1,702
Deferred income taxes	4,598	—	—	4,598
Property, plant and equipment, net	106,994	22,596	—	129,590
Intangible assets, net	122,822	12,034	—	134,856
Goodwill	74,751	—	—	74,751

Total assets	$510,407	$86,429	$(13,863)	$582,973

LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
Accounts payable	$66,864	$4,853	$—	$71,717
Other accrued liabilities	5,589	1,495	—	7,084
Due to related parties	6,314	7,549	(13,863)	—
Unearned revenue	4,694	5,557	—	10,251
Accrued warranty provision	4,160	467	—	4,627
Income taxes payable	3,284	216	—	3,500
Deferred income taxes	1,444	144	—	1,588
Current portion of long-term debt	2,619	147	—	2,766

Total current liabilities	94,968	20,428	(13,863)	101,533

Deferred income taxes	54,804	9,800	—	64,604
Long-term debt	170,353	1,066	—	171,419

Total liabilities	320,125	31,294	(13,863)	337,556
Divisional equity	190,282	55,135	—	245,417

Total liabilities and divisional equity	$510,407	$86,429	$(13,863)	$582,973

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Consolidating Statement of Cash Flows (Successor)
For the period from August 25, 2004 to December 31, 2004

		Subsidiary	Subsidiary	Consolidating
	Parent	Guarantors	Non-Guarantors	Adjustments	Total

Cash provided by (used in)
Operating activities
Net income (loss) for the period	$(3,208)	$5,535	$(4,470)	$(1,065)	$(3,208)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	—	8,106	1,018	—	9,124
Amortization of deferred finance charges	1,048	1,451	—	—	2,499
Deferred income taxes	—	(8,831)	(1,742)	—	(10,573)
Equity in earnings of subsidiaries	(5,547)	4,482	—	1,065	—
Changes in assets and liabilities
Accounts receivable	(4,678)	(8,454)	(574)	—	(13,706)
Inventories	—	33,838	6,005	—	39,843
Prepaid expenses	(417)	588	178	—	349
Accounts payable and other current liabilities	12,407	(9,131)	(5,333)	—	(2,057)
Income taxes receivable and payable	(4,729)	2,739	(462)	—	(2,452)

Net cash provided by (used in) operating activities	(5,124)	30,323	(5,380)	—	19,819

Investing activities
Acquisition of rental assets and spare engines	—	(4,454)	(541)	—	(4,995)
Acquisition of property, plant and equipment	—	(4,316)	(213)	—	(4,529)
Proceeds on disposal of rental assets and spare engines	—	2,872	267	—	3,139
Acquisition of MRO Division of Standard Aerospace Group Limited	(699,711)	26,899	8,801	—	(664,011)

Net cash provided by (used in) investing activities	(699,711)	21,001	8,314	—	(670,396)

Financing activities
Repayment of long-term debt	(40,000)	(413)	(213)	—	(40,626)
Proceeds from issuance of long-term debt	525,000	—	—	—	525,000
Issuance of common stock	215,000	—	—	—	215,000
Deferred financing charges	(23,714)	—	—	—	(23,714)
Changes in due to and from related parties	32,665	(32,390)	2,533	—	2,808

Net cash provided by (used in) financing activities	708,951	(32,803)	2,320	—	678,468

Net increase in cash and cash equivalents	4,116	18,521	5,254	—	27,891
Cash and cash equivalents — Beginning of period	—	—	—	—	—

Cash and cash equivalents — End of period	$4,116	$18,521	$5,254	$—	$27,891

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Statement of Cash Flows (Predecessor)
For the period from January 1, 2004 to August 24, 2004

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Cash provided by (used in)
Operating activities
Net income (loss) for the period	$36,401	$(3,193)	$—	$33,208
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,750	2,479	—	14,229
Amortization of deferred finance charges	363	—	—	363
Deferred income taxes	(5,889)	608	—	(5,281)
Changes in assets and liabilities
Accounts receivable	(34,422)	1,983		(32,439)
Inventories	(21,545)	(8,869)	—	(30,414)
Prepaid expenses	(1,031)	(639)	—	(1,670)
Accounts payable and other current liabilities	47,796	8,978	—	56,774
Income taxes receivable and payable	4,680	(3,009)	—	1,671

Net cash provided by (used in) operating activities	38,103	(1,662)	—	36,441

Investing activities
Acquisition of intangibles — licenses	—	(123)	—	(123)
Acquisition of rental assets and spare engines	(8,889)	(897)	—	(9,786)
Acquisition of property, plant and equipment	(8,025)	(169)	—	(8,194)
Proceeds on disposal of rental assets and spare engines	5,822	571	—	6,393
Proceeds on disposals of property, plant and equipment	112	—	—	112

Net cash used in investing activities	(10,980)	(618)	—	(11,598)

Financing activities
Repayment of long-term debt	(793)	(319)	—	(1,112)
Changes in due to and from related parties	(14,619)	3,890		(10,729)

Net cash provided by (used in) financing activities	(15,412)	3,571	—	(11,841)

Net increase in cash and cash equivalents	11,711	1,291	—	13,002
Cash and cash equivalents — Beginning of period	15,188	7,510	—	22,698

Cash and cash equivalents — End of period	$26,899	$8,801	$—	$35,700

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Statement of Cash Flows (Predecessor)
For the year ended December 31, 2003

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Cash provided by (used in)
Operating activities
Net income for the year	$24,885	$111	$—	$24,996
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,418	3,267	—	19,685
Amortization of deferred finance charges	545	—	—	545
Deferred income taxes	9,495	553	—	10,048
Loss on disposal of property, plant and equipment	112	35	—	147
Other	74	—	—	74
Changes in assets and liabilities
Accounts receivable	(14,452)	7,689	—	(6,763)
Inventories	(4,206)	3,328	—	(878)
Prepaid expenses	1,136	(467)	—	669
Accounts payable and other current liabilities	27,049	(5,701)	—	21,348
Income taxes receivable and payable	(3,627)	(1,945)	—	(5,572)

Net cash provided by operating activities	57,429	6,870	—	64,299

Investing activities
Acquisition of intangibles — licenses	(3,250)	—	—	(3,250)
Acquisition of rental assets and spare engines	(9,119)	(1,700)	—	(10,819)
Acquisition of property, plant and equipment	(9,203)	(346)	1,021	(8,528)
Proceeds on disposal of rental assets and spare engines	5,909	271	—	6,180
Proceeds on disposal of property, plant and equipment	97	1,021	(1,021)	97

Net cash used in investing activities	(15,566)	(754)	—	(16,320)

Financing activities
Repayment of long-term debt	(14,542)	(187)	—	(14,729)
Proceeds from issuance of long-term debt	4,900	1,400	—	6,300
Changes in due to and from related parties	(28,170)	(8,489)	—	(36,659)

Net cash used in financing activities	(37,812)	(7,276)	—	(45,088)

Net (decrease) increase in cash and cash equivalents	4,051	(1,160)	—	2,891
Cash and cash equivalents — Beginning of year	11,137	8,670	—	19,807

Cash and cash equivalents — End of year	$15,188	$7,510	$—	$22,698

STANDARD AERO HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
(In thousands)
Condensed Combining Statement of Cash Flows (Predecessor)
For the year ended December 31, 2002

	Subsidiary	Subsidiary	Combining
	Guarantors	Non-Guarantors	Adjustments	Total

Cash provided by (used in)
Operating activities
Net income for the year	$12,006	$5,664	$—	$17,670
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	15,200	3,728	—	18,928
Amortization of deferred finance charges	545	—	—	545
Deferred income taxes	3,856	751	—	4,607
Loss (gain) on disposal of property, plant and equipment	560	(2)	—	558
Other	(74)	—	—	(74)
Changes in assets and liabilities
Accounts receivable	(3,816)	(2,162)	—	(5,978)
Inventories	(15,982)	(6,635)	—	(22,617)
Prepaid expenses	(1,005)	(97)	—	(1,102)
Accounts payable and other current liabilities	(8,064)	(2,488)	—	(10,552)
Income taxes receivable and payable	(1,265)	1,158	—	(107)

Net cash provided by (used in) operating activities	1,961	(83)	—	1,878

Investing activities
Acquisition of rental assets and spare engines	(13,160)	(2,365)	—	(15,525)
Acquisition of property, plant and equipment	(22,649)	(1,795)	—	(24,444)
Proceeds on disposal of rental assets and spare engines	9,461	1,314	—	10,775
Proceeds on disposals of property, plant and equipment	296	3	—	299

Net cash used in investing activities	(26,052)	(2,843)	—	(28,895)

Financing activities
Repayment of long-term debt	(2,828)	—	—	(2,828)
Proceeds from issuance of long-term debt	47,000	—	—	47,000
Changes in due to and from related parties	(33,461)	2,283	—	(31,178)

Net cash provided by financing activities	10,711	2,283	—	12,994

Net decrease in cash and cash equivalents	(13,380)	(643)	—	(14,023)
Cash and cash equivalents — Beginning of year	24,517	9,313	—	33,830

Cash and cash equivalents — End of year	$11,137	$8,670	$—	$19,807

OFFER TO EXCHANGE
$200,000,000 principal amount of its
8 1/4% Senior Subordinated Notes due 2014,
which have been registered under the Securities Act,
for any and all of its outstanding
8 1/4% Senior Subordinated Notes due 2014

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Article Eight of Standard Aero Holdings, Inc.’s Certificate of Incorporation and Standard Aero Canada, Inc.’s Certificate of Incorporation and Article Nine of Standard Aero (US), Inc.’s Certificate of Incorporation, Standard Aero Materials, Inc.’s Certificate of Incorporation, Standard Aero (San Antonio) Inc.’s Certificate of Incorporation, Standard Aero (Alliance) Inc.’s Certificate of Incorporation and Standard Aero Redesign Services Inc.’s Certificate of Incorporation eliminate the liability of directors to the respective company or its stockholders, except for liabilities related to breach of duty of loyalty, actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (“DGCL”) or for any transaction from which the director derived an improper personal benefit.
      Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.
      Article Eight of Standard Aero (US) Legal, Inc.’s Certificate of Incorporation, Standard Aero Materials, Inc.’s Certificate of Incorporation, Standard Aero (San Antonio) Inc.’s Certificate of Incorporation, Standard Aero (Alliance) Inc.’s Certificate of Incorporation and Standard Aero Redesign Services Inc.’s Certificate of Incorporation and the Bylaws of Standard Aero Holdings, Inc., Standard Aero (US) Legal, Inc., Standard Aero, Inc., Standard Aero Materials, Inc., Standard Aero (San Antonio) Inc., Standard Aero (Alliance) Inc., Standard Aero Canada, Inc. and Standard Aero Redesign Services Inc. provide for the indemnification of their directors, officers, employees and agents to the fullest extent permitted by applicable law.
      Article Seven of Standard Aero (US) Inc.’s Certificate of Incorporation provides for the indemnification of all persons whom it may indemnify to the fullest extent permitted by section 145 of the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.
      The Bylaws of Standard Aero, Inc. eliminates the liability of directors and officers to Standard Aero, Inc. for any actions taken in good faith, if such person (i) exercised or used the same degree of diligence, care and skill as an ordinary prudent man would have exercised or used under the circumstances in the conduct of his own affairs or (ii) took, or omitted to take, such action in reliance on advice of counsel for Standard Aero, Inc., or upon statements made or information furnished by employees of Standard Aero, Inc. which the director or officer had reasonable grounds to believe to be true, or upon a financial statement provided by a person in charge of Standard Aero, Inc’s accounts or certified by a public accountant or a firm or public accountants.

      Under the Canada Business Corporations Act (CBCA), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity, of another entity, and his or her heirs and legal representatives (an “indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved by reason of being or having been a director or officer of such corporation or such other entity, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation or such other entity, as the case may be; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the CBCA to such indemnity from the corporation if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or other entity, if he or she fulfills the conditions set out in (i) and (ii), above.
      Not FM Canada Inc.’s and Standard Aero Limited’s bylaws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.
      Not FM Canada Inc.’s and Standard Aero Limited’s bylaws eliminate liability for directors and officers for (i) the acts, omissions, receipts, failures, neglects or defaults of any other director, officer or employee; (ii) joining in any receipt or other act for conformity; (iii) any loss, damage or expense happening through the insufficiency or deficiency of title to any property acquired for or on behalf of the respective company; (iv) the insufficiency or deficiency of any security in or upon which any corporate funds shall be invested; (v) any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any corporate funds, securities or effects shall be deposited; or (vi) any loss occasioned by any error of judgment or oversight on the director or officer’s part, or for any other loss, damage or misfortune whatever which shall happen in the execution of his duties of his office or in relation to his office.
      Under applicable Nova Scotia law, a corporation is permitted to indemnify its officers and directors on terms acceptable to its shareholders subject only to the general common law restrictions based on public policy and restrictions residing under specific legislation of relevant jurisdictions. The Articles of Association of 3091781 Nova Scotia Company, 3091782 Nova Scotia Company and 3091783 Nova Scotia Company indemnify directors and officers for all liabilities, in the absence of any dishonesty on the part of the person, arising by reason of such person’s position at the respective company. Additionally, no director, officer or person who acts at the respective company’s request, in the absence of any dishonesty of such person’s part, shall be liable for the acts, receipts neglects or defaults of another other director, officer or person, or for joining in any receipt or other act for conformity, or for any loss, damage or expense through insufficiency or deficiency of title to any property acquired for or on behalf of the respective company, or through the insufficiency or deficiency of any security in or upon which any of the funds of the respective company are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any funds, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on the part of such person, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of such person or in relation thereto.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits

Exhibit
No.	Description of Exhibit

2.1	Agreement Relating to the Sale And Purchase of the Entire Issued Share Capital of Dunlop Standard Aerospace Group Limited, dated July 5, 2004, by and between Meggitt Acquisition Limited Meggitt plc, Standard Aero Holdings Inc., and the other parties thereto. Schedules and similar attachments to this agreement will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.

2.2	Agreement Relating to the Sale And Purchase of the Entire Issued and Outstanding Capital Stock of Dunlop Standard Aerospace (U.S.), Inc., dated July 5, 2004, by and between Standard Aero Limited, Standard Aero (Asia) Pte Limited, Standard Aero (Australia) Pty Limited And Dunlop Standard Aerospace (Nederland) BV. Schedules and similar attachments to this agreement will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.

2.3	Separation Agreement Relating to the Design And Manufacturing Division and the Engine Repair and Overhaul Division of the Dunlop Standard Aerospace Group, dated as of July 1, 2004, by and among Meggitt Acquisition Limited, Meggitt Plc And Standard Aero Holdings, Inc. Schedules and similar attachments to this agreement will be furnished supplementally to the U.S. Securities and Exchange Commission upon request.

3.1	Certificate of Incorporation of Standard Aero Holdings, Inc.,

3.2	Certificate of Incorporation of Standard Aero (US), Inc.

3.3	Certificate of Amendment to Certificate of Incorporation of Standard Aero (US), Inc.

3.4	Certificate of Incorporation of Standard Aero (US) Legal, Inc.

3.5	Certificate of Amendment to Certificate of Incorporation of Standard Aero (US) Legal, Inc.

3.6	Certificate of Incorporation of Standard Aero, Inc.

3.7	Certificate of Amendment to Certificate of Incorporation of Standard Aero, Inc.

3.8	Certificate of Incorporation of Standard Aero Materials, Inc.

3.9	Certificate of Amendment to Certificate of Incorporation of Standard Aero Materials, Inc.

3.10	Certificate of Incorporation of Standard Aero (San Antonio) Inc.

3.11	Certificate of Incorporation of Standard Aero (Alliance) Inc.

3.12	Certificate of Incorporation of Standard Aero Canada, Inc.

3.13	Certificate of Incorporation of Standard Aero Redesign Services Inc.

3.14	Memorandum of Association of 3091781 Nova Scotia Company.

3.15	Memorandum of Association of 3091782 Nova Scotia Company.

3.16	Memorandum of Association of 3091783 Nova Scotia Company.

3.17	Bylaws of Standard Aero Holdings, Inc.

3.18	Bylaws of Standard Aero, Inc.

3.19	Bylaws of Standard Aero (US), Inc.

3.20	Bylaws of Standard Aero (US) Legal, Inc.

3.21	Bylaws of Standard Aero, Inc.

3.22	Bylaws of Standard Aero Materials, Inc.

3.23	Bylaws of Standard Aero (San Antonio) Inc.

3.24	Bylaws of Standard Aero (Alliance) Inc.

3.25	Bylaws of Standard Aero Canada, Inc.

3.26	Bylaws of Standard Aero Redesign Services Inc.

3.27	Articles of Association of 3091781 Nova Scotia Company.

3.28	Articles of Association of 3091782 Nova Scotia Company.

3.29	Articles of Association of 3091783 Nova Scotia Company.

Exhibit
No.		Description of Exhibit

3.30		Bylaws of Standard Aero Limited.

3.31		Bylaws of Not FM Canada Inc.

4.1		Senior Subordinated Note Indenture with respect to the 8 1/4% Senior Subordinated Notes due 2014, between Standard Aero Holdings, Inc., Wells Fargo Bank Minnesota, National Association, as trustee, and the Guarantors listed on the signature pages thereto, dated as of August 20, 2004.

4.2		Supplemental Indenture, dated as of August 24, 2004, among Dunlop Standard Aerospace (Nederland) BV and Standard Aero BV, Standard Aero Holdings, Inc. and Wells Fargo Bank, National Association, as trustee.

4.3		Supplemental Indenture, dated as of August 24, 2004, among Dunlop Standard Aerospace (US) Inc., Dunlop Standard Aerospace (US) Legal Inc., Standard Aero, Inc., Dunlop Aerospace Parts, Inc., Standard Aero (San Antonio) Inc., Standard Aero (Alliance) Inc., Standard Aero Canada, Inc., 3091781 Nova Scotia Company, 3091782 Nova Scotia Company, 3091783 Nova Scotia Company, Standard Aero Limited, Not FM Canada Inc., Standard Aero Holdings, Inc. and Wells Fargo Bank, National Association, as trustee.

4.4		Supplemental Indenture, dated as of March 3, 2005, among Standard Aero (US), Inc. (f/k/a Dunlop Standard Aerospace (U.S.) Inc.); Standard Aero (US) Legal, Inc. (f/k/a Dunlop Standard Aerospace (US) Legal, Inc.); Standard Aero Inc.; Standard Aero Materials, Inc. (f/k/a Dunlop Aerospace Parts Inc.); Standard Aero (San Antonio) Inc.; Standard Aero (Alliance) Inc.; Standard Aero Canada, Inc.; 3091781 Nova Scotia Company; 3091782 Nova Scotia Company; 3091783 Nova Scotia Company; Standard Aero Limited; Not FM Canada Inc.; Standard Aero (Netherlands) B.V. (f/k/a Dunlop Standard Aerospace (Nederland) BV) and Standard Aero BV, Standard Aero Holdings, Inc. and Wells Fargo Bank, National Association, as trustee.

4.5		Supplemental Indenture, dated as of March 31, 2005, among Standard Aero (US), Inc. (f/k/a Dunlop Standard Aerospace (U.S.) Inc.); Standard Aero (US) Legal, Inc. (f/k/a Dunlop Standard Aerospace (US) Legal, Inc.); Standard Aero Inc.; Standard Aero Materials, Inc. (f/k/a Dunlop Aerospace Parts Inc.); Standard Aero (San Antonio) Inc.; Standard Aero (Alliance) Inc.; Standard Aero Canada, Inc.; 3091781 Nova Scotia Company; 3091782 Nova Scotia Company; 3091783 Nova Scotia Company; Standard Aero Limited; Not FM Canada Inc. and Standard Aero Redesign Services Inc., Standard Aero Holdings, Inc. and Wells Fargo Bank, National Association, as trustee.

4.6		Form of 8 1/4% Senior Subordinated Notes due 2014 (included in exhibit 4.1).

4.7		Registration Rights Agreement among Standard Aero Holdings, Inc., each of the Subsidiary Guarantors listed on Schedule A thereto, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Credit Suisse First Boston LLC, dated as of August 20, 2004.

4.8		Purchase Agreement between Standard Aero Holdings, Inc. and the initial purchasers named in Schedule I thereto, dated August 17, 2004.

5	.1*	Opinion of Latham & Watkins LLP regarding the validity of the exchange notes.

5	.2*	Opinion of Aikins MacAulay & Thorvaldson LLP.

5	.3*	Opinion of Stewart McKelvey Stirling Scales.

10.1		Credit Agreement, dated as of August 20, 2004, by and among Standard Aero Holdings, Inc., the lenders party thereto, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, JPMorgan Chase Bank, as administrative agent, and Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agent.

10.2		Guarantee and Collateral Agreement, dated as of August 24, 2004, made by Standard Aero Acquisition Holdings, Inc., Standard Aero Holdings, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, as administrative agent.

10.3		CDN Guarantee and Collateral Agreement, dated as of August 24, 2004, made by Standard Aero Limited, Not FM Canada, 3091781 Nova Scotia Company, 3091782 Nova Scotia Company, 3091783 Nova Scotia Company and 6269044 Canada Inc. in favor of JPMorgan Chase Bank, as administrative agent.

10	.4*	Management Agreement among Standard Aero Holdings, Inc. and TC Group, L.L.C. dated August 20, 2004

10.5		Service Agreement between Standard Aero Limited and David W. Shaw, dated as of October 1, 1998.

Exhibit
No.		Description of Exhibit

10.6		Amendment to Service Agreement between Standard Aero Limited and David W. Shaw, dated as of March 10, 2004.

10.7		Employment Agreement between Standard Aero Limited and Paul Soubry, dated as of June 7, 2002.

10.8		Amendment to Employment Agreement between Standard Aero Limited and Paul Soubry, dated as of March 10, 2004.

10.9		Employment Agreement between Standard Aero vof and Rene van Doorn, dated as of June 10, 2002.

10.10		Amendment to Employment Agreement between Standard Aero vof and Rene van Doorn, dated as of March 10, 2004.

10.11		Employment Agreement between Standard Aero Limited and Bradley Bertouille, dated as of June 17, 2002.

10.12		Amendment to Employment Agreement between Standard Aero Limited and Bradley Bertouille, dated as of March 10, 2004.

10.13		Employment Agreement between Standard Aero Limited and Edward Richmond, dated as of June 17, 2002.

10.14		Amendment to Employment Agreement between Standard Aero Limited and Edward Richmond, dated as of March 10, 2004.

10.15		Stock Option and Purchase Plan of Standard Aero Acquisition Holdings, Inc.

10.16		Stockholders Agreement, dated as of December 22, 2004, by and between Standard Aero Acquisition Holdings, Inc., Carlyle Partners III, L.P. and David Shaw.

10.17		Stockholders Agreement, dated as of December 22, 2004, by and between Standard Aero Acquisition Holdings, Inc., Carlyle Partners III, L.P. and Paul Soubry.

10.18		Stockholders Agreement, dated as of December 22, 2004, by and between Standard Aero Acquisition Holdings, Inc., Carlyle Partners III, L.P. and Rene van Doorn.

10.19		Stockholders Agreement, dated as of December 22, 2004, by and between Standard Aero Acquisition Holdings, Inc., Carlyle Partners III, L.P. and Bradley Bertouille.

10.20		Stockholders Agreement, dated as of December 22, 2004, by and between Standard Aero Acquisition Holdings, Inc., Carlyle Partners III, L.P. and Edward Richmond.

10	.21*	Heavy Maintenance Center Agreement between Allison Gas Turbine Division, General Motors Corporation (now known as Rolls-Royce Corp.) and Standard Aero Limited, dated January 21, 1993.

10	.22*	T56 Engine and Accessories Support Subcontract No. LMKAC-98-0001 between Standard Aero (San Antonio) Inc. and Lockheed Martin Kelly Aircraft Center, dated September 23, 1998.

10	.23*	Amendment No. 24 to Subcontract No. LMKAC-98-0001 between Standard Aero and Lockheed, dated as of May 2, 2002.

10	.24*	Amendment No. 36 to Subcontract No. LMKAC-98-0001 between Standard Aero and Lockheed dated as of November 24, 2003.

12.1		Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1		List of Subsidiaries.

23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2		Consent of Stikeman Elliott LLP (included in Exhibit 5.2).

23.7		Consent of PricewaterhouseCoopers LLP.

24.1		Powers of Attorney (included in the signature pages to this registration statement).

25	.1*	Statement of Eligibility of Trustee with respect to the Senior Subordinated Notes Indenture.

99	.1*	Form of Letter of Transmittal, with respect to the Exchange Offer.

99	.2*	Form of Notice of Guaranteed Delivery, with respect to the old notes and exchange notes.

99	.3*	Form of Letter to DTC Participants Regarding the Exchange Offer.

99	.4*	Form of Letter to Beneficial Holders Regarding the Exchange Offer.

* To be filed by amendment.
      (b) Financial Statement Schedules
      Schedules to the financial statements and the notes and other materials related thereto have been included on page S-2.

Item 22.	Undertakings.
      The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      The undersigned registrants hereby undertake that every prospectus (1) that is filed pursuant to the immediately preceding paragraph or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.
      The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

STANDARD AERO HOLDINGS, INC.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer and Director
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Peter J. Clare Peter J. Clare	Director	April 27, 2005

/s/ Allan Holt Allan Holt	Director	April 27, 2005

/s/ Adam Palmer Adam Palmer	Director	April 27, 2005

/s/ Andrew Shinn Andrew Shinn	Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero (US), Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero (US) Legal, Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero, Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Paul Soubry Paul Soubry	President and Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero Materials, Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Paul Soubry Paul Soubry	President and Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero (San Antonio) Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director(Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Paul Soubry Paul Soubry	President and Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero (Alliance) Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Paul Soubry Paul Soubry	President and Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero Canada, Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Paul Soubry Paul Soubry	President and Director	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

3091781 Nova Scotia Company

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

3091782 Nova Scotia Company

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

3091783 Nova Scotia Company

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero Limited

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Not FM Canada Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director (Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on April 27, 2005.

Standard Aero Redesign Services Inc.

By:	/s/ David Shaw

Name: David Shaw

Title:	Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Shaw and Bradley Bertouille, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

/s/ David Shaw David Shaw	Chief Executive Officer and Director(Principal Executive Officer)	April 27, 2005

/s/ Bradley Bertouille Bradley Bertouille	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	April 27, 2005

/s/ Edward Richmond Edward Richmond	Senior Vice President, Strategy & Business Development and Director	April 27, 2005

Report of Independent Registered Public Accounting Firm
To the Stockholder of
Standard Aero Holdings, Inc.
      Our audit of the consolidated financial statements of Standard Aero Holdings, Inc. (Successor) as of December 31, 2004 and for the period from August 25, 2004 to December 31, 2004 referred to in our report dated March 31, 2005 except for Note 16 which is as of April 26, 2005, and our audits of the combined financial statements of the MRO Division of Dunlop Standard Aerospace Group Limited (Predecessor) as of December 31, 2003 and for the period from January 1, 2004 to August 24, 2004 and the years ended December 31, 2003 and December 31, 2002 referred to in our report dated March 31, 2005, except for note 16, which is at April 26, 2005, appearing elsewhere in this Registration Statement also included an audit of the financial statement schedule listed in Item 21(b) of the Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.
Chartered Accountants
Winnipeg, Manitoba, Canada
March 31, 2005

S-1

Standard Aero Holdings Inc.
Valuation and Qualifying Accounts and Reserves
Years ended December 31, 2002, 2003,
and for the periods from January 1, 2004 to August 24, 2004
and from August 25, 2004 to December 31, 2004

	Beginning Balance	Charges to Costs	Charges to		Ending Balance
Description	at Dec 31, 2001	and Expenses	Other Accounts	Deductions	at Dec 31, 2002

	(Predecessor)
Allowance for Doubtful accounts	$(1,398)	$(1,567)	$—	$(130)	$(3,095)
Inventory Valuations	(7,955)	(14,232)	—	14,107	(8,080)

	Beginning Balance	Charges to Costs	Charges to		Ending Balance
Description	at Jan 1, 2003	and Expenses	Other Accounts	Deductions	at Dec 31, 2003

	(Predecessor)
Allowance for Doubtful accounts	$(3,095)	$(851)	$—	$167	$(3,779)
Inventory Valuations	(8,080)	(10,941)	—	10,351	(8,670)

	Beginning Balance	Charges to Costs	Charges to		Ending Balance
Description	at Jan 1, 2004	and Expenses	Other Accounts	Deductions	at Aug 24, 2004

	(Predecessor)
Allowance for Doubtful accounts	$(3,779)	$(1,020)	$—	$1,305	$(3,494)
Inventory Valuations	(8,670)	(7,453)	—	7,436	(8,687)
Provision for Loss contracts	—	(2,700)	—	—	(2,700)

	Acquired at	Charges to Costs	Charges to		Ending Balance
Description	Aug 25, 2004	and Expenses	Other Accounts	Deductions	at Dec 31, 2004

	(Successor)
Allowance for Doubtful accounts	$—	$(510)	$(3,494)	$72	$(3,932)
Inventory Valuations	—	(2,336)	—	2,304	(32)
Provision for Loss contracts	(2,700)	(1,745)	—	449	(3,996)

S-2